SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the registrant ☒  Filed by a party other than the registrant ☐

Check the appropriate box:

☒	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material pursuant to Rule 14a—12

The Stephan Co.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
The Stephan Co. common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies: 3,259,971 shares of common stock, par value $0.01 per share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based upon the product of 3,259,971 shares of common stock and the merger consideration of $4.60 per share. In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the amount calculated pursuant to the preceding sentence by 1/50 of one percent.

(4)	Proposed maximum aggregate value of transaction: $14,995,867

(5)	Total fee paid: $2,999.17

☒	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: $2,933.97

(2)	Form, Schedule or Registration Statement No.: Schedule 14A

(3)	Filing Party: The Stephan Co.

(4)	Date Filed: November 24, 2003

THE STEPHAN CO.

1850 West McNab Road

Fort Lauderdale, FL 33309

To Our Stockholders:

You are cordially invited to attend the annual meeting of the stockholders of The Stephan Co. (“Stephan”) to be held on                     , 2004, at              p.m., local time, at our corporate offices at 1850 West McNab Road, Fort Lauderdale, Florida 33309. A notice of the annual meeting, a proxy statement and a proxy card are enclosed. Please read the enclosed proxy statement carefully as it sets forth details of the proposed merger and other important information relating to the merger, and the election of directors and ratification of our independent auditors in the event the proposed merger is not approved, and the annual meeting.

At the annual meeting, we will ask you to adopt and approve a Second Amended and Restated Agreement and Plan of Merger, dated as of March 24, 2004, pursuant to which Gunhill Enterprises, Inc. (“Gunhill”) will merge into Stephan. Gunhill Enterprises, Inc., formed solely for the purpose of effecting the merger, is a wholly-owned subsidiary of Eastchester Enterprises, Inc. (“Eastchester”). Eastchester is owned by Frank F. Ferola, Thomas M. D’Ambrosio, Shouky A. Shaheen and John DePinto. Frank F. Ferola also serves as Chairman and Chief Executive Officer of Stephan. The acquisition group, which includes Eastchester, Gunhill, Frank F. Ferola, Thomas M. D’Ambrosio, Shouky A. Shaheen and John DePinto, owns 26.1% of Stephan’s outstanding common stock.

Upon the adoption and approval of the merger agreement and the completion of the merger, each outstanding share of common stock, except for shares held by the members of the acquisition group, will be canceled and converted into the right to receive $4.60 in cash. After the merger, Stephan will be privately held and wholly-owned by the acquisition group. A copy of the merger agreement is attached to the proxy statement as Appendix A and we urge you to read it in its entirety.

A special committee of our board of directors, comprised solely of directors who are not officers or employees of our company, was formed to consider and evaluate the proposed merger. For additional detail regarding the “independence” of the members of the special committee, see page          , Special Factors – Background of the Merger . The special committee has unanimously recommended to our board of directors that the merger agreement be approved. In connection with its evaluation of the merger, the special committee engaged SunTrust Robinson Humphrey Capital Markets (“Robinson Humphrey”) as its financial advisor to render an opinion to the special committee as to the fairness of the consideration to be received in the proposed merger by the unaffiliated common stockholders of Stephan. Robinson Humphrey has rendered its opinion dated as of March 15, 2004, to the effect that, as of that date and based upon and subject to the limitations and qualifications set forth in the opinion, the consideration to be received in the merger by the unaffiliated shareholders is fair to those shareholders from a financial point of view. The written opinion of Robinson Humphrey is attached to the proxy statement as Appendix B, and you should read it carefully.

Based on the unanimous recommendation of the special committee, our board has unanimously approved and declared the advisability of the merger agreement, and has unanimously determined that the merger consideration described above is fair to our unaffiliated shareholders and that the merger is advisable and in the best interests of Stephan and its unaffiliated shareholders . We unanimously recommend that you vote “FOR” the merger agreement and the merger.

As also discussed in the proxy statement, if the proposed merger is not approved, you will be asked to elect a board of directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified and to approve the appointment of our independent auditors.

We unanimously recommend adoption of all other matters to be submitted to the shareholders at the annual meeting.

Whether or not you plan to attend the annual meeting, please promptly complete, date, sign and return the enclosed proxy card in the enclosed prepaid envelope. Your failure to either return a properly executed proxy card or vote at the annual meeting will have the same effect as a vote against the merger.

If the merger is consummated, you will receive instructions for surrendering your Stephan stock certificates and a letter of transmittal to be used for this purpose. You should not submit your stock certificates for exchange until you have received the instructions and the letter of transmittal.

Sincerely,

Frank F. Ferola Chairman of the Board and Chief Executive Officer

This proxy statement is dated             , 2004 and was first mailed to Stephan stockholders on or about             , 2004.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT ATTACHED HERETO. ANY REPRESENTATIONS TO THE CONTRARY ARE UNLAWFUL.

THE STEPHAN CO.

1850 West McNab Road

Fort Lauderdale, FL 33309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2004

To Our Stockholders:

An annual meeting of the stockholders of The Stephan Co. will be held on             , 2004, at             , local time, at the corporate offices of Stephan at 1850 West McNab Road, Fort Lauderdale, Florida 33309, for the following purposes:

1.	To consider and vote upon a proposal to adopt and approve the Second Amended and Restated Agreement and Plan of Merger, dated as of March 24, 2004, by and among Eastchester Enterprises, Inc., a Florida corporation, Gunhill Enterprises, Inc., a Florida corporation and a wholly-owned subsidiary of Eastchester, and Stephan. Under the terms of the merger agreement, upon the adoption and approval of the merger agreement by holders of Stephan common stock and the completion of the merger: (i) Gunhill Enterprises, Inc. will merge into Stephan, with Stephan continuing as the surviving corporation and (ii) each outstanding share of Stephan common stock will be canceled and converted into the right to receive $4.60 in cash, except for shares of Stephan common stock held by Eastchester, Frank F. Ferola (our Chairman and Chief Executive Officer), Thomas M. D’Ambrosio, Shouky A. Shaheen and John DePinto. A copy of the merger agreement is attached to the proxy statement as Appendix A;

2.	In the event the proposed merger is not approved, to consider and vote upon a slate of nominees to serve as our directors until the next annual meeting of shareholders or until their successors are elected and qualified;

3.	In the event the proposed merger is not approved, to approve the appointment of our independent auditors; and

4.	To vote to adjourn the meeting, if necessary.

We have specified             , 2004, at the close of business, as the record date for the purpose of determining the Stephan common stockholders who are entitled to receive notice of and to vote at the annual meeting. A list of the Stephan common stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at the annual meeting. For ten days prior to the annual meeting, this stockholder list will also be available for inspection by stockholders at our corporate offices at 1850 West McNab Road, Fort Lauderdale, Florida 33309, during ordinary business hours.

For a more complete statement regarding the matters to be acted upon at the annual meeting, please read the proxy statement and the other materials concerning Stephan and the merger, which are mailed with this notice.

The adoption and approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Stephan common stock held by stockholders of record on the record date. The acquisition group owned, as of the record date, an aggregate of 1,150,606 shares of Stephan common stock, constituting approximately 26.1% of the outstanding shares of Stephan common stock entitled to vote at the annual meeting. The acquisition group has indicated to our board of directors its intention to vote in favor of adopting and approving the merger agreement.

Acting upon the unanimous recommendation of a special committee of our board of directors, comprised solely of directors who are not officers or employees of Stephan, our board of directors has unanimously determined that the consideration to be received in the merger by the unaffiliated shareholders of Stephan is, from a financial point of view, fair to such stockholders. Our board of directors unanimously recommends that you vote “FOR” adoption and approval of the merger agreement.

Your vote is important. Whether or not you plan to attend the annual meeting and regardless of the number of shares of Stephan common stock that you own, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. Failure to return a properly executed proxy card or vote at the annual meeting will have the same effect as a vote against the merger and the merger agreement.

Your proxy is revocable and will not affect your right to vote in person if you decide to attend the annual meeting. Simply attending the annual meeting, however, will not revoke your proxy. For an explanation of the procedures for revoking your proxy, see page 12 setting forth the sections of the proxy statement captioned Annual Meeting - Voting and Revocation@ and “Annual Meeting - Solicitation of Proxies.” Returning your proxy card without indicating how you want to vote will have the same effect as a vote “FOR” the adoption and approval of the merger agreement.

The merger is described in the enclosed proxy statement, which you are urged to read carefully. In addition, you may obtain information about Stephan from documents that Stephan has filed with the Securities and Exchange Commission, including the Schedule 13E-3 transaction statement filed in connection with the merger.

By Order of the Board of Directors,

Frank F. Ferola Chairman of the Board and Chief Executive Officer

Ft. Lauderdale, Florida

                    , 2004

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHAT ARE WE VOTING ON?

A:	Whether to adopt and approve a Second Amended and Restated Agreement and Plan of Merger (the “merger agreement”) by and among Eastchester, Gunhill Enterprises, Inc. (a newly formed, wholly-owned subsidiary of Eastchester) and Stephan, pursuant to which Gunhill Enterprises, Inc. will merge into Stephan, with Stephan continuing as the surviving corporation.

Q:	WHAT ARE THE RELATIONSHIPS AMONG THE PARTIES TO THE MERGER AGREEMENT?

A:	Eastchester, the proposed acquiror of Stephan, formed Gunhill Enterprises, Inc. as its wholly-owned subsidiary solely for the purpose of effecting the merger. Eastchester is owned by Frank F. Ferola, Thomas M. D’Ambrosio, Shouky A. Shaheen and John DePinto, all of whom are directors of Stephan. Frank F. Ferola is also a director and executive officer of Eastchester and Gunhill Enterprises, Inc., and the Chairman and Chief Executive Officer of Stephan. Eastchester, Gunhill and Messrs. Ferola, D’Ambrosio, Shaheen and DePinto, together own approximately 26.1% of the outstanding shares of Stephan common stock. In this proxy statement, the term “acquisition group” refers to Eastchester, Gunhill and Messrs. Ferola, D’Ambrosio, Shaheen and DePinto.

Q:	ARE THERE CONDITIONS TO THE COMPLETION OF THE MERGER?

A:	Yes. Before completion of the transactions contemplated by the merger agreement, Stephan and Eastchester must fulfill or waive several closing conditions, including adoption and approval of the merger agreement by the holders of Stephan common stock, the accuracy of representations and warranties made by the parties, the absence of certain material adverse effects on Stephan and other customary closing conditions. If these conditions are not satisfied or waived, the merger will not be completed even if the holders of Stephan common stock vote to adopt and approve the merger agreement and the merger.

Q:	WHAT VOTE IS REQUIRED TO ADOPT AND APPROVE THE MERGER AGREEMENT AND THE MERGER?

A:	The affirmative vote of the holders of a majority of all outstanding shares of Stephan common stock is required to adopt and approve the merger agreement and the merger. The acquisition group has indicated to our board of directors its intention to vote in favor of the approval of the merger agreement and the merger. A vote of the majority of the unaffiliated shareholders is not required under our Articles of Incorporation or Florida law. Our board did not believe that a vote of the majority of the unaffiliated shareholders was necessary to ensure that the merger was fair to the unaffiliated shareholders based upon the fact that the acquisition group owns only 26.1% of the outstanding shares of Stephan common stock and, accordingly, an additional 24% vote is required to approve the merger. In addition, our board believes that sufficient procedural safeguards (described in detail in this proxy statement) are in place to ensure the fairness of the merger to the unaffiliated shareholders. See page 34 (Stephan’s Position as to the Fairness of the Merger).

Q:	WHAT WILL BE THE EFFECT OF THE MERGER?

A:	After the merger, Stephan will no longer be a publicly held corporation, you will no longer own any Stephan stock, and the acquisition group will own 100% of Stephan’s stock.

i

Q:	IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY STEPHAN COMMON STOCK?

A:	If the merger is completed, each of your shares of Stephan common stock will be automatically canceled and converted into the right to receive $4.60 in cash, without interest or any other payment thereon. See page 41 (The Merger—Payment of Merger Consideration and Surrender of Stock Certificates).

Q:	IF THE MERGER IS COMPLETED, WHAT WILL THE ACQUISITION GROUP RECEIVE FOR ITS STEPHAN COMMON STOCK?

A:	If the merger is completed, each share of Stephan common stock held by the acquisition group will remain outstanding and the acquisition group will not receive any consideration for its shares of Stephan common stock.

Q:	WHAT DOES OUR BOARD OF DIRECTORS RECOMMEND REGARDING THE MERGER AGREEMENT?

A:	After receiving the unanimous recommendation of a special committee of our board of directors, consisting solely of directors who are not officers or employees of Stephan, our board of directors unanimously determined that the terms of the merger are advisable, fair to, and in the best interests of, Stephan’s unaffiliated shareholders. Our board of directors unanimously recommends that you vote “FOR” the adoption and approval of the merger and the merger agreement.

Q:	WHY DID OUR BOARD OF DIRECTORS FORM THE SPECIAL COMMITTEE?

A:	Our board of directors formed the special committee because of the interests Messrs. Ferola, D’Ambrosio, Shaheen and DePinto have in both Stephan and Eastchester. Each is a director of Stephan. In addition, Mr. Ferola is the Chairman and Chief Executive Officer of Stephan, the proposed target, as well as a director, senior executive officer and an owner of Eastchester, the proposed acquiror. The two members of the special committee (Curtis Carlson and Leonard Genovese) are directors of Stephan who are neither officers nor employees of Stephan or Eastchester and are not affiliates of Eastchester. See page ____ (Conflicts of Interest).

Q:	WHAT SHOULD I DO NOW? HOW DO I VOTE?

A:	After you read and consider carefully the information contained in this proxy statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the annual meeting. Failure to return your proxy or vote in person at the meeting will have the same effect as a vote against the adoption and approval of the merger and the merger agreement.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See page 12 (Annual Meeting—Voting and Revocation of Proxies).

Q:	CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes, you can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, we must receive your notice of revocation or your new proxy card before the vote is taken at the annual meeting. Third, you can attend the annual meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. See page 12 (Annual Meeting - Voting and Revocation of Proxies).

Q:	AM I ENTITLED TO APPRAISAL RIGHTS?

A:	No. Because our common stock was listed on the American Stock Exchange on the record date, you do not have appraisal rights under Florida law.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. If the merger agreement is adopted and approved, then shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Eastchester’s payment agent. You should use the letter of transmittal to exchange your stock certificates for the merger consideration to which you are entitled as a result of the merger. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS. You should follow the procedures described in page 41 (The Merger - Payment of Merger Consideration and Surrender of Stock Certificates).

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	We are working towards completing the merger as soon as possible. For the merger to occur, it must be adopted and approved by our stockholders and certain other customary closing conditions must be fulfilled or waived (to the extent permitted by law). If this and other conditions are either fulfilled or waived (to the extent permitted by law), we expect to complete the merger on or about August 2, 2004, which in any event, will be no more than five business days after these conditions have been fulfilled or waived (to the extent permitted by law).

Q:	WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A:	The receipt of cash in exchange for your stock surrendered in the merger will constitute a taxable transaction for U.S. federal income tax purposes and under most state, local, foreign and other tax laws. In general, a stockholder who surrenders common stock pursuant to the merger will recognize a gain or loss equal to the difference, if any, between $4.60 per share and such stockholder’s adjusted tax basis in such share. We urge you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances as well as the foreign, state and local tax consequences of the disposition of shares in the merger. To review the tax considerations of the merger in greater detail see page 36 (Special Factors - Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders).

Q:	WHO CAN HELP ANSWER MY OTHER QUESTIONS?

A:	If you have more questions about the merger, you should contact David A. Spiegel, Chief Financial Officer:

The Stephan Co.

1850 West McNab Road

Fort Lauderdale, Florida 33309

Telephone: 954-971-0600

Facsimile: 954-974-2109

SUMMARY TERM SHEET

This term sheet highlights all material information from this proxy statement. Nonetheless, to understand the merger fully, you should read carefully this entire proxy statement, the appendices and the additional documents referred to in this proxy statement. In this proxy statement, the terms “Stephan”, “we”, “us” and “our” refer to The Stephan Co. In this proxy statement, the term “Eastchester” refers to Eastchester Enterprises, Inc., and “Gunhill” refers to Gunhill Enterprises, Inc. In this proxy statement, the terms the “acquisition group” and “Eastchester and its affiliates” refer to Eastchester, Gunhill, Frank F. Ferola, Thomas M. D’Ambrosio, Shouky A. Shaheen, John DePinto and any entity that is controlled by Eastchester.

THE ANNUAL MEETING DATE, TIME AND PLACE (PAGE 11)

Proposals to be Considered at the Annual Meeting

The annual meeting of common stockholders of The Stephan Co. will be held on                     , 2004 at              p.m. local time, at our corporate offices at 1850 West McNab Road, Fort Lauderdale, Florida 33309. At the annual meeting, you are being asked to adopt and approve the merger agreement pursuant to which Gunhill, a wholly-owned Eastchester subsidiary formed solely for the purpose of effecting the merger, will be merged into Stephan. Stephan will continue as the surviving corporation. For additional information about the merger, see pages 40-43 (The Merger). For additional information about the merger agreement see pages 46-54 (The Merger Agreement).

Stephan has not held an annual meeting of its stockholders since September 1, 2000. Accordingly, annual meeting materials, i.e., to consider the election of a Board of Directors, has been included in this proxy statement. See page 60 (Election of Directors). In the event that the merger transaction is not approved by the requisite vote of Stephan’s stockholders, the election of a Board of Directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified, will be submitted to the stockholders along with an opportunity to ratify (or not) the appointment of Stephan’s independent certified public accountants. On April 8, 2004, Stephan received a “warning letter” and request for additional information from the American Stock Exchange regarding Stephan’s non-compliance with one of its continued listing standards. Receipt of this letter was disclosed by Stephan in its Current Report on Form 8-K filed on April 15, 2004. On April 23, 2004, Stephan provided the requested additional information to the American Stock Exchange. If the proposed merger is not approved, Stephan will proceed with the election of directors and this election will satisfy the principal objection raised in the warning letter.

In the event the proposed merger is not approved, you will be asked to consider and vote upon a slate of nominees to serve as our directors until the next annual meeting of shareholders or until their successors are elected and qualified. In addition, in the event the proposed merger is not approved, you will be asked to approve the appointment of our independent auditors.

Record Date for Voting

Only holders of record of shares of common stock of Stephan at the close of business on                     , 2004 are entitled to notice of and to vote at the annual meeting. On that date, there were              holders of record of common stock, and 4,410,577 shares of our common stock outstanding. Each share of common stock entitles the holder to cast one vote at the annual meeting. For additional information about the record date for voting see page 12 (Annual Meeting - Voting Rights; Vote Required for Adoption and Approval).

Procedures Relating to Your Vote at the Annual Meeting

The presence, in person or by proxy, of the holders of a majority of all outstanding shares of Stephan common stock as of the record date is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of all outstanding shares of Stephan common stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the adoption and approval of the merger agreement. With respect to the election of directors and ratification of the appointment of our independent auditors, a plurality of votes is required. Abstentions and votes withheld by brokers in the absence of instructions from street name holders will be counted for purposes of determining whether a quorum is present and will have no effect on the election of directors or approval of the appointment of our independent auditors.

You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the annual meeting, even if you plan to attend the meeting in person. Unless contrary instructions are indicated on your proxy, all of your shares represented by valid proxies will be voted “FOR” the adoption and approval of the merger agreement.

If your shares are held in “street name” by your broker, your broker will vote your shares, but only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

You can revoke your proxy and change your vote in any of the following ways:

•	deliver to our secretary at our corporate offices at 1850 West McNab Road, Fort Lauderdale, Florida 33309, on or before the business day prior to the annual meeting, a later dated, signed proxy card or a written revocation of your proxy;

•	deliver a later dated, signed proxy card or a written revocation to us at the annual meeting;

•	attend the annual meeting and vote in person. Your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting; or

•	if you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions. For additional information regarding the procedure for delivering your proxy see pages 12-13 (Annual Meeting - Voting and Revocation of Proxies and Annual Meeting - Solicitation of Proxies).

APPRAISAL RIGHTS (PAGE 11)

Pursuant to the Florida Business Corporation Act, because our shares were listed on the American Stock Exchange as of the record date, shareholders do not have appraisal rights whether they vote for or against the merger.

PURPOSES AND STRUCTURE OF THE MERGER (PAGE 35)

The principal purposes of the merger are to permit Stephan stockholders to realize a price for their shares in an amount substantially in excess of the market price at which their shares traded just prior to the initial announcement of the signing of the merger agreement (this price is 34.1% greater than the average closing price at which their shares traded for the one year period prior to the initial announcement of the signing of the merger agreement) and to permit the acquisition group to increase its ownership of Stephan from approximately 26.1% to 100%.

The proposed transaction has been structured as a going private merger of Gunhill Enterprises, Inc. into Stephan. Stephan will be the surviving corporation in the merger and, upon completion of the merger, will be a privately held wholly-owned subsidiary of the acquisition group. The transaction has been structured as a going private transaction to permit the acquisition group to own 100% of a privately held corporation and as a merger in order to provide the unaffiliated shareholders of common stock with cash for all of their shares. See page 35 (Special Factors—Purposes and Structure of the Merger).

CONSIDERATION TO BE OFFERED TO OUR STOCKHOLDERS (PAGE 47)

At the effective time of the merger, each outstanding share of common stock held by our unaffiliated shareholders will be canceled and converted into the right to receive $4.60 in cash, except for shares of common stock held by the acquisition group and any shares of common stock held in our treasury.

Each share of common stock of Gunhill Enterprises, Inc. then issued and outstanding will, by virtue of the merger and without any action on the part of Gunhill Enterprises, Inc. become one fully paid and non-assessable share of common stock of Stephan, the surviving corporation.

THE PARTIES TO THE MERGER

Eastchester

The principal activity of Eastchester Enterprises, Inc., a Florida corporation, is the acquisition, ownership and operation through its wholly-owned subsidiary, Gunhill, of the common stock of Stephan.

As of the record date, Eastchester and its affiliates own 1,150,606 shares of Stephan’s outstanding common stock, which represents approximately 26.1% of Stephan’s outstanding common stock. The address and telephone number of Eastchester’s principal executive offices are:

Eastchester Enterprises, Inc.

1850 West McNab Road

Fort Lauderdale, FL 33309

Telephone: 954-971-0600

Gunhill Enterprises, Inc.

Gunhill Enterprises, Inc. is a Florida corporation and a wholly-owned subsidiary of Eastchester that was formed solely for the purpose of effecting the transactions contemplated by the merger and has not engaged in any business except in furtherance of this purpose. The address and telephone number of Gunhill Enterprises, Inc.’s principal executive offices are:

Gunhill Enterprises, Inc.

1850 West McNab Road

Fort Lauderdale, FL 33309

Telephone: 954-971-0600

Stephan

The Stephan Co., a Florida corporation, is primarily engaged in the manufacturing, selling and distribution of hair care and personal care grooming products on both the wholesale and retail level. For additional information and news concerning Stephan, please contact:

David A. Spiegel, Chief Financial Officer, The Stephan Co., 1850 West McNab Road, Fort Lauderdale, Florida 33309, Telephone: 954-971-0600

Stephan’s common stock is listed on the American Stock Exchange under the symbol “TSC”.

Because a question could be raised with respect to the Company’s compliance with the “independence” requirements of the American Stock Exchange listing rules, the Company decided to disclose the potential non-compliance in its Annual Report on Form 10-K for the year ended December 31, 2002. However, the Company has since had several communications with American Stock Exchange representatives in this regard and the American Stock Exchange has not disagreed with the Company’s position that it is currently in compliance with these rules. Accordingly, the Company does not expect to be subject to any civil penalties in this regard. See page      (Special Factors – Background of the Merger).

Other Filing Persons

FRANK F. FEROLA

The principal occupation of Frank F. Ferola is (i) to serve as the Chairman of the Board of Directors and Chief Executive Officer of Stephan (since 1981) and (ii) to serve as the Chairman of the Board of Directors and the Chief Executive Officer of Eastchester, with which he has been associated since its inception in 2002. As of the record date, Frank F. Ferola along with the other members of the acquisition group own 1,150,606 shares of Stephan common stock, which represents approximately 26.1% of Stephan’s outstanding common stock. Frank F. Ferola owns 50.0% of Eastchester. For additional information about Frank F. Ferola see page 39 (Conflicts of Interest - Directors, Officers and Controlling Persons - Frank F. Ferola). The business address and telephone number of Frank F. Ferola are:

1850 West McNab Road

Fort Lauderdale, FL 33309

Telephone: 954-971-0600

THOMAS M. D’AMBROSIO

The principal occupation of Thomas M. D’Ambrosio is (i) to serve as a director of Stephan (since 1981), (ii) to serve as Vice President and Treasurer of Stephan and (iii) to serve as a director of Eastchester, with which he has been associated since its inception in 2002. As of the record date, Thomas M. D’Ambrosio along with the other members of the acquisition group own 1,150,606 shares of Stephan common stock, which represents approximately 26.1% of Stephan’s outstanding common stock. Thomas M. D’Ambrosio owns 17.15% of Eastchester. The business address and telephone number of Thomas M. D’Ambrosio are:

1850 West McNab Road

Fort Lauderdale, FL 33309

Telephone: 954-971-0600

SHOUKY A. SHAHEEN

The principal occupation of Shouky A. Shaheen is (i) to serve as a director of Stephan (since 1998), (ii) to serve as president of Shaheen and Co. and (ii) to serve as a director of Eastchester, with which he has been associated since its inception in 2002. As of the record date, Shouky A. Shaheen along with the other members of the acquisition group own 1,150,606 shares of Stephan common stock, which represents approximately 26.1% of Stephan’s outstanding common stock. Shouky A. Shaheen owns 24.29% of Eastchester. The business address and telephone number of Shouky A. Shaheen are:

1850 West McNab Road

Fort Lauderdale, FL 33309

Telephone: 954-971-0600

JOHN DEPINTO

The principal occupation of John DePinto is (i) to serve as a director of Stephan (since 1981) and (ii) to serve as a director of Eastchester, with which he has been associated since its inception in 2002. As of the record date, John DePinto along with the other members of the acquisition group own 1,150,606 shares of Stephan common stock, which represents approximately 26.1% of Stephan’s outstanding common stock. John DePinto owns 8.56% of Eastchester. The business address and telephone number of John DePinto are:

1850 West McNab Road

Fort Lauderdale, FL 33309

Telephone: 954-971-0600

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS (PAGE 29)

The special committee of our board of directors, consisting of two non-employee, non-officer directors of Stephan, was formed to consider and evaluate the proposed merger. Nonetheless, the special committee members have interests in the merger that are different from or in addition to the interests of Stephan stockholders generally and which may present actual, apparent or potential conflicts of interest in connection with the merger. See page 37 (Conflicts of Interest). The special committee has determined unanimously that the merger is fair from a financial point of view to our shareholders other than the acquisition group, officers, directors and affiliates of Stephan (the “unaffiliated shareholders”) and recommended to our board of directors that it declare the merger advisable and in the best interests of Stephan and our unaffiliated shareholders, approve the merger agreement and determine to recommend that our stockholders vote to adopt and approve the merger agreement. Our board of directors, based on the unanimous recommendation of the special committee, has unanimously determined that the merger consideration is fair to our unaffiliated shareholders, and that the merger is advisable and in the best interests of Stephan and our unaffiliated shareholders and declared that the merger agreement is advisable. Accordingly, our board of directors has approved the merger agreement and unanimously recommends that you vote “FOR” the proposal to adopt and approve the merger agreement.

In connection with its consideration and evaluation of the proposed merger, the special committee engaged Burt & Pucillo, P.A. as its legal counsel. In January 2003, Burt & Pucillo resigned as special committee counsel because it was not satisfied with the previous proposed terms of the transaction. Burt & Pucillo was replaced by the Miami law firm of Mitrani, Rynor, Adamsky & Macaulay, P.A.

For a discussion of the material factors considered by the special committee and our board of directors in reaching their conclusions and the reasons why the special committee and our board of directors determined that the merger is fair, see page 26 (Special Factors - Reasons for the Recommendations of the Special Committee and Our Board of Directors), page 31 (Special Factors – Stephan’s Position as to the Fairness of the Merger) and page 35 (Special Factors - Purposes and Structure of the Merger).

OPINION OF ROBINSON HUMPHREY (PAGES 18-26)

In connection with the merger, the special committee and our board of directors considered the opinion of the special committee’s financial advisor, SunTrust Robinson Humphrey Capital Markets (“Robinson Humphrey”), as to the fairness of the merger consideration to the unaffiliated shareholders from a financial point of view. Robinson Humphrey delivered its opinion to the special committee on March 15, 2004, that, as of that date and based on and subject to the limitations and qualifications described in the opinion, the consideration to be received by the unaffiliated shareholders pursuant to the merger agreement is fair to such stockholders from a financial point of view. Robinson Humphrey’s opinion was provided for use by the special committee and the board of directors of Stephan and does not constitute a recommendation to any Stephan common stockholder with respect to any matter relating to the proposed merger.

For a detailed discussion of the opinion and analysis of Robinson Humphrey, see pages 18-26 (Special Factors—Opinion of Robinson Humphrey).

The full text of Robinson Humphrey’s written opinion is attached as Appendix B to this proxy statement. We encourage you to read Robinson Humphrey’s opinion in its entirety for a description of the matters considered and limitations on the review undertaken.

STEPHAN’S POSITION AS TO THE FAIRNESS OF THE MERGER (PAGE 31)

We believe the merger and the merger consideration to be fair to our unaffiliated shareholders. In reaching this determination (based on a vote of our board of directors made on March 15, 2004) we have relied on numerous factors, including:

•	the total merger consideration of $4.60 per share represents a 44.2% premium over $3.19, the closing price of our common stock on April 30, 2003, the last full trading day prior to our initial May 1, 2003 announcement of the proposed merger; our board of directors considered the fact that the merger consideration represents a 34.1% premium to the average closing price of approximately $3.43 per share for our common stock for the one year period prior to May 1, 2003. For additional information, see page 13 (Comparative Market Price Data);

•	the merger consideration to be paid in the merger agreement represents a multiple of 230 times our earnings per share (before cumulative effect of change in accounting principle) for the quarter ended March 31, 2004;

•	the approval of the merger by all of the members of the special committee and the fact that the members of the special committee, based on the factors described in page 26 (Special Factors—Reasons for the Recommendations of the Special Committee and Our Board of Directors), determined that the merger is fair and in the best interests of Stephan and our unaffiliated shareholders and declared that the merger agreement is advisable;

•	the merger agreement was extensively negotiated between the representatives of the special committee and the representatives of Eastchester; and

•	the members of the special committee who negotiated the transaction on behalf of our stockholders are not officers or employees of Stephan and are not affiliated with Eastchester.

•	For a more detailed discussion of the material factors upon which these beliefs are based, see page 31 (Special Factors – Stephan’s Position as to the Fairness of the Merger).

THE ACQUISITION GROUP’S POSITION AS TO THE FAIRNESS OF THE MERGER (PAGE 33)

The acquisition group believes the merger consideration to be fair to the Stephan unaffiliated shareholders. In reaching this determination, the acquisition group relied on numerous factors, including:

•	the per share price to be paid on Stephan common stock in the merger represents a 44.2% premium over the reported closing price of $3.19 for shares of Stephan common stock on April 30, 2003, which was the last day on which shares of Stephan common stock traded prior to Stephan’s initial announcement of the execution of the merger agreement;

•	the consideration to be paid in the merger agreement represents a multiple of 25.6 times Stephan’s earnings per share (before cumulative effect of change in accounting principle) of Stephan common stock for the 12 month period ended December 31, 2003;

•	the acquisition group believes that Stephan is too small to continue to support the expenses of being a public company, which include the cost of counsel and independent accountants for securities law compliance, preparing, printing and mailing certain corporate reports, directors’ and officers’ insurance and the cost of investor relations activities.

•	For a detailed discussion of the material factors upon which these beliefs are based, see page 33 (Special Factors—The Acquisition Group’s Position as to the Fairness of the Merger).

CONFLICTS OF INTEREST (PAGE 37)

In considering the recommendation of the special committee and our board of directors with respect to the merger and the merger agreement, you should be aware that certain directors, executive officers and controlling persons of Stephan have interests in the merger that are different from or in addition to, the interests of our stockholders generally, and which present actual, apparent or potential conflicts of interest in connection with the merger.

THE ACQUISITION GROUP (PAGE 39)

The acquisition group consists of Eastchester, Gunhill, Frank F. Ferola, Thomas M. D’Ambrosio, Shouky A. Shaheen, John DePinto and any entity that is controlled by Eastchester. Frank F. Ferola is Chairman and Chief Executive Officer of Stephan. Messrs. D’Ambrosio, Shaheen and DePinto are directors of Stephan. As of the record date, the acquisition group owned 1,150,606 shares of Stephan common stock, which represents approximately 26.1% of Stephan’s outstanding common stock. Upon completion of the merger, pursuant to which Eastchester’s wholly-owned subsidiary, Gunhill Enterprises, Inc., will merge into Stephan, the articles of incorporation and bylaws of Gunhill will become Stephan’s articles of incorporation and bylaws, and the ownership of Stephan’s common stock by the acquisition group will increase from approximately 26.1% to 100%.

For additional information about Conflicts of Interest see page 37 (Conflicts of Interest).

ACCOUNTING TREATMENT (PAGE 42)

The merger will be accounted for under the purchase method of accounting as prescribed by Statement of Financial Standards No. 141, Business Combinations and Emerging Issues Task Force Abstract 88-16, Basis in Leveraged Buyout Transactions. For a discussion of the accounting treatment for the merger see page 42 (The Merger—Accounting Treatment).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO OUR STOCKHOLDERS (PAGE 36)

The receipt of $4.60 merger consideration for each outstanding share of common stock will be a taxable transaction for U.S. federal income tax purposes and under most state, local, foreign and other tax laws. For U.S. federal income tax purposes, each of our unaffiliated shareholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between the tax basis of each share of our common stock owned by such stockholder and $4.60 for each share of common stock owned by such stockholder. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see page 36 (Special Factors—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders).

FINANCING OF THE MERGER (PAGE 42)

The total amount of funds required to consummate the merger and to pay related fees and expenses is estimated to be approximately $16,000,000. The acquisition group, through its direct cash resources and borrowed funds, has sufficient funds available to pay the merger consideration and pay its portion of the fees and expenses incurred in connection with the merger. For additional information about the financing of the merger see page 42 (The Merger—Financing of the Merger; Fees and Expenses of the Merger) which sets forth the terms of all financings undertaken in connection with the merger.

THE MERGER AGREEMENT (PAGES 46-54)

Generally

The merger agreement provides for Gunhill Enterprises, Inc. to merge with and into Stephan. Stephan will be the surviving corporation in the merger, and, as a result of the merger, the acquisition group will own 100% of Stephan’s stock. In the merger, Gunhill Enterprises, Inc.’s articles of incorporation as in effect immediately prior to the effective time, shall be the articles of incorporation of Stephan, provided, that Gunhill Enterprises, Inc.’s articles of incorporation will be amended by the certificate of merger to read as follows: “The name of the corporation is: THE STEPHAN CO.” As of the completion of the merger, the bylaws of Gunhill Enterprises, Inc. will be the bylaws of Stephan.

Effective Time

The merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Florida or such later time as specified in the certificate of merger.

Takeover Proposals

Nothing contained in the merger agreement shall prohibit us from, prior to the date of the stockholder’s meeting, doing any of the following:

•	furnishing information or entering into discussions with any person that makes an unsolicited written proposal to us with respect to a takeover proposal, which could reasonably be expected to result in a superior proposal, if the failure to take such action would be inconsistent with the board of directors’ and the special committee’s fiduciary duties to Stephan stockholders. Prior to furnishing information to, or entering into negotiations with, such person, we will provide reasonable notice to Eastchester that we are furnishing information or negotiating with such person, and will have received from such person a fully executed confidentiality agreement;

•	complying with Rule 14d-9 or Rule 14e-2 under the Securities Exchange Act of 1934, as amended with regard to a tender offer or exchange offer;

•	failing to make or withdrawing or modifying our recommendation to the Stephan common stockholders that they adopt and approve the merger agreement; or

•	recommending an unsolicited, bona fide proposal with respect to a takeover proposal which could reasonably be expected to result in a superior proposal, if the failure to take such action would be inconsistent with the board of directors’ and the special committee’s fiduciary duties to the stockholders.

If at any time prior to the consummation of the merger the special committee concludes that its failure to provide information to, or engage in discussions with, third parties who are interested in acquiring Stephan, would be inconsistent with its fiduciary duties to Stephan’s unaffiliated shareholders, then the special committee may provide information to, and engage in discussions and negotiations with such interested parties. Under specified circumstances, Stephan has the right to terminate the merger agreement and to enter into an agreement with a party proposing a competing transaction which is deemed superior to the transaction proposed by the acquisition group.

Taking these actions, however, may result in payment to Eastchester of a termination fee of $400,000 plus its reasonable expenses. See page 54 (The Merger Agreement—Fees, Expenses and Other Payments).

Conditions

The completion of the merger depends on several conditions being satisfied or waived, including, among others, the following:

•	the adoption and approval of the merger agreement by the affirmative vote of the holders of a majority of our outstanding shares entitled to vote thereon; since the acquisition group has agreed to vote in favor of the merger agreement, the affirmative vote of the holders of 1,054,684 shares of our outstanding common stock, in addition to the shares held by the acquisition group, is necessary to adopt and approve the merger agreement;

•	the absence of any legal prohibition against the merger;

•	the material accuracy of the representations and warranties of the parties contained in the merger agreement and the material compliance with the obligations of the parties to be performed under the merger agreement;

•	a material adverse effect with respect to our operations has not occurred, and no facts or circumstances arising after March 24, 2004, have occurred which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on us; and

•	obtaining any necessary third party consents and approvals.

Fees, Expenses and Other Payments

If the merger is consummated, all costs and expenses incurred in connection with the merger agreement are to be borne by the party which incurs those costs and expenses. We have agreed to pay Eastchester, if the merger agreement is terminated:

•	by either party, upon the special committee and our board of directors’ determination that a takeover proposal constitutes a superior proposal and our board of directors seeks to consummate such superior proposal, then a termination fee of $400,000 plus Eastchester’s reasonable expenses; or

•	by either party, if on or before August 2, 2004, any regulatory authority or shareholder of Stephan initiates any legal action which as of September 15, 2004, the parties reasonably believe will result in a delay of the consummation of the merger for a period of more than 90 days thereafter, then all of Eastchester’s reasonable expenses.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

This proxy statement contains certain forward-looking statements. Because these forward-looking statements are being made by us in connection with a going private transaction, the safe harbor created by Section 21E of the Securities Exchange Act of 1934, as amended, does not apply to these statements. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Such statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect” or similar terms. Stephan’s actual results may differ materially from such statements. Factors that could cause or contribute to such differences include, without limitation, the following:

•	our plans, strategies, objectives, expectations and intentions are subject to change at any time at its discretion;

•	regulatory review and approvals of the merger;

•	adverse changes in the hair care and personal care products market including, among other things, competition with other companies; and

•	other risks and uncertainties indicated from time to time in Stephan’s filings with the Securities and Exchange Commission.

Although Stephan believes that the assumptions underlying its forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, Stephan cannot make any assurances that the results contemplated in such forward-looking statements will be realized. The inclusion of such forward-looking information should not be regarded as a representation by Stephan or any other person that the future events, plans or expectations contemplated by Stephan will be achieved. Furthermore, past performance is not necessarily an indicator of future performance. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for a annual meeting of common stockholders to be held on                 , 2004 at                  local time, at our corporate offices at 1850 West McNab Road, Fort Lauderdale, Fifth Floor, Florida 33309, or at any adjournment of the annual meeting. Shares of our common stock, par value $0.01 per share, represented by properly executed proxies received by us will be voted at the annual meeting or any adjournment of the annual meeting in accordance with the terms of such proxies, unless revoked.

Stephan has not held an annual meeting of its stockholders since September 1, 2000, in contravention of certain regulations of the American Stock Exchange. Accordingly, annual meeting materials, i.e., to consider the election of a Board of Directors, have been included in this proxy statement. In the event that the merger transaction is not approved by the requisite vote of Stephan’s stockholders, the election of a Board of Directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified, will be submitted to the stockholders along with an opportunity to ratify (or not) the appointment of Stephan’s independent certified public accountants. On April 8, 2004, Stephan received a “warning letter” and request for additional information from the American Stock Exchange regarding Stephan’s non-compliance with one of its continued listing standards. Receipt of this letter was disclosed by Stephan in its Current Report on Form 8-K filed on April 15, 2004. On April 23, 2004, Stephan provided the requested additional information to the American Stock Exchange. If the proposed merger is not approved, Stephan will proceed with the election of directors and this election will satisfy the principal objection raised in the warning letter.

PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

At the annual meeting, you will consider and vote upon a proposal to adopt and approve a merger agreement, dated as of March 24, 2004, among Eastchester, Gunhill Enterprises, Inc., a wholly-owned subsidiary of Eastchester and Stephan. The merger agreement provides for the merger of Gunhill Enterprises, Inc. with and into Stephan. Upon the effective time of the merger, the separate corporate existence of Gunhill Enterprises, Inc. will cease, and Stephan will be the surviving corporation and a wholly-owned subsidiary of the acquisition group. Pursuant to the merger: each outstanding share of common stock will be canceled and converted into the right to receive $4.60 in cash, except for shares held by the acquisition group.

In addition, in the event that the proposed merger is not approved, you will consider and vote upon a slate of nominees to serve as our directors until the next annual meeting of shareholders or until their successors are elected and qualified and to ratify the appointment of our independent auditors.

APPRAISAL RIGHTS

Pursuant to the Florida Business Corporation Act, because our shares were listed on the American Stock Exchange as of the record date, shareholders do not have appraisal rights whether they vote for or against the merger.

VOTING RIGHTS; VOTE REQUIRED FOR ADOPTION AND APPROVAL

Each outstanding share of Stephan common stock entitles its holder to one vote on all matters properly coming before the annual meeting. Any stockholder entitled to vote may vote either in person or by properly executed proxy. A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes (i.e., shares held by brokers in “street name”, voting on certain matters due to discretionary authority or instructions from the owner, but not voting on other matters due to lack of authority to vote on such matters without instructions from the owner) are counted for the purpose of establishing a quorum at the annual meeting. The merger agreement must be adopted and approved by the holders of at least a majority of the outstanding shares of Stephan common stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” adoption and approval of the merger agreement. Votes will be tabulated by our transfer agent, Registrar & Transfer Company.

With respect to the election of directors and approval of the appointment of our independent auditors, a plurality of votes is required. Abstentions and votes withheld by brokers in the absence of instructions from street name holders will be counted for purposes of determining whether a quorum is present and will have no effect on the election of directors or approval of the appointment of our independent auditors.

On                 , 2004, the record date for the annual meeting, there were              holders of record of Stephan common stock, and 4,410,577 shares of Stephan common stock outstanding, 1,150,606 of which were owned by the acquisition group, representing approximately 26.1% of the total number of shares entitled to vote at the annual meeting. The acquisition group has indicated that it intends to vote all of the Stephan common stock owned by it “FOR” the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement.

The adoption and approval of the merger by a majority of the holders of outstanding shares of Stephan common stock who are unaffiliated with the acquisition group is not required.

VOTING AND REVOCATION OF PROXIES

All shares of Stephan common stock represented by properly executed proxies received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted for the proposal to adopt and approve the merger agreement and to adjourn the annual meeting, if necessary.

If you have given a proxy, you may revoke it by:

•	delivering to David A. Spiegel, our Chief Financial Officer, at our executive offices at 1850 West McNab Road, Fort Lauderdale, FL 33309, on or before the business day prior to the annual meeting, a later dated, signed proxy card or a written revocation of such proxy;

•	delivering a later dated, signed proxy card or a written revocation to us at the annual meeting;

•	attending the annual meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions. Revocation of the proxy will not affect any vote previously taken. Attendance at the annual meeting will not in itself constitute the revocation of a proxy; to revoke you must vote in person at the meeting. Our board of directors is not currently aware of any business to be brought before the annual meeting other than that described in this proxy statement. No proxies marked “AGAINST” the proposal to adopt and approve the merger agreement will be voted in favor of a motion to adjourn or postpone the annual meeting for the purpose of soliciting further proxies in favor of adoption and approval of the merger agreement.

SOLICITATION OF PROXIES

We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares of Stephan common stock which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile or e-mail, by our officers and regular employees. Such persons will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

We are mailing this proxy material to Stephan stockholders on or about                                 , 2004.

COMPARATIVE MARKET PRICE DATA

The table below sets forth the high and low closing prices for the Stephan common stock (ticker symbol “TSC”), on the American Stock Exchange in each quarter of fiscal 2001 through June 30, 2004. The high and low closing prices for the Stephan common stock represent prices between broker-dealers, and do not include retail mark-ups or mark-downs or any commission to the broker-dealer and may not represent actual transactions.

COMMON STOCK	HIGH	LOW
Fiscal 2004
First Quarter	$4.85	$4.21
Second Quarter	$4.97	$4.40
Fiscal 2003
First Quarter	$3.61	$3.10
Second Quarter	3.79	3.00
Third Quarter	4.25	3.71
Fourth Quarter	4.47	4.00
Fiscal 2002
First Quarter	$3.24	$2.71
Second Quarter	3.83	3.00
Third Quarter	3.66	3.00
Fourth Quarter	3.64	3.27
Fiscal 2001
First Quarter	$3.00	$2.94
Second Quarter	3.50	2.88
Third Quarter	3.25	2.75
Fourth Quarter	3.15	2.65

The average closing price of Stephan common stock for the one year period through April 30, 2003 was approximately $3.43 per share. On April 30, 2003, the last day on which shares of Stephan common stock were traded prior to Stephan’s initial announcement of the execution of the merger agreement, the closing price of the Stephan common stock was $3.19. On                     , 2004, the most recent trading day prior to the date of this proxy statement, the closing price of the Stephan common stock was $                .

DIVIDEND POLICY

We declared and paid cash dividends at the rate of $.02 per share for the final two quarters in 1995 through the quarter ended March 31, 2004. While there are no restrictions on our ability to declare dividends, we anticipate that in the future, earnings will be retained to finance our operations. Any decision as to the future declaration of dividends on our common stock will depend on the results of operations and our financial condition and such other factors as our board of directors, in its discretion, deems relevant.

SELECTED FINANCIAL INFORMATION

The following table sets forth our selected financial information for each of the last five fiscal years in the five year period ended December 31, 2003 and the three months ended March 31, 2004 and 2003, respectively. The financial information for the years in the five year period ended December 31, 2003, is derived from our financial statements which have been audited by Deloitte & Touche, LLP, independent certified public accountants. The financial data set forth below should be read in conjunction with our audited and unaudited financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Stephan’s Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this proxy statement. The financial data set forth below also should be read in conjunction with Stephan’s audited consolidated financial statements as of December 31, 2003 and for each of the years in the three-year period ended December 31, 2003. No pro forma data giving effect to the merger is provided because Stephan does not believe such information is material to stockholders in evaluating the merger and the merger agreement since the merger consideration will be paid to Stephan’s public stockholders solely in cash and Stephan’s public stockholders will no longer have any equity interest in Stephan if the merger is completed.

(Amounts in thousands, except per share information).

	Three Months Ended 03/31/04	Three Months Ended 03/31/03	Fiscal Year Ended 12/31/03	Fiscal Year Ended 12/31/02	Fiscal Year Ended 12/31/01	Fiscal Year Ended 12/31/00	Fiscal Year Ended 12/31/99
Net Sales	$5,959	$6,949	$25,366	$25,067	$28,296	$31,138	$34,356
Income / (Loss) before income taxes and cumulative effect of change in accounting principle	131	780	1,487	1,400	746	1,006	3,036
Income / (Loss) from continued operations before cumulative effect of change in accounting principle	78	480	760	503	608	622	1,843
Cumulative effect of change in accounting principle	—	—	—	(6,762)	—	—	—
Net income / (loss)	78	480	760	(6,259)	608	622	1,843
Current Assets	23,702	21,997	23,029	20,284	20,116	28,199	27,447
Total Assets	48,378	48,261	48,063	47,655	57,062	58,769	59,435
Current Liabilities	5,653	4,697	5,085	3,514	4,067	4,521	3,725
Long Term Debt	4,070	5,180	4,348	6,395	7,758	9,124	10,418

EARNINGS (LOSS) PER COMMON SHARE (basic and diluted)*

Income before cumulative effect of change in accounting principle	.02	.11	.18	.12	.14	.14	.40
Cumulative effect of change in accounting principle	—	—	—	(1.58)	—	—	—
Net income / (loss)	.02	.11	.18	(1.46)	.14	.14	.40
Cash dividends	.02	.02	.08	.08	.08	.08	.08

*	Net income / (loss) per common share is based upon the weighted average number of common shares outstanding in accordance with Statement of Financial Accounting Standards No. 128. The weighted average number of shares outstanding were 4,312,711 for 2003, 4,285,577 for 2002, 4,285,577 for 2001, 4,385,019 for 2000 and 4,567,439 for 1999. The weighted average number of diluted shares outstanding were not significantly different in any of the aforementioned years or interim periods.

The following table sets forth, in comparative form, certain per share information for the first quarter ended March 31, 2004:

	Book Value	Merger Consideration	Cash Dividend	Income (loss)
PER SHARE	8.50	4.60	.02	.02

SPECIAL FACTORS

Background of the Merger

In early 2001, Frank F. Ferola, the Chairman and the Chief Executive Officer of Stephan, and the owner at the time of approximately 17% of Stephan’s common stock, began reviewing the following factors involving Stephan:

•	the failure of the public equity market to fairly reflect the value of Stephan’s common stock in the public market place, which failure he believed would not be remedied in the near future;

•	Stephan’s declining revenues and profitability and the difficult competitive conditions faced by Stephan, which conditions persist and affect Stephan’s operations, including Stephan’s inability to devote sufficient advertising resources to counter the advertising of its larger competitors (e.g., Proctor & Gamble) and ever-shrinking “shelf space” as the larger competitors’ multiple lines of products compete with “niche” companies and small manufacturers, such as Stephan and a significant limitation in distribution channels for Stephan’s ethnic and professional hair care products (due to a consolidation of distributors in the industry);

•	the disproportionate financial burden being placed upon Stephan (a small public company as compared to its significantly larger, public company competitors), as a result of the increasing regulatory compliance costs being incurred or to be incurred by Stephan.

During 2001, Mr. Ferola, as part of the acquisition group, performed an analysis of the company’s income, balance sheet (both as to assets on hand, and existing liabilities), cash flows, future market prospects, and the possible impact of a slowing economy on Stephan’s economic outlook. This analysis indicated to Mr. Ferola, and to the members of the acquisition group, that the price at which the Stephan common stock was being traded was substantially below the value determined by that analysis. Furthermore, in light of the significant decline in the market price of Stephan’s common stock that had preceded the analysis, the challenges faced by Stephan in the marketplace, and the very low trading volume of the stock, it did not appear likely that the market price per share would rise significantly in the foreseeable future.

In addition, the members of the acquisition group believed that by eliminating the regulatory compliance costs and other costs necessitated as a result of Stephan’s status as a publicly traded company, Stephan could achieve a greater level of profitability. Also, the acquisition group believed that these additional costs, when combined with the very low volume of stock being traded, were artificially depressing the value of the Stephan common stock (with the stock trading at or below $3.00 per share throughout 2001). However, absent a transaction in which Stephan would become a non-publicly traded entity, Mr. Ferola and the acquisition group did not believe that this problem would be remedied within the foreseeable future. As a result of this review, Mr. Ferola (along with the other members of the acquisition group) began considering a proposal to purchase all of the shares of common stock of Stephan not otherwise owned by the acquisition group. After reviewing several alternatives, and the effects of such actions upon the shareholders, the acquisition group concluded that the most appropriate and equitable approach would be to structure a merger transaction in which the Stephan shareholders (other than the members of the acquisition group) would have their stock purchased at a price significantly in excess of the then publicly established stock value. The acquisition group believed that a merger would have the advantage of providing certainty to the parties, while also permitting the transaction to proceed only upon the receipt of the approval of a majority of the Stephan shareholders. The transaction is being presented to the Stephan shareholders at this time since the terms and conditions for the proposed transaction have been agreed upon by the parties, and all necessary financing has been obtained to permit the transaction to proceed.

On February 14, 2001, the Stephan board of directors appointed Curtis Carlson and Leonard Genovese, both independent directors, as members of a special committee to consider the terms and conditions of a possible future proposal from the acquisition group to purchase the shares of Stephan’s common stock not already owned by the acquisition group as well as to review and investigate various strategic alternatives for Stephan, including the possible sale to or merger with a third party acquiror. The special committee was authorized to engage legal counsel and a financial advisor at the expense of Stephan, to consider the proposed offer from the acquisition group, as well as any other bonafide offers made to Stephan, to negotiate the definitive terms and conditions of any such transaction and to prepare and deliver to our board of directors its presentation and recommendation on the appropriate course of action for Stephan.

Mr. Carlson’s law firm, Payton & Carlson, P.A., have provided legal services to Stephan since 1991 in connection with various litigation matters. These services have resulted in payments of legal fees to Payton & Carlson, P.A. of approximately $136,000 and $124,000 for 2002 and 2003, respectively. Mr. Carlson was selected to serve on the special committee despite this conflict of interest because of his business and financial experience, particularly with Stephan, and our board of directors believed that he would exercise independent judgment in performing his duties and that his prior relationship with Stephan does not unduly compromise his independence with regard to his services on the special committee. Mr. Genovese is the only member of the special committee who is neither an employee nor otherwise engaged by Stephan.

The special committee then began the process of selecting an investment banking firm to serve as its financial advisor. Written materials and proposals were received from four firms. Each firm then made a live presentation as to its capabilities, its plan for enhancing shareholder value and its fee arrangement. After carefully considering all of these factors, the special committee engaged Robinson Humphrey as its financial advisor on July 25, 2001, with instructions to proceed with a private auction process in an attempt to sell Stephan to the highest bidder. Robinson Humphrey was selected primarily because of the special committee’s confidence in its personnel, as all firms proposed to conduct a private auction and their proposed fee arrangements were substantially similar.

Robinson Humphrey then began preparing financial and other information on Stephan in a confidential information memorandum (the “Memorandum”) for distribution to potential buyers in the private auction process. It also created a standard form confidentiality letter to be signed by each potential bidder, as well as a list of potential strategic and financial buyers for Stephan.

In the private auction, potential buyers that Robinson Humphrey and the special committee believed would have a reasonable chance of being interested in acquiring Stephan were contacted. Robinson Humphrey contacted the potential buyers via telephone, facsimile or email. Robinson Humphrey followed up with the potential buyers to determine their level of interest in receiving the Memorandum. For those buyers that received the Memorandum, Robinson Humphrey contacted them to request preliminary proposals.

Beginning in September 2001, Robinson Humphrey contacted over 50 potential buyers including 25 potential financial buyers and 25 potential strategic buyers. The strategic buyers were primarily consumer products companies that sold similar or complementary products to those sold by Stephan. There were 14 potential buyers that expressed an interest in acquiring Stephan and executed a confidentiality agreement and as a result received information packets including the Memorandum. On October 12, 2001, Robinson Humphrey requested preliminary proposals from interested parties.

On November 28, 2001, the acquisition group submitted a preliminary proposal to Robinson Humphrey to acquire, through Eastchester, all of the shares of Stephan’s common stock not owned by the acquisition group at a price of $4.00 per share in cash. No bona fide competing proposals were received. A proposal was received from a third party to purchase all of Stephan’s stock at a price of approximately $1.25 per share, of which $.80 per share was cash and the $.45 balance was stock of the acquiror; however, that proposal was rejected due to the low price and no further offer was received from that party. Negotiations were then undertaken by Robinson Humphrey on behalf of the special committee with the acquisition group in an effort to obtain a higher price. Much of the negotiations turned on whether financing could be obtained by the acquisition group, and in the period from late 2001 to early 2002, the financing issue became very difficult. The acquisition group engaged in negotiations with Merrill Lynch Business Financial Services, Inc. and General Electric Capital Business Asset Funding Corp., as well as other potential lenders, to arrange the financing necessary to enable the acquisition group to proceed with an offer to purchase the common stock of Stephan held by the unaffiliated shareholders. These negotiations were delayed significantly due to economic concerns which were both industry specific and general and which resulted in a shortage of available financing. Indeed, it was not until 2003 that the negotiations were successfully concluded and commitment letters were obtained. On April 16, 2002, Stephan publicly announced the special committee’s tentative acceptance of the acquisition group’s $4.00 offer.

As a result of further negotiations with Robinson Humphrey and the special committee, in which the special committee insisted on a higher price due to its analysis, with the assistance of Robinson Humphrey, of Stephan’s financial condition and prospects, the acquisition group revised its bid to $4.50 per share, consisting of cash of $3.25 and an unsecured three and one- half year note of $1.25 per share that would bear simple interest at 4.5%. At a meeting in August 2002, after presentation by Robinson Humphrey of its financial analysis and its conclusion that it believed that it would be able to render a fairness opinion regarding the proposed transaction, the special committee approved the transaction subject to the negotiation and signing of a definitive merger agreement, receipt of a formal fairness opinion from Robinson Humphrey and the approval of Stephan’s shareholders. Acceptance of the revised bid was announced to the public on August 16, 2002.

For the next several months, the activities of the special committee and its advisors were concentrated on negotiating a definitive merger agreement and monitoring and reviewing the financial results and prospects of Stephan to determine whether the proposed merger consideration could be financed. In January 2003, Burt & Pucillo, P.A. resigned as special committee counsel because it was not satisfied with the previously proposed terms of the transaction. Burt & Pucillo was replaced by the Miami law firm of Mitrani, Rynor, Adamsky & Macaulay, P.A., based upon discussions between Mr. Carlson and Robert Macaulay and his firm’s qualifications and experience in comparable matters.

Between April 2001 and January 2003, a shareholder sent to Stephan and the special committee various informal proposals and expressions of interest regarding a possible acquisition of Stephan. The special committee did not consider these bona fide proposals because the shareholder was unwilling to sign a confidentiality agreement comparable to the form of agreement required by the special committee of other potential purchasers before a due diligence review would be permitted. In February 2003, the shareholder signed the confidentiality agreement and submitted a formal proposal to acquire substantially all of Stephan’s assets pursuant to an asset purchase agreement subject to various conditions including due diligence, financing and an 18-month indemnification from Stephan to the purchaser. The special committee rejected this proposal as being substantially inferior to the acquisition group’s proposal due to the conditions placed, the impracticality of an asset sale to liquidate a public company, and the potentially adverse tax consequences to Stephan and its shareholders of an asset sale transaction. The special committee requested that the shareholder submit an offer through a standard stock purchase agreement in the same form submitted by the acquisition group in order to facilitate a fair comparison of the proposals; however, the shareholder never did so.

In April 2003, after several months of negotiations with potential lenders, the acquisition group informed the special committee that it was confident that it would be able to obtain the necessary financing for the merger but still did not have a firm commitment for the financing; nonetheless, the acquisition group stated that it was prepared to go forward and enter into a definitive merger agreement.

On April 30, 2003, a meeting of the special committee was held by telephone conference call. In attendance at this meeting were the members of the special committee, its counsel, Mr. Macaulay, and representatives of Robinson Humphrey. Mr. Carlson discussed the history of the creation of the special committee, its search for an investment banking firm to explore enhancing shareholder value including the possible sale of Stephan, the selection of Robinson Humphrey as the investment banking firm and the decision to proceed with a private auction process. Robinson Humphrey then discussed the creation of a confidentiality letter to be signed by all persons interested in reviewing non-public information about Stephan, the collection and preparation of a set of confidential disclosure materials relative to Stephan in the confidential information Memorandum to be submitted to potential buyers, the creation of a list of persons who might be interested in acquiring Stephan and whom Robinson Humphrey contacted, the responses that Robinson Humphrey received, the persons to whom the Memorandum was delivered, and the communications held with prospective buyers, including prospective buyers who communicated with Robinson Humphrey after the April and August 2002 announcements regarding tentative acceptance of the acquisition group’s bid. Robinson Humphrey noted that the acquisition group’s bid was the only definitive bid received. In the weeks prior to the April 30, 2003, meeting, Robinson Humphrey was not contacted by, nor did it have any other communications with, any prospective buyers with whom it had previously communicated regarding Stephan (other than the shareholder described above).

In anticipation of the April 30, 2003, meeting, Robinson Humphrey had prepared and distributed to the participants a detailed written investment banking presentation which discussed and analyzed the acquisition group’s proposal to acquire all of the issued and outstanding shares of Stephan’s common stock from shareholders other than members of the acquisition group, for a total consideration of $4.50 per share, comprised of $3.25 in cash and $1.25 in an unsecured promissory note. Robinson Humphrey discussed the contents of the investment banking presentation, answered questions from the special committee and Mr. Macaulay, and stated that Robinson Humphrey was prepared to issue its fairness opinion with respect to the merger transaction. The special committee then considered a proposed Agreement and Plan of Merger among The Stephan Co., Eastchester Enterprises, Inc. and Gunhill Enterprises, Inc. (the “merger agreement”), which had been reviewed by all of the persons in attendance. Mr. Carlson also noted that many months had been spent negotiating the terms and conditions of the merger agreement. Mr. Carlson further noted that the merger agreement was prepared based upon review and comments from legal counsel for the acquisition group, the special committee and Stephan as well as comments from Robinson Humphrey. The special committee then unanimously adopted resolutions approving the proposed transaction.

The merger agreement contained a financing contingency such that the acquisition group could terminate the agreement in the event that it did not obtain firm commitments, on terms acceptable to the acquisition group in its reasonable discretion, for the financing of the transactions contemplated by the merger agreement. The merger agreement provided the acquisition group with up to 70 days, i.e., until July 9, 2003, in order to secure the financing. The merger agreement also provided for a closing deadline of October 15, 2003. Due to difficulties encountered by the acquisition group in securing the necessary financing, the acquisition group was unable to obtain the necessary financing commitments by July 9, 2003; however, neither party asserted its right to terminate the merger agreement and the parties continued working together in an attempt to secure the financing and proceed with the merger transaction. In October 2003, the acquisition group informed the special committee that it had secured the necessary financing for the merger transaction, and on October 24, 2003, Stephan and the acquisition group entered into an Amended and Restated Merger Agreement pursuant to which the closing deadline was extended until March 15, 2004, and the financing contingency was eliminated. The special committee had approved this amendment to the merger agreement at a meeting on October 20, 2003.

In December 2003, after noting Stephan’s improved financial condition and results of operations since April 30, 2003, combined with a general improvement in the capital markets, the special committee informed Stephan that it believed that the proposed merger price may need to be renegotiated upward. The special committee requested that Stephan provide it and Robinson Humphrey as soon as available with Stephan’s unaudited financial statements and other relevant financial information for the year ended December 31, 2003, so that an appropriate analysis could be conducted. In February 2004, the special committee and Robinson Humphrey received the requested updated financial data and resumed negotiations with the acquisition group regarding a new merger price. In early March 2004, after extensive discussions and negotiations, the parties agreed, subject to receipt of a fairness opinion from Robinson Humphrey, to a merger price of $4.60 cash rather than the $3.25 cash plus $1.25 in unsecured notes which had previously been agreed upon.

On March 15, 2004, a meeting of the special committee was held by telephone conference call. In attendance at this meeting were the members of the special committee, its counsel, Mr. Macaulay, and representatives of Robinson Humphrey. In anticipation of the meeting, Robinson Humphrey had prepared and distributed to the participants a detailed written investment banking presentation which discussed and analyzed the acquisition group’s revised proposal to acquire all of the issued and outstanding shares of Stephan’s outstanding stock from shareholders other than members of the acquisition group, for a cash consideration of $4.60 per share. Robinson Humphrey noted that, since April 30, 2003, it had not received any credible inquiries from potential purchasers and then discussed the contents of the investment banking presentation, answered questions from the special committee and Mr. Macaulay and stated that Robinson Humphrey was prepared to issue its fairness opinion with respect to the revised merger transaction. The special committee then considered a proposed second amended and restated agreement and plan of merger among Stephan, Eastchester and Gunhill, which had been reviewed by all of the parties in attendance. Mr. Carlson noted that the agreement was in substantially the same form as the October 24, 2003, amended and restated merger agreement, except for the different price and closing deadline. The new merger agreement provided for a closing deadline of August 2, 2004. The special committee then unanimously adopted resolutions approving the proposed transaction. On March 24, 2004, Stephan and the acquisition group entered into the merger agreement.

Because a question could be raised with respect to Stephan’s compliance with the board of directors “independence” requirements of the American Stock Exchange listing rules, Stephan decided to disclose the potential non-compliance in its Annual Report on Form 10-K for the year ended December 31, 2002; however, the Company has subsequently determined that no such independence issues exist. This determination is based upon several communications with American Stock Exchange representatives in this regard. The American Stock Exchange has agreed with Stephan’s position that it is currently in compliance with these rules. Accordingly, Stephan does not expect to be subject to any civil penalties in this regard.

Although there was an issue with respect to compliance with the American Stock Exchange independence rules, our board of directors believed that the fairness determination made by the special committee was not materially impacted or unduly compromised by any potential conflicts of interest existing between the board of directors and the unaffiliated shareholders. In addition, our board of directors recognized that the special committee mechanism is commonly used and is well recognized under applicable state law, to ensure fairness in transactions of this type and that the special committee adequately represented the interests of Stephan’s unaffiliated shareholders by negotiating for a merger price determined by that committee to be fair to the unaffiliated shareholders, based upon, among other things, Robinson Humphrey’s analyses and opinion. In November 2003, Stephan requested that the American Stock Exchange grant Stephan a waiver with respect to its compliance with the Exchange’s independence rules. In response to this request, the American Stock Exchange requested information from Stephan regarding its position with respect to the subject “independence” rules. In a series of letters from Stephan to the American Stock Exchange during December 2003, Stephan clarified its position regarding the independence issues. The following discussion summarizes the substance of this correspondence from Stephan. Specifically, Stephan noted to the American Stock Exchange that while two directors (Messrs. D’Ambrosio and Ferola) are officers, and thus not “independent” under the applicable American Stock Exchange listing rules, the remaining four members are “independent.” With respect to matters relating to the pending merger transaction the members of the acquisition group (Mr. Ferola along with Messrs. D’Ambrosio, DePinto and Shaheen) may have a disabling conflict which could “interfere with the exercise of independent judgment.” In this regard, the special committee, consisting of the remaining directors, both of whom are independent under applicable American Stock Exchange rules, was formed to address all relevant matters pertaining to the merger transaction. Further, we note that the American Stock Exchange did not disagree with Stephan’s determination that Curtis Carlson is not disqualified under the provisions of the applicable listing rules. The compensation received by Mr. Carlson’s law firm from Stephan for its work in various litigation matters has not exceeded the thresholds set forth in the American Stock Exchange listing rules for any of the past three years. With respect to the audit committee, as discussed above, while Mr. DePinto is part of the acquisition group, the work of the audit committee is not related to and should not impact any of the matters which come before the special committee. Therefore, Mr. DePinto should be deemed independent and qualified to serve on Stephan’s audit committee.

Opinion of Robinson Humphrey

Pursuant to an engagement letter dated July 25, 2001, Robinson Humphrey has acted since that date as financial advisor to the special committee. In connection with the proposed merger, Robinson Humphrey was asked by the special committee to render to the special committee an opinion with respect to the fairness, from a financial point of view, to Stephan’s shareholders, other than Frank F. Ferola, Thomas M. D’Ambrosio, John DePinto and Shouky A. Shaheen, the members of the acquisition group, of the merger consideration to be received in the proposed transaction. Robinson Humphrey was selected to advise the special committee because of its experience working with companies in the consumer sector and its standing as a nationally-recognized investment banking firm which is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other opinions.

On March 15, 2004, Robinson Humphrey delivered its opinion to the special committee and our board of directors to the effect that, as of such date, based upon and subject to certain qualifications set forth therein, the consideration of $4.60 per share of common stock outstanding (other than 1,150,606 shares of common stock owned by the members of the acquisition group) to be received in the proposed merger was fair to Stephan’s other shareholders from a financial point of view. The consideration will consist of $4.60 per share of our common stock in cash.

THE FULL TEXT OF ROBINSON HUMPHREY’S WRITTEN OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. STEPHAN’S SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY ROBINSON HUMPHREY IN CONNECTION THEREWITH.

The Robinson Humphrey opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Robinson Humphrey, as of the date of its opinion. The financial markets in general and the market for the Company’s shares, in particular, are subject to volatility, and Robinson Humphrey’s opinion did not purport to address potential developments in the financial markets or the market for the Company’s shares after the date of the opinion. Robinson Humphrey assumed that the merger would be consummated on the terms described in the March 12, 2004 draft of the merger agreement without any change in, or waiver of, any material terms or condition by the Company.

Robinson Humphrey’s opinion is directed to the Stephan Board and relates only to the fairness of the merger consideration to be received from a financial point of view, does not address any other aspect of the proposed transaction, and does not constitute a recommendation to any shareholder of Stephan regarding how such shareholder should vote in relation to the merger.

In arriving at its opinion, Robinson Humphrey, among other things:

•	Reviewed the draft merger agreement dated March 12, 2004 and certain related documents;

•	Analyzed the proposed form of consideration to be received by shareholders in connection with the merger;

•	Analyzed publicly available information concerning Stephan which Robinson Humphrey believed to be relevant to its inquiry;

•	Reviewed and discussed with appropriate management personnel of Stephan, the past and current business activities and financial results and the financial outlook of Stephan;

•	Reviewed financial and operating information with respect to the business, operations and prospects of Stephan furnished to Robinson Humphrey by Stephan;

•	Analyzed the trading history of Stephan’s common stock from April 16, 2002 to March 5, 2004 and a comparison of that trading history with those of other companies which Robinson Humphrey deemed relevant;

•	Compared the historical financial results and present financial condition of Stephan with those of other companies which Robinson Humphrey deemed relevant;

•	Compared the financial terms of the proposed merger with the financial terms of certain other recent transactions which Robinson Humphrey deemed relevant; and

•	Reviewed certain historical data relating to acquisitions of publicly traded companies, including stock price premiums paid in such acquisitions.

In addition, Robinson Humphrey held discussions with Stephan management concerning Stephan’s business, operations, assets, present condition and future prospects and undertook such other studies, analysis and investigations as Robinson Humphrey deemed appropriate.

In conducting its analysis and arriving at its opinion, Robinson Humphrey assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of the opinion. With respect to Stephan’s financial projections, Robinson Humphrey assumed that such projections reflected the best currently available (at that time) estimates and judgments of the management as to the future financial performance of Stephan. Robinson Humphrey did not make, nor was it furnished with, an independent valuation or appraisal of the assets or liabilities of Stephan.

No limitations were imposed by Stephan, the special committee or the Stephan board of directors on the scope of Robinson Humphrey’s investigation or the procedures to be followed by Robinson Humphrey in rendering its opinion. The opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to Robinson Humphrey as of, the date of its analysis.

In addressing the fairness, from a financial point of view, of the merger consideration to be received by the unaffiliated shareholders of Stephan, Robinson Humphrey employed a variety of generally recognized valuation methodologies and performed those which it believed were most appropriate for developing its opinion including historical stock price analysis, comparable public companies analysis, analysis of selected merger transactions, purchase price premiums analysis, price /earnings multiples analysis and discounted cash flow analysis. The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, Robinson Humphrey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevance of each analysis and factor. None of the analyses performed by Robinson Humphrey was assigned a greater significance by Robinson Humphrey than any other. Accordingly, Robinson Humphrey believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion and any conclusions reached therein. In its analyses, Robinson Humphrey made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond Stephan’s control. Any estimates contained in Robinson Humphrey’s analyses are not necessarily indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. No public company utilized as a comparison is identical to Stephan and no merger and acquisition transaction involved companies identical to Stephan. An analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the values of companies to which Stephan is being compared. In addition, as described above, Robinson Humphrey’s opinion and presentation to the special committee and Stephan’s board of directors was one of many factors taken into consideration by Stephan’s board of directors in making its determination to approve the merger and merger agreement.

The following is a brief summary of all material analyses performed by Robinson Humphrey in connection with its opinion delivered to Stephan’s special committee and board of directors on March 15, 2004.

Historical Stock Price Analysis.

Robinson Humphrey analyzed the prices at which the Common Stock of Stephan traded from April 16, 2002 to March 5, 2004. During the period April 16, 2002 to March 5, 2004 Robinson Humphrey observed that the high closing price for the Common Stock during this period was $4.60 on January 27, 2004 and the low closing price for the Common Stock during this period was $3.00 on August 14, 2002 and April 25,2003. During the period March 5, 2003 through March 5, 2004, Robinson Humphrey observed that 29% of the total trading in the shares of Stephan were traded in a price range below $3.50, 20% of the shares were traded in a price range of $3.50 to $3.75, 5% of the shares were traded in a price range of $3.75 to $4.00 , 20% of the shares were traded in a price range of $4.00 to $4.25 and 26% of the shares were traded in a price range of $4.25 to $4.50. During the period March 5, 2001 through March 5, 2004, Robinson Humphrey observed that 54% of the total trading in the shares of Stephan were traded in a price range below $3.50, 18% of the shares were traded in a price range of $3.50 to $3.75, 6% of the shares were traded in a price range of $3.75 to $4.00, 10% of the shares were traded in a price range of $4.00 to $4.25 and 12% of the shares were traded in a price range of $4.25 to $4.50. Based on the merger consideration of $4.60 per share for Stephan, Robinson Humphrey considered this analysis to be a positive factor in determining fairness, from a financial point of view, as a whole.

Based on the merger consideration of $4.60 per share for Stephan, Robinson Humphrey calculated per share premiums of 53.3%, 46.0% and 66.1% to Stephan’s closing prices at one trading day, one week and four weeks prior, respectively, to the April 16, 2002 announcement that the Special Committee had accepted the original bid of the acquisition group, to acquire Stephan at a cash price of $4.00 per share. Based on the merger consideration of $4.60 per share for Stephan, Robinson Humphrey considered this analysis to be a positive factor in determining fairness, from a financial point of view, as a whole.

Comparable Public Companies Analysis.

Using publicly available information, Robinson Humphrey compared certain financial and operating information and ratios (described below) for Stephan with corresponding financial and operating information and ratios for a group of other publicly traded personal care product companies with market capitalizations less than $500 million (the “Small Cap Comparable Public Companies”). The companies included in the Small Cap Comparable Public Companies analysis were Chattem Inc., Del Laboratories, Inc., Parlux Fragrances, Inc., Playtex Products, Inc. and Revlon, Inc. (collectively, “Public Comparables”). Using Stephan’s actual results for the fiscal year ending December 31, 2003 (“fiscal 2003”), assuming 4,501,195 fully diluted shares outstanding and management’s estimate for cash and debt balances as of December 31, 2003, Robinson Humphrey compared:

•	Price of common stock divided by earnings per share (“P/E”) ratios for the latest 12 months (based on information from First Call Earnings Estimates and Robinson Humphrey Research Department Estimates “Robinson Humphrey Research”). P/E ratios for the last twelve months (based on information from First Call and Robinson Humphrey Research) which ranged from 16.8x to 21.1x for the Public Comparables (with an average of 19.1x), compared to 16.3x for Stephan (based on management’s estimated fiscal 2003 net income of $1,272,000). The average multiple of 19.1x Stephan’s fiscal 2003 earnings estimate implies a value of $5.41 per share for Stephan.

•	The calendar 2004 P/E ratios ranged from 18.0x to 19.3x for the Public Comparables (with an average of 18.6x), compared to 21.9x for Stephan. The average multiple of 18.6x for the Public Comparables using Stephan’s fiscal 2004 earnings estimate implies a value of $3.29 per share for Stephan.

•	The ratio of firm value (stock market equity value plus debt and preferred stock minus cash and marketable securities) to revenues for the latest twelve months. The ratios ranged from 1.0x to 2.9x for the Public Comparables (with an average of 1.7x), compared to 0.3x for Stephan (based on fiscal 2003 revenues). The average multiple of 1.7x Stephan’s latest twelve months revenues implies a value of $12.15 per share for Stephan.

•	The ratio of firm value to latest twelve months earnings before interest, taxes, depreciation and amortization (“EBITDA”). The ratios ranged from 9.5x to 15.1x for the Public Comparables (with an average of 11.2x), compared to 2.8x for Stephan. The average multiple of 11.2x Stephan’s fiscal 2003 EBITDA implies a value of $9.21 per share for Stephan.

•	The ratio of firm value to latest twelve months earnings before interest and taxes (“EBIT”). The ratios ranged from 11.5x to 12.8x for the Public Comparables (with an average of 12.0x), compared to 3.2x for Stephan. The average multiple of 12.0x Stephan’s fiscal 2003 EBIT implies a value of $8.64 per share for Stephan.

Robinson Humphrey applied an Importance Weighting to each valuation parameter as follows: 2003 Revenue: 5.0%; 2003 EBITDA: 20.0%; 2003 EBIT: 20.0%; 2003 Net Income: 25.0%%; Projected 2004 Net Income: 30.0%. Based on the weighted average valuation multiples for the Small Cap Comparable Public Comparables, Robinson Humphrey calculated a range of implied equity values from $3.29 per share to $12.15 per share, with an average implied equity value of $6.52 per share for Stephan, based on 4,501,195 fully diluted shares outstanding. Based on the merger consideration of $4.60 per share for Stephan, Robinson Humphrey considered this analysis to be a negative factor in determining fairness, from a financial point of view, as a whole.

In addition, Robinson Humphrey applied the multiples from the comparable public company analysis to Stephan financial and operating information that excluded certain Quinsana Medicated Talc-related non recurring revenue and profitability. In early 2003, Stephan made substantial extraordinary sales of that product to the U.S. Department of Defense. Stephan management does not anticipate that such military sales will occur in 2004 or subsequent years. Based on the weighted average valuation multiples for the Small Cap Comparable Public Comparables and excluding these military sales, Robinson Humphrey calculated a range of implied equity values from $3.29 per share to $11.59 per share, with an average implied equity value of $5.22 per share for Stephan, based on 4,501,195 fully diluted shares outstanding. Based on the merger consideration of $4.60 per share for Stephan, Robinson Humphrey considered this analysis to be a negative factor in determining fairness, from a financial point of view, as a whole.

Robinson Humphrey also calculated a range of implied equity values for Stephan by applying the valuation multiples of a subset of the Small Cap Comparable Public Companies. This subset included those companies that do not have nationally branded products, collectively, the “Non-Nationally Branded Comparable Public Companies.” The Non-Nationally Branded Comparable Public Companies consisted of Del Laboratories, Inc., Helen of Troy Corp., Inter Parfums, Inc., and Parlux Fragrances, Inc. Using the Non-Nationally Branded Comparable Public Companies and based on 4,501,195 fully diluted shares outstanding, Robinson Humphrey calculated the following:

•	The latest 12 months P/E ratios ranged from 16.2x to 21.1x (with an average of 18.0x), compared to 48.8x for Stephan (based on Stephan’s fiscal 2003 earnings). The average multiple of 18.0x Stephan’s fiscal 2003 earnings implies a value of $5.09 per share for Stephan.

•	The fiscal 2004 P/E ratios averaged 13.1x compared to 21.9x for Stephan. The average multiple of 13.1x Stephan’s projected fiscal 2004 earnings estimate implies a value of $2.31 per share for Stephan.

•	The ratios of firm value to latest twelve months revenues ranged from 1.0x to 2.9x (with an average of 1.3x), compared to 0.3x for Stephan (based on fiscal 2003 revenues). The average multiple of 1.3x Stephan’s fiscal 2003 revenues implies a value of $10.21 per share for Stephan.

•	The ratios of firm value to EBITDA ranged from 9.5x to 11.7x (with an average of 10.4x), compared to 3.2x for Stephan. The average multiple of 10.4x Stephan’s fiscal 2003 EBITDA implies a value of $8.72 per share for Stephan.

•	The ratios of firm value to latest twelve months EBIT ranged from 11.5x to 12.7x for the Public Comparables (with an average of 12.0x), compared to 3.2x for Stephan. The average multiple of 12.0x Stephan’s fiscal 2003 EBIT implies a value of $8.66 per share for Stephan.

Robinson Humphrey applied an Importance Weighting to each valuation parameter as follows: 2003 Revenue: 5.0%; 2003 EBITDA: 20.0%; 2003 EBIT: 20.0%; 2003 Net Income: 25.0%; and Projected 2004 Net Income: 30.0%. Based on the weighted average valuation multiples for the Non-Nationally Branded Comparable Public Companies, Robinson Humphrey calculated a range of implied equity values from $2.31 per share to $10.21 per share, with an average implied equity value of $5.95 per share for Stephan, based on 4,501,195 fully diluted shares outstanding. Based on the merger consideration of $4.60 per share for Stephan, Robinson Humphrey considered this analysis to be a negative factor in determining fairness, from a financial point of view, as a whole.

In addition, Robinson Humphrey applied the multiples from the comparable public company analysis to Stephan financial and operating information that excluded certain Quinsana Medicated Talc-related non-recurring revenue and profitability. Based on the weighted average valuation multiples for the Non-Nationally

Branded Comparable Public Companies, Robinson Humphrey calculated a range of implied equity values from $2.31 per share to $9.76 per share, with an average implied equity value of $4.72 per share for Stephan, based on 4,501,195 fully diluted shares outstanding. Based on the merger consideration of $4.60 per share for Stephan, Robinson Humphrey considered this analysis to be a negative factor in determining fairness, from a financial point of view, as a whole.

Analysis of Selected Merger Transactions.

Robinson Humphrey compared the consideration paid in 124 mergers and acquisitions involving personal care product companies occurring since January 1, 1998. For each of the transactions with disclosed consideration and publicly available financial results on the company acquired, Robinson Humphrey calculated and analyzed the multiple of firm value to the latest twelve months revenues, EBITDA, and EBIT to calculate a range of implied equity values for Stephan, as follows:

•	The ratios of firm value to latest twelve months revenues ranged from 0.4x to 2.8x (with an average of 1.2x), compared to the 0.3x multiple for Stephan (based on Stephan’s fiscal 2003 revenues) under the Merger Agreement. The average multiple of 1.2x Stephan’s fiscal 2003 revenues implies a value of $9.34 per share for Stephan.

•	The ratios of firm value to latest twelve months EBITDA ranged from 2.5x to 10.7x (with an average of 6.4x), compared to the 3.3x multiple for Stephan (based on Stephan’s fiscal 2003 EBITDA) under the Merger Agreement. The average multiple of 6.4x Stephan’s fiscal 2003 EBITDA implies a value of $6.44 per share for Stephan.

•	The ratios of firm value to latest twelve months EBIT ranged from 2.9x to 12.5x (with an average of 8.0x), compared to the 3.8x multiple for Stephan (based on Stephan’s fiscal 2003 EBIT) under the Merger Agreement. The average multiple of 8.0x Stephan’s fiscal 2003 EBIT implies a value of $6.64 per share for Stephan.

Robinson Humphrey also calculated equity value as a multiple of the latest twelve months net income to derive implied equity values for Stephan based on 4,501,195 fully diluted shares outstanding, as follows:

•	The ratios of equity value to net income ranged from 3.6x to 23.1x (with an average of 11.5x), compared to the 16.3x multiple for Stephan (based on Stephan’s fiscal 2003 net income) under the Merger Agreement. The average multiple of 11.5x Stephan’s fiscal 2003 net income implies a value of $3.24 per share for Stephan.

Robinson Humphrey applied an Importance Weighting to each valuation parameter as follows: 2003 Revenue: 5.0%; 2003 EBITDA: 30.0%; 2003 EBIT: 30.0%; and 2003 Net Income: 35.0%. Based on the weighted average valuation multiples Robinson Humphrey calculated an average implied equity value of $5.52 per share for Stephan based on 4,501,195 fully diluted shares outstanding. Based on the merger consideration of $4.60 per share for Stephan, Robinson Humphrey considered this analysis to be a negative factor in determining fairness, from a financial point of view, as a whole.

In addition, Robinson Humphrey applied the multiples from the analysis of selected merger transactions to Stephan financial and operating information that excluded certain Quinsana Medicated Talc-related non-recurring revenue and profitability. Based on the average valuation multiples, Robinson Humphrey calculated a range of implied equity values from $2.05 per share to $8.95 per share, with an average implied equity value of $4.37 per share for Stephan, based on 4,501,195 fully diluted shares outstanding. Based on the merger consideration of $4.60 per share for Stephan, Robinson Humphrey considered this analysis to be a positive factor in determining fairness, from a financial point of view, as a whole.

Purchase Price Premiums Analysis.

Robinson Humphrey reviewed purchase price premiums paid in change of control transactions for the stocks of 15 publicly held personal care product companies from January 1, 1995 to March 5, 2004. This analysis measured the average purchase price premium paid by acquirors over the prevailing stock market prices of the target company one day prior to the announcement of an offer, one week prior to the announcement of an offer, and four weeks prior to the announcement of an offer, resulting in average premiums of 24.6%, 40.8% and 53.2%, respectively.

Robinson Humphrey reviewed purchase price premiums paid in change of control transactions for the stocks of 38 publicly held non-durable consumer product companies from January 1, 1998 to March 5, 2004. This analysis measured the average purchase price premium paid by acquirors over the prevailing stock market prices of the target company one day prior to the announcement of an offer, one week prior to the announcement of an offer, and four weeks prior to the announcement of an offer, resulting in average premiums of 38.5%, 44.1% and 51.4%, respectively.

Robinson Humphrey reviewed purchase price premiums paid in change of control transactions for the stocks of selected publicly held companies in 800 acquisitions involving total consideration of between $10 million and $150 million during the period from January 1, 1998 to March 5, 2004. This analysis measured the average purchase price premium paid by acquirors over the prevailing stock market prices of the target company one day prior to the announcement of an offer, one week prior to the announcement of an offer, and four weeks prior to the announcement of an offer, resulting in average premiums of 35.0%, 41.7% and 47.7%, respectively.

Robinson Humphrey calculated the average of these three analyses per each period (one day prior to the announcement of an offer, one week prior to the announcement of an offer, and four weeks prior to the announcement of an offer), resulting in average premiums of 32.7%, 42.2% and 50.8%, respectively. Stephan was trading at $3.00, $3.15 and $2.77 one day, one week and four weeks prior to the April 16, 2002 announcement date, respectively. The average premiums paid in these transactions imply share prices for Stephan of $3.98, $4.48 and $4.18, respectively. Based on the merger consideration of $4.60 per share for Stephan, Robinson Humphrey considered this analysis to be a positive factor in determining fairness, from a financial point of view, as a whole.

Robinson Humphrey also reviewed the average premium paid over the prevailing stock market prices of targets one day prior to the announcement of an offer from January 1, 1993 through December 31, 2003 for publicly disclosed acquisitions of public companies in any industry, resulting in an average premium of 46.4%. Stephan was trading at $3.00 one day prior to the April 16, 2002 announcement date, resulting in an implied Company share price of $4.39. Based on the merger consideration of $4.60 per share for Stephan, Robinson Humphrey considered this analysis to be a positive factor in determining fairness, from a financial point of view, as a whole.

P/E Multiples Analysis.

Robinson Humphrey reviewed the average P/E multiple paid in 2001 through 2003 for acquisitions of public companies in any industry involving total consideration of between $0.1 million and $24.9 million. The average P/E multiple paid in these years was 14.6x. Applying this multiple to Stephan’s fiscal 2003 net income implies a share price of $4.13. Based on the merger consideration of $4.60 per share for Stephan, Robinson Humphrey considered this analysis to be a positive factor in determining fairness, from a financial point of view, as a whole. In addition, Robinson Humphrey applied the P/E multiple of 14.6x to Stephan’s fiscal 2003 net income that excluded certain Quinsana Medicated Talc-related non-recurring revenue and profitability. Applying this multiple to Stephan’s fiscal 2003 net income that excluded certain Quinsana Medicated Talc-related non-recurring revenue and profitability implies a share price of $2.62. Based on the merger consideration of $4.60 per share for Stephan, Robinson Humphrey considered this analysis to be a positive factor in determining fairness, from a financial point of view, as a whole.

Discounted Cash Flow Analysis.

Robinson Humphrey performed a discounted cash flow analysis using Stephan’s financial projections for fiscal 2004 through 2008 to estimate the net present equity value per share for Stephan. Robinson Humphrey calculated a range of present values for Stephan’s free cash flows (defined as projected earnings before interest after taxes plus depreciation and amortization, less capital expenditures and any increase in net working capital) for fiscal 2004 through fiscal 2008 using discount rates ranging from 10% to 28%. Robinson Humphrey calculated a range of present values for the terminal value of Stephan using this range of discount rates and EBITDA multiples ranging from 4.0x to 6.0x projected fiscal 2008 EBITDA. The present values of the free cash flows were then added to the corresponding present values of the terminal values. After adding Stephan’s estimated cash and cash equivalents and deducting Stephan’s estimated debt as of December 31, 2003, Robinson Humphrey calculated the range of net present equity values detailed below:

	Implied Equity Value per Share for Stephan
	Terminal Value Multiples of Year 5 EBITDA
Discount Rate:	4.0x	5.0x	6.0x
10.0%	$4.11	$4.29	$4.46
13.0%	$3.98	$4.13	$4.28
16.0%	$3.86	$3.99	$4.13
19.0%	$3.76	$3.88	$3.99
22.0%	$3.67	$3.77	$3.88
25.0%	$3.59	$3.68	$3.77
28.0%	$3.52	$3.60	$3.69

Based on the discounted cash flow analysis, Robinson Humphrey calculated an average net present equity value of $3.88 per share for Stephan, based on 4,501,195 fully diluted shares outstanding. Based on the merger consideration of $4.60 per share for Stephan, Robinson Humphrey considered this analysis to be a positive factor in determining fairness, from a financial point of view, as a whole.

The following table compares the ranges yielded by each methodology to the purchase price using Stephan’s unadjusted valuation parameters:

	Implied Equity Value Per Share [1]				Merger Consideration
	High	Low	Average
I. Analysis of Comparable Public Companies, Utilizing:
Average current trading multiples of selected small-cap Personal Care Product companies	$12.15	$3.29	$6.52	[2]	$4.60
Average current trading multiples of selected non-nationally branded Personal Care Product companies	$10.21	$2.31	$5.95	[2]	$4.60
II. Analysis of Mergers and Acquisitions, Utilizing:
Multiples of recent disclosed Personal Care Product Industry transactions	$9.34	$3.24	$5.52	[2]	$4.60
III. Analysis of Acquisition Premiums, Utilizing:
Average of Reference Transactions from Securities Data Corp.
Average premium 1 day prior to announcement date	NA	NA	$3.98		$4.60
Average premium 1 week prior to announcement date	NA	NA	$4.48		$4.60
Average premium 4 weeks prior to announcement date	NA	NA	$4.18		$4.60
Historical Mergerstat Review Reported Premiums
Average premium 1 day prior - All Industries	NA	NA	$4.39		$4.60
IV. Analysis of Acquisition P/E Multiples, Utilizing:
Historical Mergerstat Review Reported P/E Multiples
Average 2001 - 2003 P/E Multiple	NA	NA	$4.13		$4.60
V. Discounted Cash Flow Analysis	$4.46	$3.52	$3.88		$4.60

AVERAGE	$9.04	$3.09	$4.78		$4.60
MEDIAN	$9.78	$3.27	$4.39		$4.60
HIGH	$12.15	$3.52	$6.52		$4.60
LOW	$4.46	$2.31	$3.88		$4.60

[1]	Based on 4,501,195 fully diluted shares outstanding.

[2]	Based on weighted average results.

The following table compares the ranges yielded by each methodology to the purchase price using Stephan’s valuation parameters that excluded certain Quinsana Medicated Talc-related non-recurring revenue and profitability

	Implied Equity Value Per Share [1]				Merger Consideration
	High	Low	Average
I. Analysis of Comparable Public Companies, Utilizing:
Average current trading multiples of selected small-cap Personal Care Product companies	$11.59	$3.29	$5.22	[2]	$4.60
Average current trading multiples of selected non-nationally branded Personal Care Product companies	$9.76	$2.31	$4.72	[2]	$4.60
II. Analysis of Mergers and Acquisitions, Utilizing:
Multiples of recent disclosed Personal Care Product Industry transactions	$8.95	$2.05	$4.37	[2]	$4.60
III. Analysis of Acquisition Premiums, Utilizing:
Average of Reference Transactions from Securities Data Corp.
Average premium 1 day prior to announcement date	NA	NA	$3.98		$4.60
Average premium 1 week prior to announcement date	NA	NA	$4.48		$4.60
Average premium 4 weeks prior to announcement date	NA	NA	$4.18		$4.60
Historical Mergerstat Review Reported Premiums
Average premium 1 day prior - All Industries	NA	NA	$4.39		$4.60
IV. Analysis of Acquisition P/E Multiples, Utilizing:
Historical Mergerstat Review Reported P/E Multiples
Average 2001 - 2003 P/E Multiple	NA	NA	$2.62		$4.60
V. Discounted Cash Flow Analysis	$4.46	$3.52	$3.88		$4.60

AVERAGE	$8.69	$2.79	$4.20		$4.60
MEDIAN	$9.36	$2.80	$4.37		$4.60
HIGH	$11.59	$3.52	$5.22		$4.60
LOW	$4.46	$2.05	$2.62		$4.60

[1]	Based on 4,501,195 fully diluted shares outstanding.

[2]	Based on weighted average results.

The following table provides a summary of the financial projections Robinson Humphrey used in connection with its analysis of Stephan that were provided by the management of Stephan:

	Projected Years Ending December 31, [1] ($ in 1,000s)
	2003	2004	2005	2006	2007	2008
Total Net Sales	$25,336	$24,750	$25,245	$26,002	$27,042	$28,124
% Growth	1.1%	-2.3%	2.0%	3.0%	4.0%	4.0%
Cost of Goods Sold	14,264	14,735	15,033	15,488	16,107	16,751

% of Net Sales	56.3%	59.5%	59.6%	59.6%	59.6%	59.6%
Gross Profit	$11,072	$10,015	$10,212	$10,515	$10,935	$11,373
% of Net Sales	43.7%	40.5%	40.5%	40.4%	40.4%	40.4%
SG&A Expenses (incl.depr. & amort)	9,194	8,849	9,170	9,543	10,062	10,612
% of Net Sales	36.3%	35.8%	36.3%	36.7%	37.2%	37.7%

Nonrecurring Expenses (Income)	50	—	— .	— .	— .	— .
EBITDA, adjusted [2]	$2,609	$1,632	$1,512	$1,449	$1,361	$1,259
% of Net Sales	10.3%	6.6%	6.0%	5.6%	5.0%	4.5%
Depreciation	288	323	327	335	345	356
Amortization	93	93	93	93	93	93

EBIT, adjusted [2]	$2,228	$1,216	$1,092	$1,022	$923	$810
% of Net Sales	8.8%	4.9%	4.3%	3.9%	3.4%	2.9%
Net Other Income/(Expense)	(176)	67	117	183	250	350
Pre-Tax Income	$2,052	$1,283	$1,209	$1,204	$1,173	$1,160
Income Tax Expense [3]	780	488	459	458	446	441

Adjusted Net Income [4]	$1,272	$796	$749	$747	$728	$719

[1]	Projected financial data provided by Stephan Management.

[2]	Includes royalty income and excludes nonrecurring expenses and management bonuses.

[3]	Nonrecurring expenses taxed at 38.0%

[4]	2002 net income excludes net charge of $6.8mm ($8.4mm pre-tax) for impairment loss on goodwill.

In the ordinary course of Robinson Humphrey’s business, Robinson Humphrey may trade in Stephan’s Common Stock for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to the Robinson Humphrey Engagement Letter, Stephan agreed to pay Robinson Humphrey a $25,000 non-refundable retainer upon signing the Engagement Letter and a fee of $200,000 (the “Advisory Fee”) upon rendering an opinion as to whether or not the merger consideration to be received by the shareholders of Stephan, other than members of the acquisition group, in the proposed merger is fair from a financial point of view. Stephan agreed to pay Robinson Humphrey $50,000 for the updated fairness opinion delivered on March 15, 2004. If the Merger is consummated, Stephan has agreed to pay Robinson Humphrey a fee of 1.25% of the transaction value. Due to its contingent nature, this compensation arrangement could be viewed as creating a conflict of interest for Robinson Humphrey. Pursuant to the Robinson Humphrey Engagement Letter, Stephan has agreed to reimburse Robinson Humphrey for reasonable expenses incurred by Robinson Humphrey, subject to certain limitations, including fees and disbursements of counsel, and to indemnify Robinson Humphrey against certain liabilities in connection with its engagement.

REASONS FOR THE RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS

The special committee and our board of directors unanimously recommend that Stephan’s common stockholders adopt and approve the merger and the merger agreement. Our board of directors voted to recommend the transaction to our shareholders at a board meeting held on March 15, 2004, based on the recommendation of the special committee and the updated fairness opinion delivered by Robinson Humphrey on March 15, 2004. In considering whether to approve the merger and the merger agreement, the special committee and our board of directors considered a number of factors that they believed supported their recommendation. In view of the wide variety of factors considered in connection with the evaluation of Eastchester’s offer, the special committee and our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their recommendations. In reaching their recommendations, the special committee and our board of directors considered a number of factors both for and against recommending the merger, including the following factors which weighed in favor of the merger:

•	the merger will provide Stephan stockholders with a premium of approximately 44.2% for their shares compared to the market price of Stephan common stock prior to the initial announcement of the transaction;

•	Stephan stock is highly illiquid with average daily trading volume of less than 10,000 shares for the previous three months;

•	the consideration to be received by Stephan stockholders in the merger will consist solely of cash;

•	the likelihood of the consummation of the merger, the proposed structure of the transaction and anticipated closing date of the merger, and the representation of Eastchester that it has the financing available to complete the merger;

•	as a result of negotiations between the special committee and representatives of Eastchester, the price offered for the shares in the merger was increased and modified to an all cash offer;

•	the costs and factors previously identified as being associated with remaining a public company, including without limitation, legal and accounting costs associated with establishing increased corporate governance measures, increased premiums for directors’ and officers’ insurance and increased auditing expenses all of which are expected to increase significantly due to recent changes in the federal securities laws (in amounts estimated to be between $300,000 and $400,000 in the current year and expected to continue to increase in the foreseeable future), would likely not be offset by the benefits of providing stockholders with a liquid investment;

•	the presentation of Robinson Humphrey and the special committee at our board of directors meeting on March 15, 2004, including the updated opinion of Robinson Humphrey as to the fairness, from a financial point of view, of the merger consideration to the unaffiliated shareholders. Stephan stockholders are urged to read the Robinson Humphrey opinion in its entirety, the full text of which appears in Appendix B;

•	the updated opinion of Robinson Humphrey was based on the financial results of Stephan for the year ended December 31, 2003, the most recent financial results available at the time the opinion was issued;

•	each of the board and the special committee specifically adopted the analyses and conclusions of Robinson Humphrey in determining that the merger was fair to our unaffiliated shareholders from a financial point of view;

•	our board of directors’ knowledge of Stephan’s business, operations, assets, financial condition, operating results and prospects, which our board of directors considered in light of the premium offered under the terms of the merger agreement;

•	the limitations Stephan suffered and would likely continue to suffer financially as a public company, including its limited trading volume, lack of institutional sponsorship and lack of research attention from analysts, all of which adversely affect the trading market and the value of the Stephan stock;

•	the merger agreement permits Stephan to furnish information to, or to participate in discussions and negotiations with, any person or entity that makes an unsolicited acquisition proposal and to modify or withdraw its recommendation of the merger or recommend an alternative acquisition proposal and terminate the merger agreement, if to do so otherwise would constitute a breach of its fiduciary duties to stockholders under applicable law; although, as described above, our board of directors did not believe that a superior third party proposal would be made;

•	our board of directors’ belief that the merger agreement, including the termination fee or reimbursement of out-of-pocket expenses payable to Eastchester if the merger agreement is terminated for any of the reasons discussed on page 54 (The Merger Agreement - Fees, Expenses and Other Payments) should not unduly discourage superior third party offers and that Stephan, subject to certain conditions, may enter into a superior proposal with another party simultaneously with the termination of the merger agreement upon reasonable notice to Eastchester of its intent to enter into such negotiations and superior proposal;

•	the special committee’s belief that, after extensive negotiations by and on behalf of the special committee with Eastchester and its representatives, Stephan has obtained the highest price per share that Eastchester is willing to pay;

•	the fact that no third party has made a credible offer to acquire Stephan or its assets despite efforts made by Stephan’s management to find a buyer, and that no other buyer would be likely to provide a superior value to the stockholders; and

•	our board of directors’ concern that the debt and equity markets could deteriorate further in the future, with the effect that the per share price offered to Stephan’s stockholders in the merger may not be available in the foreseeable future.

The special committee and our board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

•	that the merger consideration to be received by a Stephan stockholder will generally be taxable to the stockholder in an amount equal to the excess of the amount of the merger consideration over the stockholder’s tax basis in his or her shares of Stephan’s stock;

•	the special committee may not be deemed completely independent due to certain conflicts of interest affecting the special committee members; see page 37 (Conflicts of Interest);

•	following the merger, Stephan stockholders will cease to participate in any future earnings growth of Stephan, or benefit from any increase in the value of Stephan; and

•	should the merger not be consummated at Stephan’s request, Stephan will have significant unrecouped expenses related to the failed transaction, including, in all likelihood, the payment of the termination fee.

In considering the merger, the special committee and our board of directors took into account Robinson Humphrey’s analysis of the merger consideration to be received by the unaffiliated shareholders. While the special committee and our board of directors reviewed with Robinson Humphrey its financial analysis and reviewed with officers of Stephan its historical and projected results, the special committee and our board of directors did not independently generate their own separate financial analysis of the merger transaction. The special committee specifically adopted Robinson Humphrey’s analyses and conclusions in determining that the transaction was fair to unaffiliated stockholders from a financial point of view.

After considering these factors, the special committee and our board of directors concluded that the positive factors outweighed the negative factors. Because of the variety of factors considered, the special committee and our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination. In considering the factors described above, individual members of the special committee and our board of directors may have given different weight to different factors. The special committee and our board of directors relied on the experience and expertise of Robinson Humphrey for quantitative analysis of the financial terms of the merger. For additional information about the Robinson Humphrey opinion, see pages 18-26 (Special Factors - Opinion of Robinson Humphrey). The determination was made after consideration of all of the factors together.

The special committee and our board of directors have approved the merger and the merger agreement and have determined that it is fair to, and in the best interests of, Stephan’s unaffiliated shareholders; accordingly, the special committee and our board of directors unanimously recommend that you vote “FOR” the adoption and approval of the merger and the merger agreement.

RECOMMENDATION OF THE SPECIAL COMMITTEE

On March 15, 2004, the special committee: (i) determined that the merger agreement and the merger are substantively fair to and in the best interests of Stephan’s unaffiliated shareholders, (ii) determined that the merger agreement and the merger should be approved and declared advisable by the Stephan board and (iii) resolved, subject to the terms and conditions of the merger agreement, to recommend that Stephan’s stockholders approve and adopt the merger agreement and the merger.

In reaching the recommendations described above, the special committee considered a number of factors. In the judgment of the special committee it is not practicable to quantify the weight assigned to each factor by the special committee in its consideration. Among the factors considered were the following:

1. Stephan’s Operating and Financial Condition. The special committee took into account the current and historical financial condition and results of operations of Stephan, as well as the prospects and strategic objectives of Stephan, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the personal hair care products industry.

2. Robinson Humphrey Fairness Opinion. The special committee took into account presentations from Robinson Humphrey and the opinion of Robinson Humphrey given on March 15, 2004, that, as of the date of the opinion and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger price is fair from a financial point of view to Stephan’s unaffiliated shareholders. A copy of the opinion rendered by Robinson Humphrey is attached to this Proxy Statement as Appendix B and is incorporated herein by reference. Stockholders should read this opinion in its entirety.

3. Transaction Financial Terms/Premium to Market Price. The special committee considered the relationship of the merger price to be received by the stockholders of Stephan (other than Eastchester and its affiliates) in the merger pursuant to the merger agreement to the historical market prices for the shares. The merger price represents a premium of 44.2% over the reported closing sale price on the last full trading day prior to the initial announcement of the proposed transaction and a premium of 15% over the acquisition group’s initial offer price of $4.00 per share.

The special committee believes that, after the extensive negotiations by and on behalf of the special committee with the acquisition group and its representatives, Stephan has obtained the highest price per share that the acquisition group is willing to pay. The special committee took into account the fact that the terms of the Merger were determined through arm’s-length negotiations between the acquisition group and the special committee and its financial and legal advisors, none of whom had a prior relationship with any member of the acquisition group. The special committee also concluded that, based upon the negotiations that had occurred and recent trends in the markets in which Stephan operates, it was not likely that a price higher than $4.60 could be obtained and that further negotiation could cause the acquisition group to abandon the transaction. In particular, the special committee concluded that it would be very difficult for the acquisition group to obtain adequate financing at a price above $4.60.

4. Stock Performance. The special committee took into account the historical market price of Stephan’s shares of common stock, the small public float and low trading volume of such stock and the difficulty of a company of the size and type of Stephan attracting market acceptance.

5. Limited Conditions to Consummation. The special committee considered the fact that the obligation of Eastchester to consummate the merger is subject to a limited number of conditions, with no financing condition.

6. Lack of Third Party Interest. The special committee considered the fact that, despite ample publicity regarding Stephan’s potential going private transaction, including several press releases and SEC filings, as well as Robinson Humphrey’s private solicitation of bids from numerous potential purchasers, there was no credible expression of any interest in acquiring Stephan from any third party. Accordingly, the special committee concluded that an acquisition of Stephan by a third party was probably not a feasible alternative and that the $4.60 merger consideration was the best alternative for Stephan’s unaffiliated stockholders.

7. Ability of Special Committee to Withdraw Recommendation. The special committee took into account the fact that merger agreement allows the Stephan board to withdraw its recommendation regarding the merger agreement if it determines in good faith, that such withdrawal is required in order to satisfy its fiduciary duties under applicable law.

The special committee determined that the merger agreement and the merger are procedurally fair because, among other things: (1) the special committee consisted of independent directors appointed to represent the interests of unaffiliated holders of Stephan’s common stock, (2) the special committee retained and was advised by its own independent legal counsel, (3) the special committee retained Robinson Humphrey, an independent party, to deliver a fairness opinion, (4) the nature of the deliberations pursuant to which the special committee carefully evaluated the merger and alternatives thereto, and (5) the $4.60 per share offer price resulted from bargaining between the special committee and its financial and legal advisors, on the one hand, and the acquisition group and its legal advisors, on the other. The special committee determination as to procedural fairness was not affected by the lack of an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the merger and/or preparing a report concerning the fairness of the merger, because the special committee believes that it has adequately represented the interests of unaffiliated shareholders by negotiating for the procedural protections described above as well as a merger price determined by the special committee to be fair to the unaffiliated shareholders, based upon, among other things, Robinson Humphrey’s analyses and opinion.

The special committee also recognized that the merger agreement permits Stephan to furnish information to, or to participate in discussions and negotiations with, any person or entity that makes an unsolicited acquisition proposal and permits the board of directors to modify or withdraw its recommendation of the merger or recommend an alternative acquisition proposal and terminate the merger agreement, if to do otherwise would constitute a breach of its fiduciary duties under applicable law. In such an event, Stephan would only be required to pay the acquisition group a termination fee in the amount of $400,000 plus its reasonable expenses. The special committee concluded that the terms of the merger agreement would not unduly discourage a superior third-party offer.

STEPHAN’S POSITION AS TO THE FAIRNESS OF THE MERGER

Our board believes that the merger as a whole (including the consideration to be received in the merger by our unaffiliated shareholders) is substantially fair to our unaffiliated shareholders. This determination was made at a meeting of our board held on March 15, 2004. This belief is based on the following:

•	the merger consideration represents a 44.2% premium over $3.19, the closing price of our common stock on April 30, 2003, the last full trading day prior to Stephan’s initial May 1, 2003 announcement of the proposed merger; our board of directors considered the fact that the merger consideration of $4.60 per share represents a 34.1% premium over the average closing price of approximately $3.43 per share of our common stock for the one-year period prior to May 1, 2003. For additional information, see page 13 (Comparative Market Price Data);

•	the merger consideration to be paid in the merger agreement represents a multiple of 230 times our earnings per share (before cumulative effect of change in accounting principle) for the quarter ended March 31, 2004;

•	the merger provides a means by which our common stockholders can have each share of common stock converted into $4.60 per share;

•	based on our knowledge of our industry and economic trends, we believe that there are significant risks to our common stockholders with respect to such stockholders’ ability, in the future, to realize as much as $4.60 (all cash) per share for their shares;

•	the opinion of Robinson Humphrey that the merger consideration to be received by our unaffiliated shareholders was fair from a financial point of view to our unaffiliated shareholders;

•	the updated opinion of Robinson Humphrey was based on the financial results of Stephan for the year ended December 31, 2003, the most recent financial results available at the time the opinion was issued;

•	the merger agreement was extensively negotiated between the representatives of the special committee and the representatives of Eastchester; and

•	the factors considered by the special committee and our board of directors, and the analysis of the special committee and our board of directors referred to on page 26 (Special Factors - Reasons for the Recommendations of the Special Committee and Our Board of Directors), which factors and analyses were specifically adopted by the board in connection with its determination that the merger was fair to our unaffiliated shareholders.

No specific liquidation value calculations were made by Stephan. In addition, as noted above, Mr. Ferola performed an analysis of the company’s income, balance sheet (both as to assets on hand, and existing liabilities), cash flows, future market prospects, and the possible impact of a slowing economy on Stephan’s economic outlook. This analysis indicated to Mr. Ferola, and Stephan’s management, that the price at which the Stephan common stock was being traded was substantially below the value determined by that analysis. Furthermore, in light of the significant decline in the market price of Stephan’s common stock that had preceded the analysis, the challenges faced by Stephan in the marketplace, and the very low trading volume of the stock, it did not appear likely that the market price per share would rise significantly in the foreseeable future.

In addition, we believe that the merger is procedurally fair to our unaffiliated shareholders. This belief is based on the following factors:

•	the opinion of Robinson Humphrey that the merger consideration to be received by our unaffiliated shareholders was fair from a financial point of view to our unaffiliated shareholders;

•	the approval of the merger by all of the members of the special committee and the fact that the members of the special committee, based on the factors described on page 26 (Special Factors - Reasons for the Recommendations of the Special Committee and Our Board of Directors), determined that the merger is fair and in the best interests of Stephan and our unaffiliated shareholders and declared that the merger agreement is desirable;

•	the members of the special committee, who negotiated the transaction on behalf of our stockholders, are not officers or employees of Stephan and are not affiliated with Eastchester;

•	the merger was unanimously approved by our board of directors, including all of the members of our board of directors who are neither employees nor affiliates of Eastchester;

•	the special committee retained Robinson Humphrey, which is not affiliated with Eastchester’s or Stephan’s management, to render a fairness opinion with respect to the merger consideration; and

•	the special committee engaged the Miami law firm of Mitrani, Rynor, Adamsky & Macaulay, P.A. which is not affiliated with Eastchester’s or our management, to serve as the independent legal advisor to the special committee.

We also considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

•	that the merger consideration to be received by a Stephan stockholder will generally be taxable to the stockholder in an amount equal to the excess of the amount of the merger consideration over the stockholder’s tax basis in his or her shares of Stephan’s stock;

•	the special committee may not be deemed completely independent due to certain conflicts of interest affecting the special committee members; see page 37 (Conflicts of Interest);

•	following the merger, Stephan stockholders will cease to participate in any future earnings growth of Stephan, or benefit from any increase in the value of Stephan; and

•	should the merger not be consummated at Stephan’s request, Stephan will have significant unrecouped expenses related to the failed transaction, including, in all likelihood, the payment of the termination fee and Eastchester’s reasonable expenses.

Even though the special committee consists of our directors and is therefore not completely unaffiliated with Stephan, committees of independent directors are a commonly used mechanism recognized under applicable law to ensure fairness in transactions of this type. Although Mr. Carlson and his law firm currently provide legal services to Stephan with respect to litigation matters, we do not believe this relationship unduly compromises his independence with regard to his services on the special committee. Our determination as to procedural fairness was not affected by the lack of an unaffiliated representative to act solely on behalf of our unaffiliated shareholders for purposes of negotiating the terms of the merger and/or preparing a report concerning the fairness of the merger, because we believe that the special committee has adequately represented the interests of our unaffiliated shareholders by negotiating for a merger price determined by the special committee to be fair to our unaffiliated shareholders, based upon, among other things, Robinson Humphrey’s analyses and opinion. As a result, we believe that sufficient procedural safeguards exist to ensure the fairness of the merger and to permit the special committee to effectively represent the interests of our unaffiliated shareholders.

After considering the foregoing, we believe the merger consideration to be fair to our unaffiliated shareholders. In reaching this determination we have not assigned specific weights to particular factors, and have considered all factors as a whole. None of the factors that we considered led us to believe that the merger was unfair to our unaffiliated shareholders.

None of the members of our board of directors, in their respective capacity as such, received any reports, opinions or appraisals from any outside party relating to the merger or the fairness of the consideration to be received by our common stockholders (other than the acquisition group), other than the opinion and related analyses received from Robinson Humphrey. See page 37 (Conflicts of Interest).

THE ACQUISITION GROUP’S POSITION AS TO THE FAIRNESS OF THE MERGER

The acquisition group believes that the merger as a whole (including the consideration to be received in the merger by the Stephan unaffiliated shareholders) is substantively fair to the unaffiliated shareholders of Stephan. This belief is based on the following factors:

•	the special committee and its advisors successfully negotiated an increase in the merger consideration to be paid to the Stephan common stockholders from $4.00 to $4.60 per share consisting of an all cash offer;

•	the merger is not subject to any financing conditions;

•	the per share price to be paid in the merger represents a 5.3% premium over the reported closing price of $4.37 for shares of Stephan common stock on March 19, 2004, which was the last day on which shares of Stephan common stock traded prior to Stephan’s March 22, 2004 announcement of the approval of the merger agreement; the acquisition group considered the fact that the merger consideration of $4.60 per share represents a 17.6% premium over the average closing price of approximately $3.91 per share for the shares of Stephan common stock for the one year period prior to March 22, 2004;

•	the acquisition group agreed with the conclusions of Robinson Humphrey in determining that the merger was fair to the unaffiliated shareholders from a financial point of view;

•	the consideration to be paid in the merger agreement represents a multiple of 25.6 times Stephan’s earnings per share (before cumulative effect of change in accounting principle) for the 12 month period ended December 31, 2003;

•	the merger provides a means by which Stephan’s common stockholders can have each share of common stock converted into $4.60 per share;

•	based on the acquisition group’s knowledge of the hair care and personal care products industry and economic trends, the acquisition group believes that there are significant risks to Stephan common stockholders with respect to such stockholders’ ability, in the future, to realize as much as $4.60 per share for their shares; and

•	the acquisition group believes that Stephan is too small to continue to support the expenses of being a public company, which include the cost of securities counsel and independent accountants for securities compliance, preparing, printing and mailing certain corporate reports, directors’ and officers’ insurance and the cost of investor relations activities.

Independently, the acquisition group considered various factors with respect to the substantive fairness of the proposed merger transaction to the unaffiliated shareholders. The acquisition group arrived at a conclusion similar to that of the special committee. The acquisition group did not engage a financial advisor to review this transaction, and it did not rely on any separate valuation, opinion or report regarding the fairness of the transaction to the unaffiliated shareholders of Stephan. Because Frank F. Ferola is the Chief Executive Officer of Stephan, the acquisition group was aware of the overall financial condition of Stephan. In this regard, the acquisition group deemed the consideration offered to the unaffiliated shareholders to be fair. The acquisition group is not aware of any firm offers within the past two years (other than its own offers) to purchase control of Stephan or all or substantially all of its assets.

In addition, the acquisition group believes that the merger is procedurally fair to Stephan’s unaffiliated shareholders. This belief is based on the following factors:

•	the merger consideration and the other terms and conditions of the merger agreement were the result of good faith negotiations between the acquisition group and the special committee. Because the special committee consists of directors who are neither officers nor employees of Stephan or affiliated with the acquisition group, and who have no financial interests in the proposed merger different from Stephan’s stockholders, the special committee has been able to effectively represent the interests of the Stephan stockholders;

•	the special committee retained and received an opinion from Robinson Humphrey, which is not affiliated with the acquisition group;

•	the special committee engaged the law firm of Mitrani, Rynor, Adamsky & Macaulay, P.A. which is not affiliated with the acquisition group, to serve as an independent legal advisor to the special committee; and

•	the merger agreement provides the special committee with the right to solicit other offers for the purchase of Stephan prior to the common stockholders’ meeting to which this proxy statement relates, and, subject to the payment of a termination fee of $400,000 plus the reasonable expenses of Eastchester, the right to accept such offer if, in the exercise of its fiduciary duties, the special committee determines that the acceptance of the better offer would be in the best interest of the Stephan stockholders, which information was made available in the press release of Stephan announcing the execution of the merger agreement and in an advertisement in trade and financial publications at the request of counsel to the special committee.

The acquisition group also considered several of the risks and other potentially negative factors concerning the merger including that the merger consideration to be received by a Stephan stockholder will generally be taxable to the stockholder in an amount equal to the excess of the amount of the merger consideration over the stockholder’s tax basis in his or her shares of Stephan’s stock and that the special committee may not be deemed completely independent due to certain conflicts of interest affecting the special committee members; see page 44 (Conflicts of Interest).

Even though the special committee consists of directors of the Company and is therefore not completely unaffiliated with the Company, committees of independent directors are a commonly used mechanism recognized under applicable law to ensure fairness in transactions of this type. Although Mr. Carlson and his law firm currently provide legal services to Stephan with respect to litigation matters, the acquisition group does not believe this relationship unduly compromises his independence with regard to his services on the special committee.

The acquisition group’s determination as to procedural fairness was not affected by the lack of an unaffiliated representative to act solely on behalf of Stephan’s unaffiliated shareholders for purposes of negotiating the terms of the merger and/or preparing a report concerning the fairness of the merger, because the acquisition group believes that the special committee has adequately represented the interests of Stephan’s unaffiliated shareholders by negotiating for a merger price determined by the special committee to be fair to the unaffiliated shareholders, based upon, among other things, Robinson Humphrey’s analyses and opinion. As a result, the acquisition group believes that sufficient procedural safeguards exist to ensure the fairness of the Merger and to permit the special committee to effectively represent the interests of Stephan’s unaffiliated shareholders.

The acquisition group considered each of the foregoing factors to support its determination as to the fairness of the merger. The acquisition group did not find it practicable to assign, nor did it assign relative weights to the individual factors considered in reaching its conclusion as to fairness. Moreover, although Robinson Humphrey provided the special committee and Stephan’s board of directors with a fairness opinion with respect to the merger consideration, the acquisition group did not rely on the analysis in such opinion since it was specifically addressed to the special committee and Stephan’s board of directors and Robinson Humphrey was not retained by the acquisition group.

PURPOSES AND STRUCTURE OF THE MERGER

In general, the purposes of the proposed transaction are (i) to permit Stephan stockholders to realize a 44.2% premium over the market price at which their shares traded prior to the initial announcement of the proposed merger transaction, (ii) to permit the acquisition group to increase their ownership of Stephan from approximately 26.1% to 100% and (iii) to permit Stephan to become a privately held corporation.

The proposed transaction has been structured as a going private cash merger of Gunhill Enterprises, Inc. into Stephan. Stephan will be the surviving corporation in the merger and, upon completion of the merger will be a privately held wholly-owned subsidiary of Eastchester. The transaction has been structured as a going private transaction to permit the acquisition group to own 100% of a privately held corporation, as a merger to provide the unaffiliated shareholders, with cash for all of their shares and to provide for an orderly transfer of majority ownership of Stephan with reduced transaction costs.

Stephan’s Reasons for the Merger

Stephan’s management is currently unable to predict with any degree of certainty or reliability projected future revenues and cash flow. The merger will enable the acquisition group to acquire control of Stephan, while providing liquidity for, and maximizing the value to be received by, the unaffiliated stockholders. Our board of directors and the special committee have over a period of time considered various strategic alternatives for the purpose of increasing value for Stephan stockholders, including engaging in a strategic merger, selling Stephan, selling certain of Stephan’s assets and continuing to operate Stephan as a stand-alone entity. The auction process conducted by Stephan did not result in an offer that was superior to the acquisition group’s proposal, and no such superior offer has been made since Stephan entered into the merger agreement with the acquisition group. See “Special Factors – Background of the Merger.”

The merger will also allow our unaffiliated stockholders to realize liquidity on their investment at a cash premium over the price in the market for our common stock as of the date of the initial announcement of the proposed transaction. Our board of directors decided to pursue the merger at this time for a number of reasons, including its concerns about our long-term viability as a stand-alone public company and its desire to maximize stockholder value and to achieve liquidity for our stockholders.

Our past efforts to raise stockholder value have been largely ineffective and our board of directors believes that our ability to raise stockholder value in the future is greatly constrained by our limited resources and prospects for additional funding. Moreover, our board believes that, for a variety of reasons, our stockholders will have limited opportunities in the future to realize any increased value in the public market. The market for our common stock suffers from a relatively low trading volume, slight investor interest, limited institutional support and lack of attention from research analysts for its common stock. These market characteristics are due in part to our inability to generate the type of rapid revenue growth generally expected by the public markets. Our board believes that these factors and market characteristics have prevented our stockholders from realizing appropriate value for their interests in Stephan and from being able to sell their shares of our common stock quickly at current market prices.

The merger is also intended to enable us to use in our operations those funds that would otherwise be expended in complying with requirements applicable to public companies, e.g., reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests and eliminating the costs and executive time expended associated with filing periodic reports with the SEC and compliance with relevant securities laws.

The Acquisition Group’s Reasons for the Merger

As noted above, as a result of the merger, the acquisition group will own 100% of Stephan, thereby permitting the acquisition group to exercise complete control over the operations and management of Stephan. The acquisition group believes that this increased level of control, together with the elimination of the significant annual regulatory related costs currently being incurred by Stephan, will permit the acquisition group to operate Stephan at a greater level of profitability. As a privately held company, Stephan will be able to reduce a number of costs that would otherwise be incurred by Stephan so long as it remains a publicly traded company. The acquisition group believes that the costs savings could amount to as much as $300,000 to $400,000 per year, thereby significantly increasing the profitability of the company (e.g., $400,000 represents over 50% of Stephan earnings for fiscal year 2003).

The acquisition group regards the acquisition of Stephan as an attractive investment opportunity because it believes that Stephan’s future business prospects can be improved through its active participation in Stephan’s strategic direction and the support of Stephan’s management in the implementation of the business strategy resulting from this participation. The acquisition group’s assessment of the risks and benefits of the merger is based upon publicly available information regarding Stephan and the acquisition group’s experience in investing in similarly situated companies. While the acquisition group believes that there will be significant opportunities associated with its investment in Stephan, there are also substantial risks that such opportunities may not be fully realized.

The acquisition group believes that it is best for Stephan to operate as a privately held entity. Without the constraint of the public market’s emphasis on quarterly earnings, especially quarterly earnings growth, and its reaction to public events, Stephan will have greater operating flexibility to focus on enhancing long-term value by emphasizing growth and the flexibility to operate strategically. The acquisition group also believes that an emphasis on long-term growth rather than short-term earnings could eventually result in greater business and capital market opportunities than would be available to Stephan if it remained publicly held. In addition, the acquisition group believes that as a privately held entity, Stephan will be able to make decisions that may negatively affect quarterly results but that may increase the value of Stephan’s assets or earnings over the long-term.

Additionally, following the merger, at such time as Stephan is no longer subject to the reporting requirements of the Exchange Act, Stephan will be able to eliminate the time devoted by its management and some of its other employees to matters that relate exclusively to Stephan being a publicly held company. “Going private”

will also reduce certain costs which relate to being a public company, including legal costs, insurance costs, the costs of certain accounting and auditing activities and internal controls, the cost of annual meetings, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities.

The acquisition group believes, in view of Stephan’s limited prospects for growth in revenues and profitability, that at this time the merger, on the terms proposed, represents the best method to maximize value for Stephan’s unaffiliated stockholders. The merger will also enable the acquisition group to implement various financing alternatives although the acquisition group has not had any discussions with any party or formulated any plans concerning any purchase or sale of assets, or concerning any type of financing except as it relates to the merger.

The primary benefits of the merger to Stephan include the following: the merger provides a liquidity event for the unaffiliated stockholders; as a private company, Stephan will be able to use funds in its operations that would otherwise be expended in complying with requirements applicable to public companies, e.g., administering stockholder accounts and responding to stockholder requests and eliminating the costs and executive time expended associated with filing periodic reports with the SEC; and our management team will have greater flexibility to manage Stephan’s operations and more time to devote to Stephan’s growth. The primary risks and detriments of the merger to Stephan include the following: the liquidity of the shares of our common stock held by continuing stockholders may be further reduced by the merger because any trading in our common stock will only occur in privately negotiated transactions subject to a shareholders agreement to be executed by the members of the acquisition group; increase in the amount of debt incurred to consummate the merger transaction; our executive officers and directors may be deprived of the ability to dispose of their shares of common stock pursuant to Rule 144 under the Securities Act of 1933.

The primary benefits of the merger to Stephan’s unaffiliated stockholders include the following: the merger consideration of $4.60 per share represents a 44.2% premium over $3.19, the closing price of our common stock on April 30, 2003, the last full trading day prior to our initial May 1, 2003 announcement of the proposed merger; provide a source of liquidity that might not otherwise be available to Stephan’s unaffiliated stockholders on the time frame proposed in the merger agreement; eliminate exposure to fluctuations, up or down, in market value of shares of Stephan common stock; and allow Stephan’s unaffiliated stockholders to pursue other investment alternatives with the cash proceeds from the merger. The primary risks and detriments of the merger to unaffiliated Stephan stockholders include the following: they will no longer have an equity interest in Stephan and therefore will not benefit from any increase in the future earnings, growth or value of Stephan; the receipt of cash consideration will be a taxable transaction for federal income tax purposes; and if the merger does not occur, Stephan will have incurred various fees and expenses associated with the merger agreement and the merger.

The primary benefits to the acquisition group from the proposed transaction include the fact that as a result of the consummation of the proposed merger transaction, the acquisition group will acquire ownership of 100% of Stephan and its operations. As a privately held company, Stephan will be able to reduce a number of costs that would otherwise be incurred by Stephan so long as it remains a publicly registered company. The acquisition group believes that the cost savings could conservatively amount to $300,000 to $400,000 per year, thereby significantly increasing the profitability of the company. Additionally, as the sole owners of Stephan, the acquisition group will have greater flexibility in managing the company, and will not have to seek the approval of any outside shareholders before acquiring additional companies or businesses, or engaging in new, or perhaps unrelated lines of business.

The detriments to the acquisition group include incurring a significant amount of debt (in excess of $8,000,000, a portion of which is secured by certain certificates of deposit), which debt is greater than originally anticipated as a result of the decisions (i) to increase the price per share to be paid to the unaffiliated stockholders, and (ii) to pay all of the merger consideration in cash. Additionally, since Stephan will no longer be a publicly traded company, the acquisition group’s stock in the company will go from being readily marketable on an established securities market to being highly illiquid and not freely transferable.

CERTAIN EFFECTS OF THE MERGER

Certain Effects of the Merger on the Acquisition Group

Following the merger, the surviving corporation will be 100% owned by the acquisition group. Accordingly, upon consummation of the merger, the interest of the acquisition group in Stephan’s net book value and net income will increase from approximately 26.1% to 100%. Eastchester could be deemed, upon consummation of the merger, to have a direct interest in and ability to access 100% of Stephan’s net book value and net income, thereby entitling the acquisition group to all of the benefits, if any, resulting from such interest, including all income generated by Stephan’s operations, any future increases in Stephan’s value and the right to vote all of Stephan’s common stock. Similarly, Eastchester and the individual members of the acquisition group could be deemed, upon consummation of the merger, to also bear the risk of all of the losses, if any, generated by Stephan’s operations and any decrease in the value of Stephan.

One significant detriment to the acquisition group which will result from the consummation of the proposed merger transaction, is that the acquisition group will be taking on a significant amount of indebtedness (estimated at up to $8,000,000, a portion of which is secured by certain certificates of deposit), which amount increased as a result of the acquisition group’s decision to increase the price per share to be paid to the unaffiliated stockholders and to pay all of the merger consideration in cash.

Upon the consummation of the contemplated transaction, the acquisition group’s interest in the current net book value and net earnings of the issuer will increase from 26.1% to 100%. However, as a result of the purchase of the shares of common stock of the unaffiliated stockholders in connection with the transaction, the net book value of Stephan will be reduced by $14,995,867 (3,259,971 shares being purchased multiplied by

$4.60 per share). Stephan’s earnings for fiscal year 2003 were approximately $760,000. Therefore, if earnings for fiscal year 2004 are similar, then the acquisition group’s interest in such earnings would rise from $198,360 (26.1% x $760,000) to $760,000.

The acquisition group’s contribution of their Stephan common stock to Eastchester in exchange for stock in Eastchester will be a non-taxable event pursuant to Section 351 of the Internal Revenue Code. Furthermore, the merger of Gunhill and Stephan should qualify as a non-taxable, type A merger under Section 368 of the Internal Revenue Code. Accordingly, neither the acquisition group, Eastchester, nor Gunhill will recognize any taxable gain or loss as a result of the consummation of the contemplated transactions.

Certain Effects of the Merger on Stephan and its Unaffiliated Shareholders

Upon consummation of the merger, Stephan will be a privately held corporation. Accordingly, Stephan unaffiliated shareholders will receive $4.60 per share and will not have the opportunity to participate in the earnings and growth of Stephan after the merger and will not have any right to vote on corporate matters. Similarly, Stephan unaffiliated shareholders will not face the risk of losses generated by Stephan’s operations or decline in the value of Stephan after the merger.

Following completion of the merger, Stephan’s common stock will no longer be authorized to be listed on the American Stock Exchange. In addition, the registration of Stephan common stock will be terminated under the Securities Exchange Act of 1934, as amended, upon application by Stephan to the Securities and Exchange Commission. Accordingly, following the merger, there will be no publicly traded Stephan stock outstanding. Stephan spent approximately $250,000 per year on compliance with Section 15(d) during fiscal year 2002 and 2003, and expects that figure to significantly increase in 2004 should Stephan remain a publicly traded company.

If the merger is completed, Stephan will terminate the registration of its common stock under the Exchange Act following completion of the merger. Termination of the registration of the shares of Stephan common stock under the Exchange Act will substantially reduce the information Stephan is required to furnish to its stockholders because Stephan will no longer be required to file periodic and other reports with the SEC. In addition, termination of registration under the Exchange Act will make certain provisions of the Exchange Act no longer applicable to Stephan. These include the short-swing profit recovery provisions of Section 16(b), the requirement to furnish proxy statements in connection with stockholders’ meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to Stephan stockholders.

Stephan does not have, and Stephan has been advised by Eastchester that the acquisition group does not have, any intentions or plans to take Stephan public in the future nor any specific proposals for any extraordinary corporate transaction involving the surviving corporation after the completion of the merger, or for any sale or transfer of all or substantially all of the assets held by Stephan after the completion of the merger, other than the assets currently held for sale. However, the surviving corporation and Eastchester will continue to evaluate Stephan’s business and operations after the consummation of the merger and make such changes as are deemed appropriate from time to time.

It is expected that, if the merger is not consummated, Stephan’s current management, under the general direction of our board of directors, will continue to manage Stephan as an ongoing business.

Other than standard SEC review of this proxy statement and the 13E-3 statement, we do not believe that any material regulatory approvals are required to permit completion of the merger from U.S. regulatory authorities, including the antitrust authorities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

The following is a description of the material U.S. federal income tax consequences of the merger to our unaffiliated shareholders who dispose of such shares in the merger, who are United States Persons (as defined below), and who, on the date of disposition, hold such shares as capital assets as defined in the Internal Revenue Code (each, a “United States Holder”). This discussion is based on the Internal Revenue Code, proposed and final income tax regulations issued under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and regulations, each as in effect and available on the date of this proxy statement. These income tax laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of this proxy statement. Although we will not seek any rulings from the Internal Revenue Service or an opinion of counsel with respect to the transactions contemplated by the merger agreement, we believe that the merger will have the U.S. federal income tax consequences described below to the United States Holders.

We urge all holders to consult their own tax advisors regarding the specific tax consequences that may result from their individual circumstances as well as foreign, state and local tax consequences of the disposition of shares in the merger. Except as specifically noted otherwise, the following discussion does not address potential foreign, state, local and other tax consequences, nor does it address special tax consequences that may be applicable to particular classes of taxpayers, including financial institutions, REITS, regulated investment companies, brokers and dealers or traders in securities or currencies, persons whose functional currency is not the U.S. dollar, insurance companies, tax-exempt organizations, persons who hold common stock as part of a position in a straddle or as part of a hedging or conversion transaction or persons who acquired common stock pursuant to an exercise of employee stock options.

A “United States Person” is a beneficial owner of common stock, who for U.S. federal income tax purposes is: (1) a citizen or resident of the U.S., including certain former citizens or residents of the U.S.; (2) a partnership or corporation created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia; (3) an estate if its income is subject to U.S. federal income taxation regardless of its source; or (4) a trust if such trust validly has elected to be treated as a United States person for U.S. federal income tax purposes or if (a) a U.S. court can exercise primary supervision over its administration and (b) one or more U.S. persons have the authority to control all of its substantial decisions.

A United States Holder generally will realize gain or loss upon the surrender of such holder’s shares pursuant to the merger in an amount equal to the difference, if any, between the amount of the merger consideration realized (cash plus the current value of the note received) and such holder’s aggregate adjusted tax basis in the shares surrendered therefor. Basis is usually equal to cost, but may also be derived from other sources such as the date of death with respect to inherited shares.

In general, any gain or loss realized by a United States Holder in the merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by a United States Holder will be long term capital gain or loss if the shares giving rise to such recognized gain or loss have been held for more than one year; otherwise, such capital gain or loss will be short term. A non-corporate United States Holder’s long term capital gain generally is subject to U.S. federal income tax at a maximum rate of 15% while any capital loss can be offset only against other capital gains plus $3,000 ($1,500 in the case of a married individual filing a separate return) of other income in any tax year. Any unutilized capital loss will carry over as a capital loss to succeeding years for an unlimited time until the loss is exhausted.

For corporations, a capital gain is subject to U.S. federal income tax at a maximum rate of 35% while any capital loss can be offset only against other capital gains. Any unutilized capital loss generally can be carried back three years and forward five years to be offset against net capital gains generated in such years.

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent, will be required to withhold, and will withhold, 31% of all cash payments to which a holder of shares or other payee is entitled pursuant to the merger agreement, unless the stockholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each of our stockholders, and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

The U.S. federal income tax consequences set forth above are for general information only and are not intended to constitute a complete description of all tax consequences relating to the merger. Each holder of shares is urged to consult his or her own tax advisor to determine the particular tax consequences to such stockholder of the merger, including the applicability and effect of foreign, state, local and other tax laws.

CONFLICTS OF INTEREST

In considering the recommendation of the special committee and our board of directors with respect to the merger and the merger agreement, you should be aware that, in addition to the matters discussed above, certain directors (including members of the special committee), executive officers and controlling persons of Stephan have interests in the merger that are different from or in addition to, the interests of our stockholders generally, and which present actual, apparent or potential conflicts of interests in connection with the merger.

The members of the acquisition group beneficially own 1,150,606 shares of Stephan common stock, or 26.1% of our shares. Benefits being conferred upon the surviving corporation and the acquisition group as a result of the completion of the merger include the following:

•	the acquisition group will beneficially own 100% of Stephan outstanding common stock;

•	the acquisition group will have the ability to benefit solely from our future earnings and profits and any divestitures, strategic acquisition or other corporate opportunities that may be pursued by us in the future; and

•	the surviving corporation will avoid a significant portion of the costs of remaining a public company, including the legal, accounting and transfer agent fees and expenses and printing costs necessary to satisfy the reporting obligations of the Securities Exchange Act.

A potentially negative factor impacting Stephan public stockholders as a result of the completion of the merger is that the public stockholders will not have the right to participate in Stephan’s future growth, if any;

Curtis Carlson, chairman of the Special Committee, and his law firm, Payton & Carlson, P.A., have provided legal services to Stephan since 1991 in connection with various litigation matters. These services have resulted in payments of legal fees to Payton & Carlson, P.A. of approximately $136,000 and $124,000 for 2002 and 2003, respectively. Mr. Carlson was selected to serve on the special committee despite this conflict of interest because of his business and financial experience and because of the Board’s belief that he would exercise independent judgment in performing his duties notwithstanding the conflict of interest.

Frank F. Ferola, Stephan’s Chairman and Chief Executive Officer, is entitled to receive certain severance payments in the event of a change in control of Stephan (as defined in his employment agreement) See page          (Employment Arrangements and Compensation Plans).

The special committee and our board of directors were aware of these conflicts of interest and considered them, along with the other matters described on page          (Special Factors - Reasons for the Recommendations of the Special Committee and Our Board of Directors).

DIRECTORS, OFFICERS AND CONTROLLING PERSONS

Frank F. Ferola

Frank F. Ferola serves as the Chairman of the board of directors and the Chief Executive Officer of Stephan while also serving as the Chairman of the board of directors and the Chief Executive Officer of Eastchester, of which he is a principal shareholder. As of the record date, Frank F. Ferola along with the other members of the acquisition group owned 1,150,606 shares of Stephan common stock, which represents approximately 26.1% of Stephan’s outstanding common stock.

The Acquisition Group

The acquisition group consists of Eastchester, Frank F. Ferola, Thomas M. D’Ambrosio, Shouky A. Shaheen, John DePinto and any company that is controlled by Eastchester. The directors of Eastchester are also directors of Stephan.

As of the record date, the acquisition group owned 1,150,606 shares of Stephan common stock, which represents approximately 26.1% of Stephan’s common stock. Upon completion of the merger, pursuant to which Eastchester’s wholly-owned subsidiary, Gunhill Enterprises, Inc., will merge into Stephan, the articles of incorporation, bylaws, directors and officers of Gunhill will become Stephan’s articles of incorporation, bylaws, directors and officers, and the ownership of Stephan’s common stock by the acquisition group will increase from approximately 26.1% to 100%.

Members of the Special Committee

The special committee consists of two non-employee, non-officer directors of Stephan, Curtis Carlson and Leonard Genovese who are not affiliated with Eastchester.

Curtis Carlson – Mr. Carlson has been a director of Stephan since 1996. Since 1982 he has been a partner in various law firms. He has been a partner in the Miami-based law firm of Payton & Carlson, PA since 1991.

Leonard Genovese – Mr. Genovese has served on our board of directors since 1997. For more than the previous five years through June 14, 1999 when he retired, Mr. Genovese was Chairman and Chief Executive Officer of Genovese Drug, Inc., an American Stock Exchange listed company. Mr. Genovese is a director of two other publicly-traded companies: Kellwood Company and Roslyn Bancorp, as well as Eckerd Drug, a wholly-owned subsidiary of J.C. Penney Co.

Compensation of the Members of the Special Committee

The members of the special committee do not receive separate compensation for their services rendered in connection with the merger. The special committee itself is projected to have expenses of approximately $450,000, including fees and expenses of its special counsel and financial advisors, which will be paid by Stephan.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, as of the effective time, the articles of incorporation of the surviving corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Stephan’s articles of incorporation and by-laws prior to the effective time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of individuals who at the effective time were directors, officers, employees or agents of Stephan. The merger agreement further provides that from and after the effective time, for a period of six years, Eastchester shall indemnify the directors and officers of Stephan on terms no less favorable than the provisions with respect to indemnification that are set forth in the articles of incorporation and by-laws of Stephan as of the effective time. Eastchester and Stephan agree that the directors, officers and employees of Stephan covered by these provisions are intended to be third party beneficiaries of these provisions and shall have the right to enforce the obligations of the surviving corporation and of Eastchester under these provisions. The surviving corporation shall maintain in effect from the effective time until their expiration the current policies of the directors’ and officers’ liability insurance maintained by Stephan.

Employment Arrangements and Compensation Plans

Frank F. Ferola

In January 1997, we entered into an employment agreement with Mr. Frank F. Ferola. The term of the agreement was for three years, expiring in January 2000. In 1999, pursuant to the terms of his employment agreement, Mr. Ferola renewed his employment agreement for an additional three-year term until 2003. In March 2002, pursuant to the terms of his employment agreement, Mr. Ferola renewed his agreement with us for an additional three-year term until 2006. Under such agreement, Mr. Ferola is to receive a base salary per annum ($813,661 for the year ended December 31, 2003), with annual increases of 10%, and an annual stock option grant of 50,000 shares of our common stock at an exercise price equal to the fair market value of the common stock on the date of grant. In addition, Mr. Ferola is entitled to receive an annual performance bonus based on increases of at least 10% of our earnings per share, calculated by comparison to a base year of 2001 and pursuant to a formula set forth in his employment agreement.

In the event of a change in control (as defined in the employment agreement) of Stephan, Mr. Ferola is entitled to receive an amount equal to his base salary for the remaining term of his employment agreement plus an additional 24 months’ salary. In addition, upon such an event, Mr. Ferola is to receive from Stephan, in a lump-sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including any fraction thereof) remaining in the term of his agreement plus two. Mr. Ferola has irrevocably waived $800,000 of such payment; provided, however, that this waiver is not applicable to any change in control resulting from any transaction (other than the merger described in this proxy statement) involving a third party, whether pursuant to a superior proposal or otherwise and provided further that in the event the merger is not consummated by August 2, 2004, the sum of $800,000 is to be reduced by 5% for each month after August 2 , 2004.

Certain Relationships Between Stephan and the Acquisition Group

Stephan paid an annual salary of $54,000 to Thomas D’Ambrosio, a director and executive officer of Stephan for legal services rendered throughout the year.

THE MERGER

The following information describes certain material aspects of the merger. This description is not complete and is qualified in its entirety by reference to the appendices, including the second amended and restated merger agreement which is attached to this proxy statement as Appendix A and is incorporated herein by reference. You are urged to read Appendix A in its entirety. See also pages 46-54 (The Merger Agreement).

Our board of directors has determined, based on the unanimous recommendation of the special committee, that the merger is fair to and in the best interests of Stephan and our unaffiliated shareholders and has declared that the merger agreement is advisable and has recommended adoption and approval of the merger agreement by our stockholders. See page 26 (Special Factors - Reasons for the Recommendations of the Special Committee and Our Board of Directors).

Our board of directors unanimously recommends a vote “FOR” adoption and approval of the merger agreement.

EFFECTIVE TIME OF THE MERGER

The merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Florida or such later time as specified in the certificate of merger. We refer to this time as the “effective time”. If the merger agreement is adopted by our stockholders and the other conditions to the merger agreement are satisfied (or waived to the extent permitted by law), we expect to complete the merger on or about August 2, 2004, and in any event, no later than two business days after the satisfaction or waiver (to the extent permitted by law) of the other conditions. The acquisition group possesses sufficient voting power to adopt and approve the merger and the merger agreement, and intends to do so.

The merger agreement may be terminated prior to the effective time of the merger by Stephan or Eastchester in certain circumstances, whether before or after the adoption and approval of the merger agreement by our common stockholders. See page 53 (The Merger Agreement - Termination of the Merger Agreement).

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

The surviving corporation shall designate a payment agent for purposes of making the cash payments contemplated by the merger agreement. Immediately prior to the effective time of the merger, Eastchester will deposit in trust with the payment agent cash in U.S. dollars in an aggregate amount equal to the merger consideration, for all Stephan stockholders. The payment agent will, pursuant to irrevocable instructions, deliver to you your merger consideration according to the procedure summarized below.

At the close of business on the day of the effective time of the merger, our stock ledger will be closed. As soon as reasonably practicable after the effective time of the merger, Eastchester will cause the payment agent to mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the payment agent your certificates in exchange for the merger consideration. Upon the surrender for cancellation to the paying agent of your certificates, together with a letter of transmittal, executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the payment agent will promptly pay to you your merger consideration. No interest will be paid or accrued in respect of cash payments of merger consideration. Payments of merger consideration also will be reduced by applicable withholding taxes. In the event that you have lost or misplaced a certificate, you will have to send an affidavit of loss in lieu of the applicable certificate along with your transmittal letter.

If the merger consideration (or any portion of it) is to be delivered to a person other than you, it will be a condition to the payment of the merger consideration that your certificates be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that the transfer otherwise be proper and not violate any applicable federal or state securities laws, and that you pay to the payment agent any transfer or other taxes payable by reason of the transfer or establish to the satisfaction of the payment agent that the taxes have been paid or are not required to be paid.

You should not forward your stock certificates to the payment agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

At and after the effective time of the merger, you will cease to have any rights as our stockholder, except for the right to surrender your certificate in exchange for payment of the merger consideration, and no transfer of Stephan common stock will be made on the stock transfer books of Stephan. Certificates presented to Stephan after the effective time will be canceled and exchanged for cash as described above.

Promptly following the date which is one year after the effective date of the merger, the payment agent will return to Stephan all cash that constitutes any portion of the merger consideration, and the payment agent’s duties will terminate. Thereafter, stockholders may surrender their certificates to Stephan and (subject to applicable abandoned property laws, laws regarding property which is not accounted for by the laws of intestacy and similar laws) receive the merger consideration without interest, but will have no greater rights against Stephan or Eastchester than may be accorded to general creditors of Stephan or Eastchester under applicable law. None of the payment agent, Stephan, Eastchester, or Gunhill Enterprises, Inc. will be liable to stockholders for any merger consideration delivered to a public official pursuant to applicable abandoned property laws, laws regarding property which is not accounted for by the laws of intestacy and similar laws.

ACCOUNTING TREATMENT

The merger will be accounted for under the purchase method of accounting as prescribed by statement of Financial Accounting Standards No. 141, Business Combinations and Emerging Issues Task Force Abstract 88-16, Basis in Levereaged Buyout Transactions.

FINANCING OF THE MERGER; FEES AND EXPENSES OF THE MERGER

The total amount of funds required to consummate the merger and to pay related fees and expenses is estimated to be approximately $16,000,000. If the merger is consummated, all costs, fees and expenses incurred in connection with the merger shall be borne entirely by the party that has incurred such costs, fees and expenses. We have agreed to pay Eastchester, if the merger agreement is terminated: (i) by either party, upon the special committee and our board of directors’ determination that a takeover proposal constitutes a superior proposal and our board of directors seeks to consummate such superior proposal, then a termination fee of $400,000 plus Eastchester’s reasonable expenses; (ii) by either party, if on or before August 2, 2004 any regulatory authority or shareholder of Stephan initiates any legal action (which has been previously disclosed in the schedules to the merger agreement) which as of September 15, 2004, the parties reasonably believe will result in a delay of the consummation of the merger for a period of more than 90 days thereafter, then all of Eastchester’s expenses in connection with the proposed merger transaction. The acquisition group has sufficient funds and financing commitments available, including Stephan funds which will be available at the effective time of the merger, to pay the cash portion of the merger consideration and to pay its portion of the fees and expenses to be incurred in connection with the merger. The merger is not conditioned on any financing arrangements. The estimated fees and expenses of Stephan in connection with the merger are set forth in the table below:

Financial Advisory Fees $460,000

Legal, Accounting and Other Professional Fees $500,000

Printing, Proxy Solicitation and Mailing Costs $75,000

Filing Fees $3,000

Miscellaneous $25,000

Total $1,012,000

On September 19, 2003, Stephan entered into a Working Capital Management Account (“WCMA”) agreement with Merrill Lynch Business Financial Services Inc. providing for the creation of a WCMA line of credit not to exceed $5,000,000. Borrowings against the line of credit will be collateralized by Stephan accounts receivable and inventory and the debt will bear a variable interest rate using a 1-month LIBOR rate plus 2.25%. The provisions of the credit line include periodic accounting and reporting requirements, maintenance of certain business and financial ratios as well as restrictions on additional borrowings. The WCMA Loan and Security Agreement, dated September 15, 2003, is set forth as an Exhibit to the Schedule 13E-3. A portion of the proceeds available under the WCMA line of credit may be used to pay the cash portion of the merger consideration.

In addition, Eastchester has received a proposal from General Electric Capital Business Asset Funding Corporation providing for a loan of $2,500,000 to be secured by a first mortgage on certain real property owned by Stephan located at (A) 1850 West McNab Road, Ft. Lauderdale, FL, 4829 and (B) 4831 East Broadway Avenue, Tampa, FL. The loan shall be subject to the usual terms, conditions, and remedies contained in the lender’s customary loan documents. This loan will bear a variable interest rate using a 1-month LIBOR rate plus 3.10%. The commitment letter from General Electric Capital Business Asset Funding Corporation is included in Exhibit B to the Second Amended and Restated Agreement and Plan of Merger which is included as Appendix A to this Proxy Statement.

APPRAISAL RIGHTS

Pursuant to the Florida Business Corporation Act, because our shares were listed on the American Stock Exchange as of the record date, shareholders do not have appraisal rights whether they vote for or against the merger.

THE MERGER AGREEMENT

The following discussion of the material terms of the second amended and restated merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is included in this proxy statement as Appendix A (exclusive of all schedules) and is incorporated herein by reference.

Generally

The merger agreement provides for Gunhill Enterprises, Inc. to merge with and into us. Stephan will be the surviving corporation in the merger, and, as a result of the merger, the acquisition group will own 100% of Stephan’s stock.

In the merger, Gunhill Enterprises, Inc.’s articles of incorporation as in effect immediately prior to the effective time, shall be the articles of incorporation of the surviving corporation, provided, that Gunhill Enterprises, Inc.’s articles of incorporation will be amended by the certificate of merger to read as follows: “The name of the corporation is: The Stephan Co.” As of the completion of the merger, the bylaws of Gunhill Enterprises, Inc. will be the bylaws of Stephan.

Consideration to be Offered to our Stockholders

At the effective time of the merger each outstanding share of common stock will be canceled and converted into the right to receive $4.60 in cash, other than any outstanding share of common stock that is held by the acquisition group and any outstanding share of common stock held in our treasury.

Each share of common stock of Gunhill Enterprises, Inc. then issued and outstanding will, by virtue of the merger and without any action on the part of Gunhill Enterprises, Inc. become one fully paid and nonassessable share of common stock of the surviving corporation.

Stock Options

All outstanding Stephan stock options shall either be (i) cancelled immediately prior to the effective time of the merger in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (A) the number of shares of common stock subject to such option immediately prior to the effective time of the merger and (B) the excess of the merger consideration over the per share exercise price of such option (the “Net Amount”) or (ii) converted immediately prior to the effective time of the merger into the right solely to receive in cash equal to the Net Amount.

Representations and Warranties

Our Representations and Warranties to Eastchester and Gunhill

We have made various representations and warranties in the merger agreement to Eastchester and Gunhill Enterprises, Inc. relating to, among other matters:

•	our and our subsidiary’s organization, standing and power;

•	our and our subsidiary’s capital structure;

•	our corporate authority to enter into and consummate our obligations under the merger agreement and the enforceability of the merger agreement;

•	the vote required by our stockholders to adopt the merger agreement;

•	the required consents and approvals of governmental entities and absence of conflict with our governing documents and certain agreements and permits;

•	the making and accuracy of SEC filings (including our financial statements);

•	the accuracy of this proxy statement and the Schedule 13E-3;

•	the absence of certain material changes since December 31, 2003, that may reasonably be expected to have a material adverse effect on Stephan and our subsidiary;

•	the payment of all applicable taxes;

•	the compliance with all applicable laws;

•	the absence of material litigation;

•	the inapplicability of any state takeover statute or any anti-takeover provision in our articles of incorporation or bylaws and inapplicability of our stockholder rights plan; and

•	the receipt by the special committee of the opinion of Robinson Humphrey.

Eastchester and Gunhill Enterprises, Inc.’s Representations and Warranties to Us

The merger agreement also contains various representations and warranties by Eastchester and Gunhill Enterprises, Inc. to us, relating to, among other matters:

•	their organization, standing and power;

•	their corporate authority to enter and consummate their obligations under the merger agreement and the enforceability of the merger agreement;

•	the veracity and completeness of information provided by them in connection with the preparation of this proxy statement;

•	the interim operations of Gunhill Enterprises, Inc.; and

•	the availability of sufficient funds and financing commitments to complete the merger and related transactions.

Please see Articles IV and V of the merger agreement for a full statement of the representations and warranties of the parties. The representations and warranties terminate upon the completion of the merger.

Covenants

We agreed that we and our subsidiary will, except as expressly contemplated by the merger agreement or consented to in writing by Eastchester, conduct our respective businesses and operations only according to our ordinary course of business, consistent with past practice, and use reasonable best efforts to preserve intact our respective business organization, keep available the services of our present officers, employees and consultants and maintain existing relationships with suppliers, creditors, business associates and others having business dealings with us.

We also agreed that, except as expressly contemplated by the merger agreement or consented to in writing by Eastchester, until the effective time of the merger, we will not and will not permit our subsidiary to:

Dividends; Changes In Stock

•	declare or pay any dividends on or make other distributions in respect of any of our own or our subsidiaries’ capital stock, other than cash dividends payable by a subsidiary to us or one of our subsidiaries;

•	split, combine or reclassify any of our capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for our shares of capital stock; or

•	repurchase, redeem or otherwise acquire any shares of our capital stock or permit any subsidiary to acquire any shares of our capital stock or any securities convertible into or exercisable for any of our capital stock;

Issuance of Securities

•	issue, deliver, pledge or sell, or authorize or propose the issuance, delivery or sale of, any shares of our capital stock of any class, any debt securities having the right to vote or any securities convertible into or exercisable for or any rights, warrants or options to acquire any such shares or debt securities having the right to vote;

Governing Documents

•	amend or propose to amend our articles of incorporation, bylaws or other governing documents;

No Acquisitions

•	acquire or agree to acquire (by merger, consolidation or purchase of a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof; or

•	other than in the ordinary course of business, otherwise acquire any assets which are material, individually or in the aggregate, to us;

No Dispositions

•	sell, lease, license, mortgage, encumber or otherwise dispose of any of or agree to sell, lease, license, mortgage, encumber or otherwise dispose of our assets, except for dispositions in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as dispositions in the past;

Indebtedness

•	incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of our or our subsidiaries’ long term debt securities, or guarantee any long term debt securities of others or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than in replacement for existing or maturing debt, indebtedness of any of our subsidiaries or other borrowing under existing lines of credit in the ordinary course of business consistent with prior practice; or

•	make any loans, advances or capital contributions to any person;

Other Covenants

•	change our methods of accounting in effect at the date of the merger agreement, except as required by changes in generally accepted accounting principles as concurred by our independent auditors;

•	except in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as elections made in the past, make any material tax election or settle or compromise any material federal, state, local or foreign income tax claim or liability or amend any previously filed tax return in any respect; or

•	take any action that would or is reasonably likely to result in any of the conditions to the merger not being satisfied or that would materially impair the ability of us, Eastchester or Gunhill Enterprises, Inc. to consummate the merger or materially delay the merger.

Annual Meeting

The merger agreement provides that as promptly as practicable after the date of the merger agreement we must call a meeting of our shareholders to be held, for the purpose of voting upon the adoption and approval of the merger and the merger agreement. Through our board of directors and the special committee, we will recommend to our common stockholders adoption and approval of such matters, unless the taking of such action would be inconsistent with the board of directors’ or the special committee’s fiduciary duties to stockholders under applicable law. We shall, at the direction of Eastchester, solicit from you proxies in favor of adoption and approval of the merger agreement, and shall cooperate and coordinate with Eastchester with respect to the timing of such meeting.

Takeover Proposals

Nothing contained in the merger agreement shall prohibit us from, prior to the date of the common stockholders’ meeting, doing any of the following:

•	furnishing information or entering into discussions with any person that makes an unsolicited written proposal to us with respect to a takeover proposal, which could reasonably be expected to result in a superior proposal, if the failure to take such action would be inconsistent with our board of directors’ and the special committee’s fiduciary duties to Stephan stockholders. Prior to furnishing information to, or entering into negotiations with, such person, we will provide reasonable notice to Eastchester that we are furnishing information or negotiating with such person, and will have received from such person a fully executed confidentiality agreement;

•	complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with regard to a tender offer or exchange offer;

•	failing to make or withdrawing or modifying our board of director’s or the special committee’s recommendation to the common stockholders that they adopt and approve the merger agreement; or

•	recommending an unsolicited, bona fide proposal with respect to a takeover proposal which could reasonably be expected to result in a superior proposal, if the failure to take such action would be inconsistent with the board of directors’ or the special committee’s fiduciary duties to the stockholders.

If at any time prior to the consummation of the merger the special committee concludes that its failure to provide information to, or engage in discussions with, third parties who are interested in acquiring Stephan, would be inconsistent with its fiduciary duties to Stephan’s unaffiliated shareholders then the special committee may provide information to, and engage in discussions and negotiations with such interested parties. Under specified circumstances, Stephan has the right to terminate the merger agreement and to enter into an agreement with a party proposing a competing transaction which is deemed superior to the transaction proposed by the acquisition group.

A “takeover proposal” means:

•	any merger, consolidation, share exchange, exchange offer, business combination, recapitalization, liquidation, dissolution or other similar transaction involving us or any of our subsidiaries;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 20% or more of our total assets;

•	any tender offer or exchange offer for 20% or more of our outstanding shares of capital stock or the filing of a registration statement in connection therewith;

•	any person or group having acquired beneficial ownership of 15% or more of our outstanding shares of capital stock or such person or group having increased its beneficial ownership beyond 15% of such shares; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

A “superior proposal” means any bona fide written proposal to acquire, directly or indirectly, for cash and/or securities more than 50% of our common stock or all or substantially all of our assets, that:

•	is not subject to any financing conditions or contingencies;

•	provides stockholders with consideration that the special committee determined in good faith, after receipt of advice of its financial advisor, is more favorable from a financial point of view than the consideration to be received by stockholders in the merger;

•	is determined by the special committee and our board in its good faith, after receipt of advice of its financial advisor and outside legal counsel, to be likely of being completed (taking into account the aspects and timing of the proposal, and the person making the proposal); and

•	has not been obtained in violation of our conditions with respect to takeover proposals.

Access to Employees and Facilities

Upon reasonable notice, we shall provide Eastchester access to our employees and facilities.

Indemnification; Directors’ and Officers’ Insurance

As of the effective time, the articles of incorporation of the surviving corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Stephan’s articles of incorporation and by-laws prior to the effective time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of individuals who at the effective time were directors, officers, employees or agents of Stephan. From and after the effective time, for a period of six years, Eastchester shall indemnify the directors and officers of Stephan on terms no less favorable than the provisions with respect to indemnification that are set forth in the articles of incorporation and by-laws of Stephan as of the effective time. Eastchester and Stephan agree that the directors, officers and employees of Stephan covered by these provisions are intended to be third party beneficiaries of these provisions and shall have the right to enforce the obligations of the surviving corporation and of the Eastchester under these provisions. Stephan shall maintain in effect from the effective time until their expiration the current policies of the directors’ and officers’ liability insurance maintained by Stephan.

Conditions to the Merger

Each party’s obligation to effect the merger is subject to a number of conditions, including the following:

•	the adoption and approval of the merger agreement by the affirmative vote of the holders of a majority of our outstanding shares entitled to vote thereon;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger agreement; and

•	all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by any governmental entity, which are necessary for consummation of the merger shall have been filed, occurred or been obtained and in full force and effect.

Our obligation to effect the merger is subject to a number of conditions, including the following:

•	the representations and warranties of Eastchester and Gunhill Enterprises, Inc. shall be true and correct, except for such breaches and warranties as would not have a material adverse effect on Eastchester; and

•	Eastchester and Gunhill Enterprises, Inc. shall have performed and complied in all material respects with all obligations under the merger agreement, and we shall have received a certificate signed on behalf of Eastchester to such effect.

The obligation of Eastchester and Gunhill Enterprises, Inc. to effect the merger is subject to a number of conditions, including the following:

•	our representations and warranties shall be true and correct, except for such breaches as would not have a material adverse effect (as such term is defined in the merger agreement) on us;

•	we shall have performed and complied in all material respects with all of our obligations under the merger agreement, and Eastchester shall have received a certificate signed on our behalf to such effect;

•	a material adverse effect with respect to our operations has not occurred, and no facts or circumstances arising after the date of the merger agreement have occurred which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on us; and

•	except for those consents or approvals for which failure to obtain could not, in the aggregate or individually, reasonably be expected to have a material adverse effect on us, each person whose consent or approval is required in order to permit the succession pursuant to the merger to any of our or our subsidiaries’ obligations, rights or interests under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, shall have been obtained and shall be in full force and effect.

Termination of the Merger Agreement

Either we or Eastchester may terminate the merger agreement at any time prior to the effective time, whether before or after approval of the matters presented to our common stockholders in connection with the merger if:

•	consented to by both parties in writing;

•	the merger does not occur on or before to August 2, 2004 and the terminating party has not caused the failure of the merger to occur by such date;

•	upon the special committee and our board of directors’ determination that a takeover proposal constitutes a superior proposal and our board of directors seeks to consummate such superior proposal;

•	if on or before August 2, 2004 any regulatory authority or shareholder of Stephan initiates any legal action which as of September 15, 2004, the parties reasonably believe will result in a delay of the consummation of the merger for a period of more than 90 days thereafter;

•	a governmental entity issues a non-appealable permanent injunction or action that prevents the consummation of the merger; or

•	any approval of our common stockholders required for the consummation of the merger is not obtained by reason of the failure to obtain the required vote at the annual meeting.

Eastchester may terminate the merger agreement if:

•	there is a material breach by us of any of our representations, warranties, covenants or agreements set forth in the merger agreement which breach is incapable of being cured or has not been cured within 10 days after prior written notice to us.

We may terminate the merger agreement if:

•	there is a material breach by Eastchester or Gunhill Enterprises, Inc. of any of their representations, warranties, covenants or agreements set forth in the merger agreement which breach is incapable of being cured or has not been cured within 10 days after prior written notice to Eastchester or Gunhill Enterprises, Inc.

Upon termination, the merger agreement will become void and there shall be no liability or obligation on the part of any party except as set forth in page 54 (The Merger Agreement—Fees, Expenses and Other Payments). However, no party shall be relieved from any liability for any breach of the merger agreement.

Fees, Expenses and Other Payments

We have agreed to pay Eastchester an amount equal to all of Eastchester’s reasonable expenses (along with a termination fee of $400,000 in the event of a termination under the first scenario listed below), if the merger agreement is terminated:

•	by either party, upon the special committee and our board of directors’ determination that a takeover proposal constitutes a superior proposal and our board of directors seeks to consummate such superior proposal; or

•	by either party, if on or before August 2, 2004 any regulatory authority or shareholder of Stephan initiates any legal action which as of September 15, 2004, the parties reasonably believe will result in a delay of the consummation of the merger for a period of more than 90 days thereafter.

Amendment to the Merger Agreement

The merger agreement may be amended by the parties to the merger agreement in writing, by action taken by their respective boards of directors and by the special committee, at any time before or after the adoption and approval by our common stockholders of the merger. However, once our common stockholders have adopted and approved the merger, no amendment shall be made to the merger agreement which, by law, requires the further approval of stockholders, without obtaining that further approval.

THE STEPHAN CO.

Business of Stephan

Stephan, founded in 1897 and incorporated in the State of Florida in 1952, is engaged in the manufacture, sale and distribution of hair care and personal care products at both the wholesale and retail level. We are comprised of The Stephan Co. and its eight wholly-owned subsidiaries, Foxy Products, Inc., Old 97 Company, Williamsport Barber and Beauty Corp., Stephan & Co., Scientific Research Products, Inc. of Delaware, Trevor Sorbie of America, Inc., Stephan Distributing, Inc. and Morris Flamingo-Stephan, Inc.

Stephan has identified three reportable operating segments which are Professional Hair Care Products and Distribution (“Professional”), Retail Personal Care Products (“Retail”) and Manufacturing. The Professional segment generally consists of a customer base of distributors which purchase Stephan’s hair care products and beauty and barber supplies for sale to salons and barbershops. The customer base for the Retail segment is mass merchandisers, chain drug stores and supermarkets which sell hair care and other personal care products directly to the end user. The Manufacturing segment manufactures products for our subsidiaries, and manufactures private label brands for certain customers.

Headquartered in Fort Lauderdale, Florida, Stephan is principally engaged in the manufacture of hair care products for sale by two of its subsidiaries, Scientific Research Products, Inc. and Trevor Sorbie of America, Inc., and the manufacture of products marketed under the STEPHAN brand name. Stephan also manufactures, markets and distributes hair and skin care products under various trade names through its subsidiaries. Retail product lines include brands such as Cashmere Bouquet talc, Quinsana Medicated talc, Balm Barr and Stretch Mark creams and lotions, Protein 29 liquid and gel grooming aids and Wildroot hair care products for men. These brands, included in the Retail segment of our business, are manufactured at our Tampa, Florida facility, as are the “Modern” brand of Stiff Stuff products. The sales of these products are also included in our Retail segment. In addition, The Frances Denney division (included in the Retail segment) markets a full line of cosmetics through retail and mail order channels. Under the terms of an exclusive supply agreement, we market the brand names HOPE, INTERLUDE and FADE-AWAY through several retail chains, including J.C. Penney, in the United States and Canada.

Government Regulation

Certain of our products are subject to regulation by the Food and Drug Administration, in addition to other Federal, state and local regulatory agencies. We believe that our products are in substantial compliance with all applicable regulations. We do not believe that compliance with existing or presently proposed environmental standards, practices or procedures will have a material adverse effect on our operations, capital expenditures or the competitive position.

Competition

The hair care and personal grooming business is highly competitive. Stephan believes that the principal competitive factors are price and product quality. Products manufactured and sold by Stephan and its subsidiaries compete with numerous varieties of other such products, many of which bear well known, respected and heavily advertised brand names and are produced and sold by companies having substantially greater financial, technical, personnel and other resources than Stephan. Products produced by Stephan and its subsidiaries account for a relatively insignificant portion of the total hair care and personal grooming products manufactured and sold annually in the United States.

Employees

As of December 31, 2003, in addition to our five officers, Stephan and our subsidiaries employed approximately 120 people engaged in the production, warehousing and distribution of our products. Although we do not anticipate the need to hire a material number of additional employees, we believe that any such employees, if needed, would be readily available. No significant number of employees are covered by collective bargaining agreements and Stephan believes its employee relationships are satisfactory.

Description of Property

Our administrative, manufacturing and warehousing facilities are located in a building of approximately 33,000 square feet, which Stephan owns, located at 1850 West McNab Road, Fort Lauderdale, Florida 33309. We utilize approximately two-thirds of the space for the manufacture and warehousing of our products. The remainder of the space is utilized for our administrative offices. In addition to this facility, we lease approximately 43,000 square feet of warehouse space located at 5300 North Powerline Road, Fort Lauderdale, Florida 33309, under a lease extension (with a November 30, 2003 cancellation option) which terminates July 31, 2004, at an annual net rental of $160,000.

One of our subsidiaries owns three buildings totaling approximately 42,000 square feet of space, one of which is located at 2306 35th Street, Tampa, Florida 33605. These buildings are utilized in the manufacture, warehousing, and distribution of several of our product lines as well as for administrative offices. We also lease office and warehouse space of approximately 6,000 square feet in Williamsport, Pennsylvania pursuant to a five-year lease expiring January 31, 2007. Monthly rent in the amount of $2,100 is payable to the former owner of Williamsport Barber Supply and the lease has a 60-day cancellation clause. Finally, Stephan leases an office, warehouse and manufacturing facility located at 204 Eastgate Drive, Danville, Illinois 61834, at an annual rental payment of approximately $210,000, subject to annual consumer price index increases, with purchase options ranging from $1,850,000 to $2,000,000 over the remaining life of the lease. The Danville facility has 7,500 square feet of office space and 85,500 square feet of warehouse, distribution and manufacturing space. The landlord of this property is Shaheen & Co., Inc, the former owner of Morris-Flamingo. Shouky A. Shaheen, a minority owner of Shaheen & Co., Inc., is currently a member of our Board of Directors and a significant shareholder of Stephan.

Legal Proceedings

In addition to the matters set forth below, Stephan is involved in other litigation matters arising in the ordinary course of business. It is the opinion of management that none of such matters, as of the date of this proxy statement, would likely, if adversely determined, have a material adverse effect on our financial position, results of operations or cash flows.

The United States Court of Appeals for the Ninth Circuit entered an order on April 29, 2002 that, among other things, reversed the judgment of the United States District Court granting summary judgment in favor of New Image Laboratories, Inc. (“New Image”) against Stephan on New Image’s contract claim for a price adjustment and on New Image’s claim of breach of the implied covenant of good faith and fair dealing. In addition, the Ninth Circuit’s opinion affirmed the lower court’s ruling that on the present record New Image is not entitled to (i) damages equal to the diminution in the value of our common stock price between the scheduled and actual disbursement dates or (ii) any attorney’s fees. As a consequence of the Ninth Circuit’s decision, the judgment granting New Image all 125,000 shares of our common stock being held in escrow has been reversed and the case has been remanded back to the United States District Court for further proceedings. On May 28, 2002, New Image filed a Motion for Rehearing with the Ninth Circuit Court of Appeals and on June 26, 2002, the Court denied the petition for rehearing. The parties are engaged in settlement negotiations and no trial date has been established. The recorded value of trademarks assumes the return to the Company of the shares held in escrow.

On November 1, 2001, a private label customer filed a lawsuit against Stephan alleging causes of action for breach of contract, declaratory judgment, and trademark infringement. Stephan denied the allegations and has counter-sued the customer. In January 2004, the parties reached an amicable resolution of the litigation which will have no material effect on the financial statements.

In November 2001, the Company filed a claim with the U.S. Department of Transportation (“DOT”) in the 13th Judicial Circuit Court of Hillsborough County, Florida, in connection with the DOT’s widening of Interstate Highway 4, which the Company alleged would result in the loss of an adjacent rental facility utilized by one of the Company’s subsidiaries. In the third quarter of 2003, the case was settled and the Company received a net award of $187,000.

In November 2002, a stockholder filed a lawsuit in the Circuit Court for the 17th Circuit of Florida in and for Broward County, styled Joan Rosoff (“Plaintiff”) v. Frank F. Ferola, Shouky Shaheen, Leonard A. Genovese, Curtis Carlson, John DePinto, Thomas M. D’Ambrosio and The Stephan Co., Case Number 0222253, against Stephan alleging certain breaches of fiduciary duties and responsibilities. On July 15, 2003, the Plaintiff filed a notice of voluntary dismissal without prejudice.

In September 2003, in accordance with the Amended and Restated Sorbie Products Agreement, a Demand for Arbitration was submitted by Sorbie Acquisition Co. (Trevor Sorbie of America, Inc. “TSA”) against Trevor Sorbie International, PLC (“PLC”). PLC also filed a Demand for Arbitration and both claims have been consolidated and will be heard together in Pittsburgh, Pennsylvania. TSA has denied the allegations raised by PLC and it has claimed that PLC’s assertion of a right to royalty payments is premised upon an incorrect reading of the underlying agreement, and that damages should be awarded in favor of TSA based upon PLC’s diversion of Sorbie product and failure to support the brand in violation of the agreement. The Company intends to defend itself against the allegations and does not believe this action will have any material adverse effect on our financial position or results of operations. However, it is early in the process and the Company is unable to predict the outcome of this matter.

ELECTION OF DIRECTORS

The persons named as proxies in the enclosed proxy card(s) intend to vote all valid proxies received in favor of the election of each of the six persons named below as directors. Our board of directors has fixed the number of directors to be elected at the annual meeting at six. Each nominee receiving a plurality of votes will be elected a director. Abstentions and votes withheld by brokers in the absence of instructions from street name holders will be counted for purposes of determining whether a quorum is present and will have no effect on the election of directors.

Our board of directors is divided into three classes serving staggered terms, with each class consisting of one-third of the entire board of directors, and standing for re-election for a three-year period. Our bylaws provide that the number of directors shall be set from time-to-time by resolution of the board of directors and must be a minimum of one. The board of directors has, by resolution, set the size of the board at six members. Because Stephan has not had an annual meeting of stockholders since September 1, 2000, all classes of directors (for differing staggered time periods) are being elected at this annual meeting. Class I will consist of Messrs. DePinto and Shaheen who each will serve an initial term of one year expiring at the 2005 Annual Meeting of Stockholders, Class II will consist of Messrs. Carlson and Genovese who will each serve for an initial term of two years expiring at the 2006 Annual Meeting of Stockholders, and Class III will consist of Messrs. Ferola and D’Ambrosio who will each serve for an initial term of three years expiring at the 2007 Annual Meeting of Stockholders. Beginning with the 2005 Annual Meeting of Stockholders, at each annual meeting the Company’s directors will be elected to succeed those whose terms then expire and each newly elected director will serve for a three-year term. Each of the nominees listed below has consented to being named in this proxy statement and to serving as a director if elected. If any nominee refuses or is unable to serve as a director (which event is not now anticipated), the proxies will be voted for the other nominees and for such substituted nominee(s) as may be designated by our present board of directors.

Background of Management

Information regarding each nominee for director and non-director member of management is set forth below. Except as otherwise indicated, each nominee has held the position indicated as his principal occupation for at least five years.

John DePinto, 85, has been a director of Stephan since 1981, and has been a retired executive for more than the past five years.

Shouky A. Shaheen, 73, has been a member of our board of directors since 1998. For more than the previous five years, President of Shaheen and Co. Mr. Shaheen is also the former owner of Morris Flamingo, L.P., which was acquired by the Company in March 1998. Mr. Shaheen is a member of the Stock Option and Compensation Committee of the board.

Leonard Genovese, 68, has been a director of Stephan since 1997. Mr. Genovese, retired since by June 1999, was Chairman and Chief Executive Officer of Genovese Drug, Inc., an American Stock Exchange listed company. Mr. Genovese is a director of two other publicly-traded companies: Kellwood Company and Roslyn Bancorp, as well as Eckerd Drug, a wholly-owned subsidiary of JC Penney Co. Mr. Genovese is a member of the special, Audit and Stock Option and Compensation committees of our board of directors.

Curtis Carlson, 50, has been a member of our board of directors since 1996, and is currently a shareholder in the Miami-based law firm of Payton & Carlson, PA. Mr. Carlson is a member of our special and Audit committees.

Frank F. Ferola, 60, has been a member of board of directors since 1981. Mr. Ferola currently serves as the Chairman of the Board, President and Chief Executive Officer of Stephan.

Thomas M. D’Ambrosio, 73, has been a director of Stephan since 1981, and is currently a Vice President and Treasurer of Stephan. Mr. D’Ambrosio is also a practicing attorney.

Non-Director Management

The executive officers and one former executive officer of the Company consist of Mr. Frank F. Ferola, President, Chairman of the Board and Chief Executive Officer; Thomas M. D’Ambrosio, Vice President and Treasurer; David A. Spiegel, Chief Financial Officer.

The following sets forth certain information with respect to the executive officers of the Company who are not also directors (based solely on information furnished by such persons):

Mr. David A. Spiegel, 55, was appointed as Chief Financial Officer in January 1994. For more than the five years prior to 1994, Mr. Spiegel was the independent public accountant for the Company.

EXECUTIVE COMPENSATION

The following table sets forth information for the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001 as to the compensation earned by the Company’s Chief Executive Officer and the other most highly compensated executive officer of the Company whose total annual salary and bonus exceeded $100,000 for services rendered by them in all capacities to the Company and its subsidiaries during fiscal year 2003 (collectively, the “Named Executives”).

Summary Compensation Table

(numbers shown as dollars except for shares)

Name and Principal Position(s)	Fiscal Year	Salary			Bonus		Other Annual Compensation		Securities Underlying Options		All other Compensation
Frank F. Ferola, President, Chairman of the Board and Chief Executive Officer	2003 2002 2001	$ $ $	813,661 747,587 565,675		$ $ $	630,000 0 0	$ $ $	0 0 0	50,000 50,000 50,000	(1) (1) (1)	$ $ $	0 0 0
David A. Spiegel, Chief Financial Officer	2003 2002 2001	$ $ $	165,816 166,251 166,375		$ $ $	0 0 0	$ $ $	0 0 0	-0- -0- -0-		$ $ $	0 0 0
Franc Ferola, Vice President Operations	2003 2002 2001	$ $ $	180,854 183,013 166,375	(2)	$ $ $	125,137 0 0	$ $ $	0 0 0	10,000 10,000 10,000	(1) (1) (1)	$ $ $	0 0 0

(1)	Reflects stock options granted pursuant to employment agreements.

(2)	Franc Ferola resigned as of November 11, 2003.

Compensation Pursuant to Stock Options

The following table sets forth information on option grants in fiscal 2003 to the Named Executive Officers.

Stock Option Grants in the Last Fiscal Year

The following table sets forth certain information concerning stock options granted to those Named Executives who were granted stock options in fiscal year 2003.

Name	Number of Securities Underlying Options Granted		Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Appreciation
						5%	10%
Frank F. Ferola	50,000	(1)	83%	$3.00	1/10/2013	$244,334	$389,061
Franc Ferola	10,000	(1)(3)	17%	NA	NA	NA	NA

(1)	Reflects stock options granted pursuant to employment agreements.

(2)	Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect any estimate or prediction by the Company of future Common Stock trading prices.

(3)	Options were cancelled upon Franc Ferola’s resignation on November 11, 2003.

As of December 31, 2003, an aggregate of 418,400 options had been granted to the Named Executives under the 1990 Key Employee Stock Incentive Plan and an aggregate of 446,330 options had been granted to all employees under the Plan, including current officers who are not Named Executive Officers. Included in the above totals are options that have been granted and subsequently cancelled and/or expired. Non-employee directors of the Company are not granted options under the 1990 Key Employee Stock Incentive Plan, but are granted options under the 1990 Outside Directors’ Stock Option Plan.

Year-End Option Values

The following table sets forth certain information, as of December 31, 2003, in respect of the year-end numbers and values of unexercised stock options held by the Named Executives. None of the Named Executives exercised any stock options in fiscal year 2003. Based on the closing price ($4.31) of the Common Stock as of December 31, 2003, there were 268,400 “in-the-money” unexercised stock options.

Number of Unexercised Options

Held at December 31, 2003

Name	Exercisable	Unexercisable
Frank F. Ferola	357,000	50,000
David A. Spiegel	11,400	0

CORPORATE GOVERNANCE

Committees

Board of Directors; Committees of the Board

The Board of Directors met three times during fiscal year 2003. During fiscal year 2003, no director attended fewer than 75% of the total number of meetings of the Board and of the committee(s) of the Board on which he served. The Company does not have a nominating committee. The Board has established two standing committees, consisting of (1) an Audit Committee and (2) a Stock Option and Compensation Committee. The current functions of each such Committee are as follows:

The Audit Committee, which held numerous informal meetings during 2003, reviews the internal and external audit functions of the Company and makes recommendations to the Board of Directors with respect thereto. It also has primary responsibility for the formulation and development of the auditing policies and procedures of the Company, and for making recommendations to the Board of Directors with respect to the selection of the Company’s independent auditing firm. The Audit Committee is governed by the Company’s Audit Committee Charter. The Board of Directors of the Company has determined that the current composition of the Audit Committee satisfies the American Stock Exchange’s requirements regarding the independence, financial literacy and experience of audit committee members. The Chairman of this Committee is Curtis Carlson. The other members of this Committee are Leonard Genovese and John DePinto.

The Stock Option and Compensation Committee (the “Compensation Committee”), which held numerous informal meetings during 2003, has primary responsibility for the administration of the Company’s 1990 Key Employee Stock Incentive Plan, including principal responsibility for the granting of options thereunder. The Compensation Committee is also responsible for establishing the overall philosophy of the Company’s executive compensation program and overseeing the executive compensation plan developed to execute the Company’s compensation strategy. The Chairman of the Compensation Committee is Shouky Shaheen. The other members of the Committee are Leonard Genovese and John DePinto

Compensation of Directors

All directors of the Company are compensated for their services by payment of $300 for each Board meeting attended.

During fiscal year 2003, options to purchase an aggregate of 20,248 shares of Common Stock, at an exercise price of $3.71 per share, were granted by the Company to the four directors of the Company who were not employees or regularly retained consultants of the Company (each, an “Outside Director”) pursuant to the Company’s 1990 Outside Directors’ Stock Option Plan.

Under such Plan, each Outside Director is automatically granted, upon such person’s election or re-election to serve as a director of the Company, an option exercisable over five years, to purchase shares of Common Stock. Upon initial election to the Board of Directors, an Outside Director is granted an option to purchase 5,062 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. An option to purchase an additional 5,062 shares of Common Stock (at an exercise price equal to the fair market value of the Common Stock on the date of such grant) is granted to each incumbent Outside Director during each fiscal year of the Company thereafter on the earlier of (i) June 30 or (ii) the date on which the stockholders of the Company elect directors at an annual meeting of such stockholders or any adjournment thereof. The aggregate number of shares of Common Stock reserved for grant under the Outside Directors’ Stock Option Plan is 202,500, of which options covering 101,240 shares have been granted.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the Company’s financial reporting activities. The Audit Committee meets with the Company’s independent auditors and reviews the scope of their audit, report and recommendations. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent auditors. The Audit Committee members reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2003 with management. The Audit Committee also discussed all the matters required to be discussed by Statement of Auditing Standard No. 61, “Communications with Audit Committees,” with the Company’s independent auditors, Deloitte & Touche LLP. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1 and has discussed the independence of Deloitte & Touche LLP with representatives of such firm.

Based on their review and the discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

Respectfully submitted,

Audit Committee of the Company’s Board of Directors

Leonard Genovese

Curtis Carlson

John DePinto

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2004, certain information as to the stockholders (other than directors and executive officers of Stephan) known by Stephan to own beneficially more than 5% of the common stock (based solely upon filings by said holders with the Securities and Exchange Commission on Schedule 13G and Schedule 13D, pursuant to the Securities Exchange Act of 1934, as amended):

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class
Richard L. Scott 1415 Panther Lane Suite 322 Naples, FL 34109	438,500	9.9%

David M. Knott 485 Underhill Boulevard Suite 205 Syosset, New York 11791	436,600	9.9%

(1)	Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 under the Exchange Act.

Security Ownership by Management and Directors

The following table sets forth, as of March 31, 2004, certain information concerning the beneficial ownership of common stock by each of the directors and executive officers of Stephan and all current directors and executive officers of Stephan as a group (based solely upon information furnished by such persons):

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)(2)	Percent of Class
Curtis Carlson	25,310	*
Thomas M. D’Ambrosio	230,964	5.24%
John DePinto	133,514	3.03%
Frank F. Ferola	989,935(3)	20.34%
Leonard Genovese	26,310	*
Shouky Shaheen	332,368	7.54%
David A. Spiegel	11,400	*
Tyler Keister	2,850	*
All executives officers and directors as a group	1,752,651	35.10%

(1)	Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power.

(2)	Includes the following shares that may be acquired upon the exercise of options held by the specified person within 60 days of the date of this report: Mr. Thomas D’Ambrosio-14,250; Mr. John DePinto-25,310; Mr. Frank Ferola-457,000; Mr. Curtis Carlson-25,310; Mr. Leonard Genovese-25,310; Mr. Shouky Shaheen-25,310; Mr. David Spiegel-11,400; Mr. Tyler Keister – 2,850; and all executive officers and directors as a group-586,740.

(3)	Includes 14,305 shares owned by Mr. Frank Ferola’s personal charitable foundation, of which Mr. Ferola is a co-trustee.

*	Represents less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Stephan’s directors, officers and persons who own more than ten percent of Stephan’s common stock (“Insiders”) to file reports of ownership and changes in ownership with the SEC. Insiders are required by the regulations of the SEC to furnish Stephan with all copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to Stephan, Form 5s for the Insiders for fiscal 2003 have not as of the date hereof been filed.

Certain Relationships and Related Transactions

In fiscal 2003, the Company paid to Payton & Carlson, P.A., a law firm of which Curtis Carlson is a partner, approximately $124,000 for legal services rendered by such firm to the Company. The Company also paid an annual salary of $54,000 to Thomas D’Ambrosio, a director and executive officer of the Company. for legal services rendered throughout the year.

Employment Arrangements

Frank F. Ferola

In January 1997, the Company entered into an employment agreement with Mr. Frank F. Ferola. The term of the agreement was for three years, expiring in January 2000. In 1999, pursuant to the terms of his employment agreement, Mr. Ferola renewed his employment agreement for an additional three-year term until 2003. In March 2002, pursuant to the terms of his employment agreement, Mr. Ferola renewed his agreement with the Company for an additional three-year term until 2006. Under such agreement, Mr. Ferola is to receive compensation in the amount of $425,000 per annum, with annual increases of 10%, and an annual stock option grant of 50,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, Mr. Ferola is entitled to receive an annual performance bonus based on increases of at least 10% in the Company’s earnings per share, calculated by comparison to a base year of 2001 and pursuant to a formula set forth in his employment agreement.

In the event of a change in control (as defined in the employment agreement) of the Company, Mr. Ferola is entitled to receive an amount equal to his base salary for the remaining term of his employment agreement plus an additional 24 months’ salary. In addition, upon such an event, Mr. Ferola is to receive from the Company, in a lump-sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including any fraction thereof) remaining in the term of his agreement plus two. . However, Mr. Ferola has irrevocably waived $800,000 of such payment; provided, however, that this waiver is not applicable to any change in control resulting from any transaction (other than the merger described in this proxy statement) involving a third party, whether pursuant to a superior proposal or otherwise and provided further that in the event the merger is not consummated by August 2, 2004, the sum of $800,000 is to be reduced by 5% for each month after August 2 , 2004.

Mr. Ferola has recently requested that the Compensation Committee evaluate his current compensation package including considering a reduction in such compensation. In this regard, Mr. Ferola has asked the Compensation Committee to explore the creation of an incentive compensation program for other executives and key employees of the Company pursuant to which compensation packages would be based, among other things, on the achievement of certain goals.

Principal Accountant Fees and Services

Deloitte & Touche LLP, are the principal independent accountants of the Company. In 2002, the Audit Committee of the Company recommended for approval, and the board of directors of the Company approved, a policy that thereafter the Company’s auditors would be retained solely to provide audit and audit-related services and advice with respect to tax matters, and that the auditors would not be retained to provide consulting services.

Audit Fees

Deloitte & Touche billed the Company and its subsidiaries $160,500 and $159,850 for 2003 and 2002, respectively, for the audit services, including the audit of the annual consolidated financial statements of the Company for the fiscal years ended December 31, 2003 and 2002 and reviews of the interim financial statements of the Company included in quarterly reports on Form 10-Q and quarterly reports to shareholders for the periods ended March 31, June 30 and September 30, 2003 and 2002.

There were no other fees billed by Deloitte & Touche to the Company in connection with audit-related, tax or other services.

PRIOR STOCK PURCHASES

During the past two years, there has not been any purchases by Stephan, the acquisition group and each of their directors, executive officers and affiliates, as applicable, of Stephan’s common stock.

The Board of Directors recommends a vote IN FAVOR OF the Proposal to elect the six nominees listed above.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors of the Company, upon recommendation of the Audit Committee, has appointed the firm Deloitte & Touche LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2004, subject to the ratification of this appointment by the stockholders of the Company.

The Board of Directors recommends that you vote FOR this Appointment of Independent Auditors.

OTHER MATTERS FOR ACTION AT THE ANNUAL MEETING

Our board of directors is not aware of any matters to be presented for action at the annual meeting other than described herein and does not intend to bring any other matters before the annual meeting; however, if other matters should come before the annual meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

PROPOSALS BY HOLDERS OF SHARES OF COMMON STOCK

Due to the contemplated consummation of the merger, we do not currently expect to hold a fiscal year 2005 annual meeting of stockholders because, following the merger, we will not be a publicly held company. However, if the merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. Pursuant to Rule 14a-8 under the Exchange Act promulgated by the SEC, any stockholder who wishes to present a proposal at the next annual meeting of stockholders, in the event the merger is not completed, and who wishes to have the proposal included in our proxy statement for that meeting, must have delivered a copy of the proposal to us at The Stephan Co., 1850 West McNab Road, Fort Lauderdale, Florida 33309, Attention: Corporate Secretary, so that it is received no later than the tenth day following our public announcement of the date of our 2005 annual meeting, for inclusion in our proxy statement and form of proxy relating to that meeting.

EXPENSES OF SOLICITATION

Stephan will bear the cost of preparing, mailing, and soliciting the proxy statement. In addition to our solicitations by mail, our directors, officers, and regular employees may solicit proxies personally and by telephone, facsimile, or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we may reimburse them for their reasonable transaction and clerical expenses.

INDEPENDENT AUDITORS

Our consolidated financial statements for the fiscal years ended December 31, 2003, 2002 and 2001 have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report incorporated by reference.

AVAILABLE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and in accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of such material may also be accessed through the SEC’s web site at www.sec.gov. Our common stock is currently listed on the American Stock Exchange under the symbol “TSC”.

We have filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

If you would like to request documents from us, please do so at least five business days before the date of the annual meeting in order to receive timely delivery of such documents prior to the annual meeting.

Upon completion of the merger, we will seek to terminate the registration of our common stock under the Exchange Act, which will relieve us of any obligation to file reports and forms, such as an Annual Report on Form 10-K, with the SEC under the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

Our Annual Report on Form 10-K for the years ended December 31, 2003 and December 31, 2002, as amended on April 30, 2003 and May 15, 2003, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, September 30, 2003 and March 31, 2004, our Current Reports on Form 8-K filed May 8, 2003, October 3, 2003, March 30, 2004, April 15, 2004 and June 10, 2004 and our Form 8-K amendment filed October 9, 2003, each filed by Stephan with the SEC are incorporated by reference into this proxy statement. Our 10-Ks and 10-Q are not presented in this proxy statement or delivered with it, but are available (without exhibits, unless the exhibits are specifically incorporated in this proxy statement by reference) to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written request directed to us at 1850 McNab Road, Fort Lauderdale, Florida 33309, Attention: Chief Financial Officer. Copies of our 10-Ks and 10-Qs so requested will be sent, within one business day of receipt of such request, by first class mail, postage paid. All documents Stephan files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the annual meeting shall be deemed to be incorporated by reference in this proxy statement and to be a of this proxy statement hereof from the respective dates of filing of such documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. Any references to Private Securities Litigation Reform Act in Stephan’s publicly-filed documents which are incorporated by reference into this proxy statement are specifically not incorporated by reference into this proxy statement.

No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement, and if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. You should rely only on the information contained in this proxy statement to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated             , 2004.

You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

By Order of the Board of Directors,

Frank F. Ferola
Chairman of the Board and Chief Executive Officer

APPENDIX A

SECOND AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

between

THE STEPHAN CO.,

EASTCHESTER ENTERPRISES, INC.

and

GUNHILL ENTERPRISES, INC.

Dated as of March 24, 2004

ii

DISCLOSURE SCHEDULES:

SCHEDULE	DESCRIPTION	SECTION
Schedule 4.02	Subsidiaries; Interest in Other Persons	4.02
Schedule 4.03	Capitalization	4.03
Schedule 4.05	Consents and Approvals; No Violations	4.05
Schedule 4.06	SEC Documents; Financial Statements	4.06
Schedule 4.08	Absence of Certain Changes or Events	4.08
Schedule 4.09	Litigation	4.09
Schedule 4.10	Contracts	4.10
Schedule 4.13	Absence of Changes in Benefit Plans; Labor Relations	4.13
Schedule 4.14(a)	Benefit Plans	4.14(a)
Schedule 4.14(a)(i)	Company Stock Options	4.14(f)
Schedule 4.14(a)(ii)	Additional Material Compensation	4.14(g)
Schedule 4.15	Certain Tax Matters	4.15
Schedule 4.16	Parachute Payments	4.16
Schedule 4.17	Title to Properties	4.17
Schedule 4.18	Intellectual Property	4.18
Schedule 6.01	Absence of Changes	6.01

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SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 24, 2004, between The Stephan Co., a Florida corporation (the “Company”), Eastchester Enterprises, Inc., a Florida corporation (“Parent”), and Gunhill Enterprises, Inc., a Florida corporation and wholly-owned subsidiary of Parent (“Buyer”). Each of the Company, Parent and Buyer is referred to herein individually, as a “Party” and collectively as, the “Parties”.

WITNESSETH:

WHEREAS, the Company, Parent and Buyer are parties to an Agreement and Plan of Merger dated as of April 30, 2003, as amended and restated October 24, 2003, (the “Original Agreement”) in connection with a transaction providing for the merger of Buyer with and into the Company on the terms and subject to the conditions set forth therein (the “Merger”);

WHEREAS, four members of the Company’s Board of Directors have agreed to pledge and place in escrow all shares of Common Stock (as defined below) owned by them (1,150,606 shares) in order to secure the obligations of the Parent and Buyer hereunder;

WHEREAS, the Independent Committee (as defined below), comprised solely of two Company directors who are not shareholders of Parent, has recommended to the Board of Directors of the Company to approve and adopt this Agreement and, based on such recommendation and the opinion, dated as of March 15, 2004, of SunTrust Robinson Humphrey (“SRH”), a conformed copy of which is attached hereto as Exhibit A, that, as of such date and based upon and subject to the matters set forth therein, the Merger Consideration (as defined below) to be received by the Company’s shareholders pursuant to this Agreement and the Merger is fair, from a financial point of view, to such shareholders (the “Fairness Opinion”), the Board of Directors of the Company has unanimously approved and adopted this Agreement, determining that the terms of the Merger are fair to, and in the best interests of the Company’s shareholders, and further has approved recommending to the Company’s shareholders that they approve this Agreement and the Merger;

WHEREAS, each of the respective Boards of Directors of Parent and Buyer have unanimously approved and adopted this Agreement and the Merger and Parent, as the sole shareholder of Buyer, has approved this Agreement and the Merger;

WHEREAS, the Parties have agreed to amend and restate the Original Agreement to revise certain terms and conditions thereof;

WHEREAS, pursuant to Section 9.03 of the Original Agreement, the Parties may amend the Original Agreement by action taken or authorized by their respective boards of directors; and

WHEREAS, the Company, Parent and Buyer desire to restate the representations, warranties, covenants and agreements in connection with the Merger and the various conditions to the Merger that were set forth in the Original Agreement.

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NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

ARTICLE I Definitions.

Section 1.01 Certain Definitions. The following terms shall have the meanings set forth below:

“Acquisition Agreement” means any letter of intent, agreement in principle, acquisition or similar agreement with respect to any Takeover Proposal.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereof.

“AMEX” shall mean the American Stock Exchange.

“Applicable Law” shall have the meaning set forth in Section 4.05 hereof.

“Articles of Merger” shall have the meaning Set forth in Section 2.03 hereof.

“Associate” shall have the meaning set forth in Rule 405 promulgated under the Securities Act.

“Benefit Plans” shall have the meaning set forth in Section 4.14 hereof

“Blue Sky Laws” shall have the meaning set forth in Section 4.05 hereof.

“Board of Directors” means, with respect to a particular corporation, the duly elected board of directors of such corporation.

“Business Day” means any day, other than a Saturday, Sunday, Federal holiday or day that banks in the State of Florida are required or permitted by law to be closed.

“Buyer” shall have the meaning set forth in the preamble hereof.

“Buyer Organizational Documents” means (a) the Articles of Incorporation of Buyer, as filed with the Secretary of State of the State of Florida on December 27, 2002, and (b) the By-laws of Buyer.

“Merger Consideration” shall have the meaning set forth in Section 3.01(c) hereof.

“Certificate” means a stock certificate that immediately prior to the Effective Time represents one or more shares of Common Stock.

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“Certificate Holder” means any Person that is the legal owner of record (as reflected in the Company’s stock transfer records) of a Certificate to be converted into the right to receive the Merger Consideration pursuant to Section 3.01(c) hereof (collectively, the “Certificate Holders”).

“Closing” shall have the meaning set forth in Section 2.02 hereof.

“Closing Date” shall have the meaning set forth in Section 2.02 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

“Common Stock” shall have the meaning set forth in Section 4.03 hereof.

“Company Shareholder Approval” shall have the meaning set forth in Section 4.04 hereof.

“Company Stock Options” means any Option to purchase shares of Common Stock granted to any Person pursuant to a stock option or similar plan approved by the Board of Directors of the Company.

“Company Subsidiary” means a Subsidiary of the Company (collectively, the “Company Subsidiaries”).

“Effective Time” shall have the meaning set forth in Section 2.03 hereof.

“Employee Welfare Benefit Plans” shall have the meaning set forth in Section 3(1) of ERISA.

“Environmental Laws” means all statutes (including, but not limited to, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Resource Conservation and Recovery Act), common law, rules, regulations, orders or directives, or other enforceable requirement, as and to the extent in effect on the date of this Agreement, relating to the (a) protection of the environment or the public health and welfare from any actual or threatened Release of any Hazardous Materials or (b) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

“Equity Commitments” means all outstanding subscriptions, Options, calls, contracts or other commitments, understandings, arrangements or obligations, including any right of conversion or exchange (matured or contingent) under any outstanding security, instrument or other agreement, creating an obligation to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or creating an obligation to grant, extend or enter into any such agreement or commitment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rules promulgated thereunder.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all reasonable out-of-pocket expenses incurred by Parent and Buyer in connection with this Agreement and the transactions contemplated hereby.

“Fairness Opinion” shall have the meaning set forth in the recitals hereof.

“FBCA” means the Florida Business Corporation Act, as in effect on the date hereof.

“Filed SEC Documents” shall have the meaning set forth in Section 4.08 hereof.

“Form 15” means the certification to be filed with the SEC that the number of record holders of Common Stock has been reduced to less than 300 Persons pursuant to Rule 12g-4(a) promulgated under the Exchange Act.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time

“Governmental Entity” shall have the meaning set forth in Section 4.05 hereof.

“Hazardous Materials” means any pollutant, contaminant, dangerous, hazardous, radioactive or toxic substance, material, constituent or waste, or any other waste, substance, chemical or material regulated under any Environmental Law, including (a) petroleum, crude oil and any fractions thereof, (b) natural gas, synthetic gas and any mixtures thereof, (c) asbestos and/or asbestos-containing material and (d) polychlorinated biphenyls (“PCBs”) or materials or fluids containing PCBs.

“Independent Committee” means the special committee of the Company’s Board of Directors appointed by such Board of Directors on February 14, 2001, comprised of the following directors: Messrs. Curtis Carlson and Leonard Genovese.

“Intellectual Property Rights” shall have the meaning set forth in Section 4.18 hereof.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means (a) with respect to the Company, the actual knowledge of any of the Company’s executive officers or directors and (b) with respect to a Company Subsidiary, the actual knowledge of any of such Subsidiary’s executive officers or directors.

“Lien” means any lien, pledge, mortgage, adverse claim, security interest, lease, charge, option. right of first refusal or offer, other encumbrance, restriction or limitation whatsoever.

“Material Adverse Effect” means any event that, either individually or in the aggregate, together with all other such events, is materially adverse to (a) the business, condition (financial or other) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions described herein.

“Merger” shall have the meaning set forth in the recitals hereof.

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“Merger Consideration” shall have the meaning set forth in Section 3.01(c) hereof.

“Net Amount” shall have the meaning set forth in Section 7.05(a) hereof.

“Option” means any outstanding obligation, option, warrant, convertible security, subscription or other commitment or right (matured or contingent) of any nature to purchase, acquire or subscribe for any security or other equity interest, including pursuant to any Stock Option Plan.

“Parachute Gross-Up Payment” shall have the meaning set forth in Section 4.16 hereof.

“Parent” shall have the meaning set forth in the preamble hereof.

“Party” or “Parties” shall have the meaning set forth in the preamble hereof.

“Paying Agent” shall have the meaning set forth in Section 3.02(a) hereof

“Pension Plans” shall have the meaning set forth in Section 3(2) of ERISA.

“Permits” shall have the meaning set forth in Section 4.11 hereof.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith; (b) Liens of materialmen, mechanics, carriers, landlords and like persons to the extent payment thereof is not in arrears or otherwise due and that are not material in the aggregate; and (c) Liens that do not materially interfere with the Company’s or any Company Subsidiary’s respective business and that do not materially detract from the value of their respective property and assets.

“Person” means an individual, partnership (general or limited), corporation, joint venture, business trust, limited liability company, cooperative, association or other form of business organization (whether or not regarded as a business entity under applicable law), trust, estate or any other entity, other than a Governmental Entity.

“Post-Signing Returns” means all Returns required to be filed by the Company and/or any Company Subsidiary from the date of this Agreement until the Effective Time.

“Proceeding” means any claim, action, suit, hearing, audit, arbitration, proceeding or governmental investigation that has been brought by or against any Governmental Authority or Person (collectively, “Proceedings”).

“Proxy Statement” shall have the meaning set forth in Section 4.07 hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment in an amount greater than a reportable quantity as defined under applicable Environmental Law, which otherwise requires notification to a Governmental Entity or that is likely to result in the imposition of liability for clean-up, personal injury, property damage or natural resource damage.

“Retains” shall have the meaning set forth in Section 4.15(a) hereof

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“Schedule 13E-3” shall have the meaning set forth in Section 4.07 hereof.

“SEC” means the U.S. Securities Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 4.06 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“SRH” shall have the meaning set forth in the recitals hereof.

“Shareholders Meeting” shall have the meaning set forth in Section 7.02 hereof.

“Stock Option Plan” means any stock option, stock appreciation right or stock purchase plan, program or similar arrangement of the Company.

“Subsidiary” means, with respect to a particular Person, any corporation, business trust, joint venture, association, company, limited liability company, firm or partnership of which at least a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such entity shall at the time be held, directly or indirectly, by such Person.

“Superior Proposal” means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than fifty (50%) percent of the outstanding shares of Common Stock or all or substantially all the assets of the Company on terms that the Board of Directors of the Company determines in good faith (after consultation with SRH or another nationally recognized financial advisor) to be more favorable to the Company’s shareholders than the Merger Consideration and for which financing, to the extent required, is then committed or that, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

“Surviving Corporation” shall have the meaning set forth in Section 2.01 hereof.

“Surviving Corporation’s Organizational Documents” shall have the meaning set forth in Section 2.04 hereof

“Takeover Proposal” means any proposal or offer from any third party relating to any direct or indirect acquisition or purchase of twenty (20%) percent or more of the assets of the Company or twenty (20%) percent or more of the outstanding shares of Common Stock, any tender or exchange offer that, if consummated, would result in any Person beneficially owning twenty (20%) percent or more of the outstanding shares of Common Stock or any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

“Taxes” shall have the meaning set forth in Section 4.15(a) hereof

“Termination Fee” means $400,000 payable in cash.

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“Union Plan” shall have the meaning set forth in Section 4.14(d) hereof.

ARTICLE II Merger.

Section 2.01 The Merger. Upon the terms and subject to the conditions contained herein, at the Effective Time, in accordance with this Agreement and pursuant to the provisions of the FBCA, (a) Buyer shall be merged with and into the Company, (b) the separate existence of Buyer (except as such existence may be continued by operation of law) shall cease and (c) the Company shall continue as the surviving corporation in the Merger under the corporate name of “The Stephan Co.” After the Effective Time, the existence and corporate organization of the Company shall continue in effect under the laws of the State of Florida as the surviving corporation (the “Surviving Corporation”).

Section 2.02 Closing. The closing of the Merger, and related financing transactions (the “Closing”), shall take place at the offices of the Company at 1850 West McNab Road, Fort Lauderdale, FL 33309, at 10:00 a.m., local time, as soon as is practicable after the satisfaction or due waiver of the conditions set forth in Article VIII hereof and, in no event later than two Business Days after such satisfaction or waiver, or at such other time, date and/or place as the Parties shall mutually agree (the “Closing Date”).

Section 2.03 Consummation of the Merger; Effects of Merger. As soon as is practicable after the satisfaction or due waiver of the conditions set forth in Article VIII hereof and, in no event later than two Business Days after such satisfaction or waiver, except as the Parties may otherwise mutually agree, the Parties will cause the articles of merger (the “Articles of Merger”) relating to the Merger (and executed in accordance with the FBCA), and such other documents as are required by the FBCA, to be duly filed with the Secretary of State of the State of Florida. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Florida, or at such other later date and time as the Parties shall mutually agree (the “Effective Time”). The Merger shall have the effects set forth in the FBCA, and the Surviving Corporation shall succeed to and, without limiting the generality of the foregoing, shall possess all properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities of the Company all without further act or deed. Notwithstanding the foregoing, subject to Article IX hereof, the Parties may, by mutual agreement, abandon the Merger in accordance with the FBCA at any time prior to the Effective Time, whether before or after obtaining the Company Shareholder Approval.

Section 2.04 Articles of Incorporation and By-laws. From and after the Effective Time, the Buyer Organizational Documents in effect immediately prior to the Effective Time shall become the Articles of Incorporation and By-laws of the Surviving Corporation (the “Surviving Corporation’s Organizational Documents”) unless and until thereafter amended in the manner prescribed by the FBCA and/or the Surviving Corporation’s Organizational Documents.

Section 2.05 Directors and Officers. From and after the Effective Time, the persons who are directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers (in the same respective offices then held) of the Surviving Corporation, respectively, to serve until their successors have been duly elected and qualified in accordance with the Surviving

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Corporation’s Organizational Documents or their earlier death, resignation or removal. The Company shall cause all directors of the Company who are not also directors of Buyer to resign their positions as directors of the Company effective as of the Effective Time.

Section 2.06 Taking of Necessary Action; Further Action. Each of the Company, Parent and Buyer will take all such reasonable and lawful action, as promptly as possible, as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession of all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company and Buyer immediately prior to the Effective Time are hereby fully authorized in the name of their respective corporations or otherwise to take, and are directed to take, all such lawful and necessary action as promptly as possible.

ARTICLE III	Effects of the Merger on the Capital Stock of the Company and Buyer; Exchange of Certificates.

Section 3.01 Effects of the Merger on Capital Stock. As of the Effective Time, automatically by virtue of the Merger, and without any action on the part of the holders of shares of Common Stock or any shares of the capital stock of Buyer or Parent:

(a) Capital Stock of Buyer. Each issued and outstanding share of common stock of Buyer shall be converted into and become one fully paid and non-assessable share of common stock, $0.0l par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent/Buyer Owned Stock. Each share of Common Stock that is owned by the Company, any Company Subsidiary, Parent or Buyer (other than Common Stock received pursuant to Section 3.01(a), above) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock. Each issued and outstanding share of Common Stock (other than the Common Stock received pursuant to Section 3.01(a), above, and other than those to be cancelled and retired in accordance with Section 3.01(b), above) shall be converted into the right to receive from the Surviving Corporation, subject to Section 3.02 hereof, $4.60 in cash (the “Merger Consideration”). As of the Effective Time, all issued and outstanding shares of Common Stock to be converted pursuant to this Section 3.01(c) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate Holder shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Section 3.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall engage and designate a bank or trust company to act as paying agent in the Merger (the “Paying Agent”). At or promptly after the Effective Time, Parent or the Surviving Company shall deposit with the Paying Agent in separate trust for Certificate Holders, immediately available funds in an amount sufficient for the payment of the aggregate Merger Consideration. Any interest earned on funds deposited with the Paying Agent pursuant to this Agreement shall be disbursed to the Surviving Corporation.

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(b) Exchange Procedure.

(i) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each Certificate Holder (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent or Buyer may reasonably specify and (B) instructions for exchanging Certificates for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the Certificate Holder shall be entitled to receive in exchange therefor, and the Paying Agent shall pay pursuant to irrevocable instructions given by Parent, the amount of Merger Consideration into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(c) hereof; and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the surrendering Certificate Holder, if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the Certificate Holder or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. After the Effective Time, each Certificate shall be deemed to represent only the right to receive, upon surrender, as contemplated by this Section 3.02, the Merger Consideration. No interest will be paid, or will accrue, on the Merger Consideration payable upon the surrender of any Certificate as contemplated by this Section 3.02.

(ii) Notwithstanding the provisions of Section 3.02(b)(i) hereof, with respect to any shares of the Common Stock remaining in escrow pursuant to that certain Acquisition Agreement, dated May 23, 1997, by and between the Company, Stephan Distributing, Inc. and New Image Laboratories, Inc. (“New Image”), Parent shall set aside the Merger Consideration payable in respect thereof. If it shall be determined by a final, non-appealable order of a court of competent jurisdiction or mutual agreement that New Image is entitled to all or any portion of such Common Stock, Parent shall, upon surrender of the appropriate Certificate(s) in accordance with the terms of this Section 3.02, pay the Merger Consideration in respect thereof. Alternatively, if it shall be determined by a final, non-appealable order of a court of competent jurisdiction or mutual agreement that New Image is not entitled to such Common Stock, Parent shall be entitled to the Merger Consideration in respect thereof.

(c) No Further Ownership Rights in Common Stock. The Merger Consideration paid upon the surrender of any Certificate, in accordance with the terms of this Article III, shall be deemed paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall

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be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Certificate Holder presents a Certificate to the Surviving Corporation or the Paying Agent for any reason, such Certificate shall be cancelled and exchanged pursuant to this Article III.

(d) No Liability. All funds deposited with the Paying Agent that remain unclaimed by Certificate Holders for one year after the Effective Time shall be disbursed to the Surviving Corporation, upon its written demand, and any Certificate holders that have not theretofore complied with the instructions for exchanging their Certificates, as provided herein, shall thereafter deliver Certificates to the Surviving Corporation in exchange for the Merger Consideration, as set forth in Section 3.01 hereof, without any interest in respect of the Merger Consideration. None of Parent, Buyer, the Company, any Company Subsidiary or the Paying Agent shall be liable to any Person in respect of any funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered within the six-year period immediately following the Effective Time (or immediately prior to such earlier date that any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity), the Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(e) Withholding Right. Parent, Buyer or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Certificate Holder such amounts, if any, as Parent, Buyer or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Buyer or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Certificate Holder in respect of which such deduction and withholding was made by Parent, Buyer or the Paying Agent.

ARTICLE IV Representations and Warranties of the Company.

The Company hereby represents and warrants to Parent and Buyer as follows:

Section 4.01 Organization. The Company and each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as presently being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to result in a Material Adverse Effect.

Section 4.02 Subsidiaries. Schedule 4.02 hereto sets forth a true and complete list of the Company Subsidiaries, including the name, state of organization of each such Subsidiary and the Company’s respective ownership interest therein. All of the issued and outstanding shares of capital

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stock of each Company Subsidiary are validly issued, fully paid, non-assessable and free of preemptive rights imposed by Applicable Law, the Company or the Company Subsidiaries, and are owned by the Company, free and clear of any Liens, limitations on the Company’s voting rights, voting trusts or proxies.

Section 4.03 Capitalization. The authorized capital stock of the Company consists solely of 25,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). At the close of business on March 15, 2004, (a) 4,410,577 shares of Common Stock were issued and outstanding, (b) 1,072,500 shares of Common Stock were reserved for issuance upon the exercise of outstanding Equity Commitments and (c) no shares of Preferred Stock were issued. Since March 15, 2004, no additional shares of capital stock of the Company have been issued or reserved for issuance or become issuable. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. None of the issued and outstanding shares of Common Stock are, or will be, subject to preemptive rights imposed by Applicable Law or by or through the Company. There are no bonds, debentures, notes or other evidences of indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters that shareholders of the Company may vote. Except as set forth on Schedule 4.03 hereto or in the Filed SEC Documents, the Company has no outstanding Equity Commitments. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

Section 4.04 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval and adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Common Stock (the “Company Shareholder Approval”). The Independent Committee has duly recommended to the Board of Directors of the Company to approve and adopt the Merger and this Agreement. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and except for general principles of equity.

Section 4.05 Consents _and Approvals; No Violations. Except as set forth on Schedule 4.05 hereto and any filings, permits, authorizations, consents and approvals as may be required under the Exchange Act (including filing with the SEC the Proxy Statement and Form 15), state securities laws (“Blue Sky Laws”), the AMEX Constitution and Rules, and the FBCA, neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with, or result in any breach of, any provision of the Articles of Incorporation or By-laws of the Company or any Company Subsidiary, (b) require any permit, authorization, consent or approval of, or filing with, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, including any self-regulatory organization, domestic, foreign or

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supranational (a “Governmental Entity”) or any Person, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, amendment, cancellation or acceleration, under the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it, or any of its properties or assets, may be bound or (d) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to the Company or any Company Subsidiary or any of their respective businesses, properties, assets or operations (collectively, “Applicable Law”), except, in the case of clauses (b) through (d) above, for any violations, breaches or defaults that could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06 SEC Documents; Financial Statements. Except as set forth on Schedule 4.06 hereto, the Company has timely (in accordance with the Exchange Act) filed with the SEC all reports, statements, forms and other documents required to be filed by it under the Securities Act or the Exchange Act since January 1, 2000 (as such may have been amended, the “SEC Documents”). Except as set forth on Schedule 4.06, as of their respective filing dates (or, if amended, as of the date of the amendment) (a) the SEC Documents comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading The financial statements of the Company (as such statements may have been amended or restated) included in the SEC Documents (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP except, in the case of unaudited statements, as permitted by Forms 8-K and 1O-Q of the SEC, applied on a consistent basis during the periods involved, except as indicated in the notes thereto and (iii) fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods covered thereby (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (x) as set forth in the Filed SEC Documents (as defined in Section 4.08 hereof), (y) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Filed SEC Documents and (z) for liabilities incurred or to be incurred in connection with the transactions contemplated hereby, the Company does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, required by GAAP to be set forth on the Company’s latest consolidated balance sheet filed with the SEC or in the notes thereto.

Section 4.07 Information Supplied. Subject in all respects to the accuracy of the representations and warranties of Parent and Buyer set forth in Article V hereof, the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference, as such may be timely amended or supplemented, in (i) the Company’s proxy statement, in definitive form, relating to the Shareholders Meeting to be held in connection with the Merger and the related transactions (the “Proxy Statement”) shall not, at the date mailed to the Company’s shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the

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statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting that has become false or misleading and (ii) the Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Merger (the “Schedule 13E-3”) shall not, at the time the Schedule 13E-3 is filed with the SEC and thereafter up to and including the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event relating to the Company or any Company Subsidiary, Affiliate, Associate, officer or director is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, the Company shall promptly inform Parent and Buyer. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or Buyer that is contained in or furnished in connection with the preparation of the Proxy Statement or the Schedule 13E-3. The Proxy Statement shall comply as to form in all material respects with the respective provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.08 Absence of Certain Changes or Events. Except as disclosed in the SEC Documents, including the exhibits thereto, filed with the SEC and publicly available as of the date of this Agreement (the “Filed SEC Documents”), or as set forth on Schedule 4.08 hereto, since the date of the most recent audited financial statements included in the Filed SEC Documents, each of the Company and each Company Subsidiary has conducted its business in the ordinary course and, specifically, has not:

(a) experienced any events or circumstances that have resulted in a Material Adverse Effect, other than those, if any, resulting from general conditions applicable to the industries in which the Company and any Company Subsidiary is involved or of economic and financial events of general applicability;

(b) declared, set aside or paid any dividend or other distribution, whether in cash, stock or property, with respect to any of the Company’s or Company Subsidiary’s capital stock (other than a two cent per share quarterly cash dividend payable to shareholders of the Company on February 10, 2004);

(c) split, combined or reclassified any of its capital stock, nor issued or authorized any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(d) granted, to any officer of the Company or any Company Subsidiary, a material increase in compensation, except in the ordinary course of business consistent with past practice or as was required under then-effective employment agreements;

(e) granted, to any officer of the Company or any Company Subsidiary, any material severance or termination pay, except as was required under then-effective employment, severance or termination agreements;

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(f) entered any employment, severance or termination agreement with any director or officer of the Company or any Company Subsidiary;

(g) suffered any material damage, destruction or loss to property, whether or not covered by insurance, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect; or

(h) made any change in accounting methods, principles or practices materially affecting its assets, liabilities or business, except as required by GAAP.

Section 4.09 Litigation. Except as set forth on Schedule 4.09 hereto or as disclosed in the Filed SEC Documents, there is no Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that could reasonably be expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company or any Company Subsidiary that has resulted, or could reasonably be expected to result, in such an Effect.

Section 4.10 Contracts. Except as set forth on Schedule 4.10 hereto or as disclosed in the Filed SEC Documents, there are no contracts or other agreements that are material to the business, financial condition or results of operations of the Company taken as a whole. Neither the Company nor any Company Subsidiary is in violation of, or in default under, nor does there exist any condition that upon the passage of time or the giving of notice or both would cause such a violation of or default under, any lease, permit, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it, or any of its properties or assets, is bound, except for any violations or defaults that have not resulted, or could not reasonably be expected to result, in a Material Adverse Effect.

Section 4.11 Compliance with Laws. Except as disclosed in the Filed SEC Documents, to the Knowledge of the Company, each of the Company and each Company Subsidiary is in compliance with all Applicable Laws, except for any instances of noncompliance that have not resulted, or could not reasonably be expected to result, in a Material Adverse Effect. Each of the Company and each Company Subsidiary has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates and permits, including all authorizations under Environmental Laws (collectively, “Permits”), necessary for it to own, lease or operate its properties and assets and to carry on its business as presently conducted, except where any failure to have any such Permit could not reasonably be expected to result in a Material Adverse Effect. No default has occurred under any Permit, except for defaults that could not reasonably be expected to result in a Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened investigations or reviews by any Governmental Entity with respect to the Company or any Company Subsidiary other than any the outcome of which could not reasonably be expected to result in a Material Adverse Effect.

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Section 4.12 Environmental Matters.

(a) Each of the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws, except for any instances of non-compliance that have not resulted, and could not reasonably be expected to result, in a Material Adverse Effect;

(b) To the Knowledge of the Company, there has been no Release of Hazardous Materials, in, on, under or affecting any property now owned, leased or operated by the Company or any Company Subsidiary, except for any Release that has not resulted, and could not reasonably be expected to result, in a Material Adverse Effect;

(c) Neither the Company nor any Company Subsidiary has received any written request for information or written notice of a pending or threatened action, demand, investigation or inquiry by any Governmental Entity or other Person relating to any actual or potential violation of Environmental Laws or any actual or potential obligation to investigate or remediate a Release or threatened Release of any Hazardous Materials; and

(d) Neither the Company nor any Company Subsidiary has contractually retained any liabilities or obligations arising under Environmental Laws in connection with formerly owned, leased or operated properties or facilities or in connection with any formerly owned divisions, subsidiaries, companies or other entities, except in each case for any that, to the Knowledge of the Company, have not resulted, and could not reasonably be expected to result, in a Material Adverse Effect

Section 4.13 Absence of Changes in Benefit Plans; Labor Relations. Except as disclosed in the Filed SEC Documents or as set forth on Schedule 4.13 hereto, since the date of the most recent audited financial statements included in the Filed SEC Documents, neither the Company nor any Company Subsidiary has adopted or materially amended any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan or arrangement providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary. Except as set forth on Schedule 4.13 hereto or as disclosed in the Filed SEC Documents, there are no material employment, consulting, severance. termination or indemnification agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary. Except as set forth on Schedule 4.13, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining or other labor union agreement. To the Knowledge of the Company, since January 1, 2000 neither the Company nor any Company Subsidiary has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

Section 4.14 ERISA Compliance.

(a) Schedule 4.14(a) hereto contains a complete list of all Pension Plans, Employee Welfare Benefit Plans and all other material benefit plans maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of current or former employees, officers

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or directors of the Company or any Company Subsidiary (collectively, the “Benefit Plans”). Each of the Company and each Company Subsidiary has made available to Parent and Buyer true and correct copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500, if any, filed with the IRS with respect to each such Benefit Plan, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms. Each of the Company and each Company Subsidiary and all Benefit Plans are in compliance in all material respects with applicable provisions of ERISA and the Code.

(b) Except as set forth on Schedule 4.14(a), any Pension Plan intended to qualify under Section 401(a) of the Code has been the subject of determination letters from the IRS to the effect that such Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a) of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in a manner that could reasonably be expected adversely to affect its qualification or materially increase its costs.

(c) Except as set forth on Schedule 4.14(a), neither the Company nor any Company Subsidiary has, within the three-year period immediately preceding the date of this Agreement, maintained, contributed to, or been obligated to contribute to, any Benefit Plan that is subject to Title IV of ERISA.

(d) A Company Subsidiary contributes to the National Conference of Firemen and Oilers, Local No. 7 A.F.L.-C.I.O plan (“Union Plan”), a multi-employer plan (as defined in Section 4001(a)(3) of ERISA). Except with respect to the Union Plan, neither the Company nor any Company Subsidiary is required to contribute to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA). Neither the Company nor any Company Subsidiary has withdrawn from any multi-employer plan (including the Union Plan) where such withdrawal has resulted, or would result, in any withdrawal liability (within the meaning of Section 4201 of ERISA) that has not been fully paid. Sections 4.14(a), (b) and (c) of this Agreement shall not apply to the Union Plan.

(e) With respect to any Employee Welfare Benefit Plan of the Company or any Company Subsidiary, except as set forth on Schedule 4.14(a), (i) no such Employee Welfare Benefit Plan is funded through a welfare benefits Fund (as defined in Section 419(e) of the Code) (ii) each such Employee Welfare Benefit Plan that is a group health plan (as defined in Section 5000(b)(l) of the Code) materially complies with the applicable requirements of Section 4980B(f) of the Code and (iii) except as reflected in writing in such Employee Welfare Benefit Plan or as required by Applicable Law, there are no understandings, agreements or undertakings. written or oral, that would prevent any such Employee Welfare Benefit Plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or Company Subsidiary party to such Plan on or at any time after the Effective Time.

(f) Schedule 4.14(a)(i) hereto lists all outstanding Company Stock Options as of September 30, 2003, showing for each such Company Stock Options (i) the number of shares of Common Stock issuable thereunder, (ii) the number of vested shares, (iii) the date of grant and the expiration date and (iv) the exercise price.

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(g) Except as set forth on Schedule 4.14(a)(ii) hereto, and except with respect to the Company Stock Options set forth on Schedule 4.14(a)(i) hereto (and subject to Section 7.05 hereof), no officer or employee of the Company or any Company Subsidiary shall become entitled to any additional material compensation or benefits or any acceleration of the time of payment or vesting of any material compensation or benefits under any Benefit Plan or otherwise as a result of the transactions contemplated by this Agreement. It shall be assumed for purposes of the preceding sentence that no payments will be received by, or accelerated to, any such officer or employee as a result of the termination of such individual’s employment by the Surviving Corporation after the Effective Time.

Section 4.15 Taxes.

(a) Except as set forth on Schedule 4.15 hereto, each of the Company and each Company Subsidiary has filed with the appropriate Governmental Entity all Federal, state or local tax returns and reports required by Applicable Law to be filed by such corporation (collectively, “Returns”), has paid in full or made adequate provision for the payment of, all taxes of every nature, including, but not limited to, income, sales, franchise and withholding taxes (“Taxes”) due, together with any interest, penalties, assessments and deficiencies owed by such corporation, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all Taxes payable by the Company or any Company Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Except as set forth on Schedule 4.15, neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Returns.

(b) Except as set forth on Schedule 4.15, there are no filed or other known tax Liens upon any assets of the Company or any of the Company Subsidiaries. Except as set forth on Schedule 4.15, neither the Company nor any Company Subsidiary has waived in writing any statute of limitations in respect of Taxes or executed or filed with any Governmental Entity any agreement extending the period for the assessment or collection of any Taxes, nor is subject to any pending or, to the Knowledge of the Company, threatened Proceeding, examination or audit by any Governmental Entity for the assessment or collection of Taxes. To the Knowledge of the Company, no claim has been made in the past five years by a Governmental Entity in any jurisdiction where the Company or any Company Subsidiary does not file Returns that such corporation is or may be subject to taxation by that jurisdiction.

(c) Each of the Company and each Company Subsidiary has complied in all material respects with the rules of the IRS and each appropriate state, local and foreign tax authority with respect to and applicable to the reporting of wages of the employees of such corporation. The Company and each Company Subsidiary has withheld and timely paid to the proper Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person.

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Section 4.16 No Excess Parachute Payments. Except as set forth on Schedule 4.16 hereto, no amount that could be received pursuant to the Benefit Plans or any executed and delivered agreements between the Company or any Company Subsidiary and any executive officer or director thereof in effect as of the date of this Agreement (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-l) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an “excess parachute payment” (as such term is defined in Section 280G(b)(l) of the Code). It shall be assumed for purposes of the preceding sentence that no payments will be received by, or accelerated to, any such “disqualified individual” as a result of the termination of such individual’s employment by the Surviving Corporation after the Effective Time. To the Knowledge of the Company, no disqualified individual is entitled to receive any additional material payment from the Company, any Company Subsidiary, the Surviving Corporation, or any other Person referred to in Q&A 10 under proposed Treasury Regulation Section 1.280G-l (a “Parachute Gross-Up Payment”) in the event that the twenty (20%) percent parachute excise tax of Section 4999(a) of the Code is imposed on such individual. The Board of Directors of neither the Company nor any Company Subsidiary has, during the six months prior to the date of this Agreement, granted to any officer, director or employee of the Company or any Company Subsidiary any right to receive any Parachute Gross-Up Payment.

Section 4.17 Title to Properties. Except as set forth on Schedule 4.17 hereto or as disclosed in the Filed SEC Documents, each of the Company and each Company Subsidiary has good title to, or valid leasehold or other interests in, all the material properties and assets purported to be owned by such party except for such property and/or assets as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties other than assets and properties in which the Company or a Company Subsidiary has a leasehold interest, are held free and clear of all Liens other than (x) those set forth on Schedule 4.17, (y) Permitted Liens or as disclosed in the Filed SEC Documents. Except as set forth on Schedule 4.17 or in the Filed SEC Documents, each of the Company and each Company Subsidiary has complied in all material respects with the terms and conditions of all material real property leases to which it is a party and, to the Knowledge of the Company, all such material leases are in full force and effect.

Section 4.18 Intellectual Property. Each of the Company and each Company Subsidiary owns, or is validly licensed or otherwise has the right to use, all trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs that, to the Knowledge of the Company, are material to the conduct of the business of such company as now operated (collectively, the “Intellectual Property Rights”). Except as set forth on Schedule 4.18 hereto or as disclosed in the Filed SEC Documents, no written claims are pending or, to the Knowledge of the Company, threatened that the Company or any Company Subsidiary is materially infringing or otherwise materially adversely affecting the rights of any Person with regard to any Intellectual Property Right. To the Knowledge of the Company, no Person is materially infringing the rights of the Company or any Company Subsidiary with respect to any Intellectual Property Right.

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Section 4.19 Voting Requirements. The affirmative vote of the holders of a majority of the issued and outstanding Common Stock is the only vote of the holders of the Company’s capital stock necessary under the FBCA to approve this Agreement and the transactions contemplated hereby.

Section 4.20 State Statutes. Section 607.0901 (Affiliated Transactions) and Section 607.0902 (Control-Share Acquisitions) of the FBCA are not applicable to the Merger, this Agreement and the transactions contemplated hereby either because (i) such statutes are not applicable by their terms or (ii) all actions necessary to exempt the Company, Parent, Buyer, their Affiliates, the Merger, this Agreement and the transactions contemplated hereby from such statutes have been taken. To the Knowledge of the Company, no other state takeover or similar statute or regulation applies or purports to apply to the Merger, this Agreement and/or the transactions contemplated hereby.

Section 4.21 Brokers. Except for SRH, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 4.22 Opinion of SRH. The Board of Directors of the Company has received the Fairness Opinion.

ARTICLE V Representations and Warranties of Parent and Buyer.

Parent and Buyer hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as presently conducted. Each of Parent and Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where any failure to be so qualified or licensed (individually or in the aggregate) and in good standing could not reasonably be expected to prevent or materially delay the consummation of the Merger or to materially and adversely affect the business, condition or operations of Parent and Buyer, taken as a whole. Buyer has delivered to the Company true and correct copies of its Articles of incorporation and By-laws, in each case as amended up to the date of this Agreement.

Section 5.02 Authority. Each of Parent and Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent and Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Buyer, including the approval and

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adoption of this Agreement by holders of all of the outstanding shares of each of Parent’s and Buyer’s common stock. No other corporate proceedings on the part of either Parent or Buyer are necessary to authorize this Agreement, the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Buyer and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and except for general principles of equity.

Section 5.03 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under the Securities Act (including the filing with the SEC of the Proxy Statement), the Exchange Act (including the filing with the SEC of the Schedule l3E-3), Blue Sky Laws and the FBCA, neither the execution, delivery or performance of this Agreement by either Parent or Buyer, nor the consummation by either Parent or Buyer of the transactions contemplated hereby, will (a) conflict with, or result in any breach of any provision of, the Articles of Incorporation or By-laws of either Parent or Buyer, (b) require any permit, authorization, consent or approval of, or filing with, any Governmental Entity or any Person, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, amendment, cancellation or acceleration, under the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which either Parent or Buyer is a party or by which either, or any of their respective properties or assets, may be bound or (d) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to either Parent or Buyer or any of their respective properties or assets, except, in the case of clauses (b) through (d) above, for any violations, breaches or defaults that (individually or in the aggregate) could not reasonably be expected to prevent or materially delay the consummation of the Merger or materially and adversely to affect the business, condition or operations of Parent and Buyer, taken as a whole.

Section 5.04 Information Supplied. Subject in all respects to the accuracy of the representations and warranties of the Company set forth in Article IV hereof, the information supplied or to be supplied by or on behalf of Buyer and Parent for inclusion or incorporation by reference, as such may be timely amended or supplemented, in (i) the Proxy Statement shall not, at the date mailed to the Company’s shareholders and at the time of the Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the meeting of the Company’s shareholders that has become false or misleading and (ii) the Schedule 13E-3 shall not, at the time the Schedule 13E-3 is filed with the SEC and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event relating to Parent or Buyer or any of their Affiliates, Associates, officers or directors is discovered by Parent or Buyer that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, Parent or Buyer shall promptly inform the Company. Notwithstanding the foregoing, neither Parent nor Buyer makes any representation or warranty with respect to any information supplied solely by or

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on behalf of the Company that is contained in or furnished in connection with the preparation of the Proxy Statement or the Schedule 13E-3. The Proxy Statement and the Schedule 13E-3 shall comply as to form in all material respects with the respective provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 5.05 Interim Operations of Parent and Buyer. Each of Parent and Buyer was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has no material liabilities, obligations or commitments, other than fees and/or costs incurred in connection herewith and under the letters of intent from General Electric Capital Business Asset Funding Corporation and Merrill Lynch Business Financial Services, Inc. Each of Parent and Buyer has in effect all material Permits necessary for it to own, lease and/or operate its properties and assets and to carry on its business as presently conducted.

Section 5.06 Brokers. Except for SRH, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Buyer.

Section 5.07 Financing. Parent and Buyer have received commitment letters from General Electric Capital Business Asset Funding Corporation and Merrill Lynch Business Financial Services, Inc. to provide debt financing to Parent subject to and at the consummation of the Merger in the form attached hereto as Exhibit B. The funds made available pursuant to these financing arrangements along with internal funds of Parent and/or the Surviving Corporation are sufficient to pay the aggregate Merger Consideration hereunder.

Section 5.08 State Statutes. Section 607.0901 (Affiliated Transactions) and Section 607.0902 (Control-Share Acquisitions) of the FBCA are not applicable to the Merger, this Agreement and the transactions contemplated hereby either because (i) such statutes are not applicable by their terms or (ii) all actions necessary to exempt the Company, Parent, Buyer, their Affiliates, the Merger, this Agreement and the transactions contemplated hereby from such statutes have been taken. To the knowledge of Parent and Buyer, no other state takeover or similar statute or regulation applies or purports to apply to the Merger, this Agreement and/or the transactions contemplated hereby.

Section 5.09 No Breaches. To the knowledge of Parent and Buyer, there exists no breach of any representation or warranty of the Company contained in Article IV hereof.

ARTICLE VI Covenants.

Section 6.01 Conduct of _Business. From the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 9.01 hereof, except as otherwise contemplated hereby or as Parent shall consent to in writing, which consent shall not be unreasonably withheld or delayed, the Company shall carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors

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and others having significant business dealings with it. Without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time or such earlier termination, the Company shall not, except as set forth on Schedule 6.01 hereto, as contemplated or expressly permitted by this Agreement, or as Parent shall consent to in writing, which consent shall not be unreasonably withheld or delayed, in respect of subsections (f) through (m) below, inclusive:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than the two cent per share quarterly cash dividend historically declared and paid to the shareholders of the Company), (ii) split, combine or classify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Common Stock upon the exercise of Company Stock Options) or as provided for herein;

(c) amend its Articles of Incorporation or By-laws;

(d) subject to Section 6.02 hereof, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division therefor or (ii) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice;

(e) sell, lease, license, mortgage, subject to any Lien or otherwise encumber, or otherwise dispose of any of its properties or assets including stock of the Company Subsidiaries, except sales of inventory or sales or licenses of immaterial assets, in each case in the ordinary course of business consistent with past practice;

(f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings or guarantees incurred in the ordinary course of business consistent with past practice or directly in connection with the transactions contemplated hereby, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than extensions of credit to customers and/or other loans or advances made in the ordinary course of business consistent with past practice;

(g) make any material Tax election or settle or compromise any material income tax liability;

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(h) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and/or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company is a party;

(i) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company is a party, or waive, release or assign any material rights or claims;

(j) make any significant changes in its accounting methods or practices, except as required by Applicable Law or GAAP;

(k) fail to maintain, and the Company shall cause the Company Subsidiaries to not fail to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as previously maintained by the Company and the Company Subsidiaries;

(l) fail to maintain in effect all existing Permits necessary for the operations of the Company and the Company Subsidiaries; or

(m) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 6.02 No Solicitation.

(a) Following the execution hereof, unless a Takeover Proposal is determined to be a Superior Proposal by the Board of Directors of the Company, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the Closing, the Board of Directors of the Company (or the Independent Committee) determines in good faith, after consultation with outside legal counsel, that there is a substantial likelihood it is so required by its fiduciary duties to the Company’s shareholders under Applicable Law, the Company may, in response to a Takeover Proposal that was unsolicited or that did not otherwise result from a breach of this Section 6.02(a), and, subject to compliance with Section 6.02(c) hereof, (x) furnish information with respect to the Company to any person pursuant to a customary and reasonable confidentiality agreement and (y) participate in discussions and negotiations regarding such Takeover Proposal. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any investment banker, financial advisor, attorney, accountant or other representative of the Company, acting on behalf and at the instruction of the Company, shall be deemed to be a breach of this Section 6.02(a) by the Company.

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(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Buyer, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any Acquisition Agreement, unless the Board of Directors of the Company shall have terminated this Agreement in accordance with Section 9.01(b)(iv) hereof. It is hereby acknowledged by Parent and Buyer that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an unsolicited Takeover Proposal in the form of a tender or exchange offer shall not be deemed to be a withdrawal, modification or proposal of the Company’s position with respect to this Agreement or the Merger.

(c) In addition to the obligations of the Company set forth in subsections (a) and (b) of this Section 6.02, the Company shall, subject to any applicable contractual limitations, immediately advise Parent and Buyer in writing of any request for information or of any Takeover Proposal or any inquiry regarding the making of a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the Person making such request, Takeover Proposal or inquiry. The Company shall, to the extent reasonably practicable and permitted, keep Parent and Buyer fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

Section 6.03 Certain Tax Matters. From the date hereof until the Effective Time, (a) each of the Company and each Company Subsidiary will file all Post-Signing Returns required to be filed; (b) each of the Company and each Company Subsidiary will timely pay all Taxes shown as due and payable on the Post-Signing Returns that are so filed; (c) each of the Company and each Company Subsidiary will make provision in accordance with its past practice for all Taxes payable by the Company or any Company Subsidiary, as applicable, for which no Post-Signing Return is due prior to the Effective Time; and (d) the Company will promptly notify Buyer of any pending Proceeding with respect to the Company or any Company Subsidiary in respect of any Tax where there is a reasonable possibility of a determination or decision that could reasonably be expected to have a significant adverse effect on the Company’s or any Company Subsidiary’s Tax liabilities or Tax attributes.

Section 6.04 Other Actions. The Company shall not take any action that could reasonably be expected to result in (a) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue or (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect; provided, however, the Company shall have the right to take any actions specifically permitted by Sections 6.02 or 9.01 hereof.

Section 6.05 Filings. The Company shall promptly provide to Parent (or its legal counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

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ARTICLE VII Additional Agreements.

Section 7.01 Preparation and Filing of the Proxy Statement and Schedule 13E-3.

(a) Preparation and Filing. The Parties shall cooperate and jointly prepare and file with the SEC as soon as reasonably practicable after the date hereof amendments and/or revisions to the Proxy Statement and the Schedule 13E-3 previously filed in this regard. The Parties shall each use commercially reasonable best efforts to cause the Proxy Statement to be cleared under the Exchange Act as promptly as practicable after such filing. The Parties shall each use commercially reasonable best efforts to respond to any comments of the SEC or its staff to the Proxy Statement and/or the Schedule 13E-3. The Company shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after responding to all such comments to the Proxy Statement to the satisfaction of the SEC or its staff. Promptly upon the receipt of any comments from the SEC or its staff and/or of any request by the SEC or its staff for amendments or supplements to the Proxy Statement and/or the Schedule 13E-3 or for additional information, the receiving Party shall notify the other Parties and shall promptly supply such other Parties with copies of all correspondence between such Party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company and Parent shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail the Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably and timely objects; provided, that Parent shall identify its objections and fully cooperate with the Company to generate a mutually satisfactory Proxy Statement. Subject to Sections 4.07 and 5.04 hereof, each of the Parties shall furnish all information concerning itself that is required or customary for inclusion in the Proxy Statement and the Schedule l3E-3. No representation, warranty or agreement is made by any Party with respect to information supplied by any other Party for inclusion in the Proxy Statement or the Schedule 13E-3.

(b) Fairness Opinion. It shall be a condition to the mailing of the Proxy Statement to the shareholders of the Company that the Company shall have received the Fairness Opinion, to the effect that, as of the date thereof the Merger Consideration was fair, from a financial point of view, to the holders of the Common Stock and the Fairness Opinion shall not have been withdrawn or materially modified by SRH.

Section 7.02 Company Shareholder Approval. The Company shall, as soon as reasonably practicable after the date hereof, subject to Section 6.02 hereof and the timing requirements contained in Section 7.01(a) hereof, (a) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the “Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval, (b) distribute to its shareholders the Proxy Statement in accordance with applicable Federal and state law and with its Articles of Incorporation and By-laws, (c) recommend (in the Proxy Statement and otherwise) to its shareholders approval of the Merger, this Agreement and the transactions contemplated hereby, (d) use its reasonable best efforts to solicit from its shareholders proxies approving the Merger, this Agreement and the transactions contemplated hereby and (e) cooperate and consult with Parent and Buyer with respect to each of the foregoing matters.

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Section 7.03 Access to Information; Confidentiality. The Company shall, and the Company shall cause each Company Subsidiary to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours, from the date hereof to the Effective Time or the earlier termination of this Agreement pursuant to Section 9.01 hereof, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by applicable law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, all information received from the Company, any Company Subsidiary, directly or indirectly, in strict confidence, until the Effective Time or, if the Merger shall not be consummated, indefinitely.

Section 7.04 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions contained in this Agreement, each of the Parties shall use all reasonable efforts, as determined by it in the exercise of its reasonable business judgment, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, (i) obtaining all necessary waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers of any other Person, (iii) defending any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; provided, however, that no Party shall be required to incur any significant additional expense in defending any such Proceedings, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement. In connection with and without limiting the foregoing, each of the Parties, shall, as determined by it in the exercise of its reasonable business judgment, (x) take all actions necessary to ensure that no state takeover statute or similar statute or regulation impedes or prevents the Merger, this Agreement or any of the other transactions contemplated by this Agreement hereby and (y) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, at Parent’s sole cost, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated by this Agreement.

(b) The Company shall give prompt written notice to Parent and buyer of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality

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becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) its failure to comply with or satisfy in any material respect any covenant, agreement or condition to be complied with or satisfied by it under this Agreement.

Section 7.05 Stock Option Plans.

(a) As soon as practicable following the date of this Agreement, but in no event later than the Closing, the Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Stock Option Plans) shall (including by adopting resolutions or taking any other necessary corporate actions) ensure that each outstanding Company Stock Option heretofore granted under any Stock Option Plan, whether or not then exercisable, shall either be (i) cancelled immediately prior to the Effective Time in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (A) the number of shares of Common Stock subject to such Option immediately prior to the Effective Time and (B) the excess of the Merger Consideration over the per share exercise price of such Option (the “Net Amount”) or (ii) converted immediately prior to the Effective Time into the right solely to receive in cash equal to the Net Amount. The Net Amount to be paid with respect to each outstanding Company Stock Option in connection with the foregoing shall be satisfied in cash. The Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option (except for the payment described above) without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

(b) Subject to Section 7.05(a) hereof, all Company Stock Options and Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any Option shall be deleted as of the Effective Time. The Company shall ensure that following the consummation of the Merger no holder of any Company Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, any Company Subsidiary, Parent or the Surviving Corporation.

(c) The Surviving Corporation shall be obligated to pay the Net Amount to holders of any Company Stock Options converted in accordance with clause (ii) of Section 7.05(a).

Section 7.06 Indemnification, Exculpation and Insurance.

(a) Parent and Buyer (on its own behalf and that of the Surviving Corporation) agree that all rights to indemnification (including the advancement of expenses) and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by this Agreement) existing now or at the Effective Time in favor of the current or former directors or officers of the Company as provided in its Articles of Incorporation and its By-laws (each as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six years after the Effective Time; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) hereunder and thereunder in respect of any such claims shall continue, without diminution, until final disposition of all such claims.

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(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors, transferees and assigns of the Surviving Corporation or its assets shall assume the obligations set forth in this Section 7.06. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, the Surviving Corporation shall, as an express condition thereof, either guarantee the indemnification obligations referred to in Section 7.06(a) hereof or take such other action to ensure that the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

(c) For a period of six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, including but not limited to, the transactions contemplated by this Agreement, covering each person currently covered by the Company’s officers’ and directors’ liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that, in satisfying its obligation under this Section 7.06(c), the Surviving Corporation shall not be obligated to pay premiums in excess of two hundred (200%) percent of the amount per annum the Company paid in its last full fiscal year (which the Company represents to be approximately $125,000); provided further, that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such two hundred (200%) percent amount.

(d) The provisions of this Section 7.06 are (i) for, and intended to be for, the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives and (ii) in addition to, and not in substitution for, or in lieu of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 7.07 Fees and Expenses.

(a) Except as otherwise provided herein and as provided in Section 7.07(b) hereof all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that this Agreement is terminated by any Party pursuant to Section 9.0l(b)(iv) or 9.01(b)(v) hereof, the Company shall promptly, and in no event later than two Business Days after the date of such termination, pay to Parent (i) the Termination Fee and the Expenses (in the case of termination pursuant to Section 9.01(b)(iv)), or (ii) the Expenses in the case of a termination pursuant to Section 9.01(b)(v), said payment (whether of the Termination Fee and the Expenses, or the Expenses, as the case may be) to be made by wire transfer of immediately available funds to an account designated by

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Parent. The agreements contained in this Section 7.07 are an integral part of the transactions contemplated by this Agreement and without these agreements Parent and Buyer would not enter into this Agreement. If the Company fails to promptly pay the amount due pursuant to this Section 7.07 and Parent commences a Proceeding that results in a judgment against the Company for the fee set forth in this Section 7.07, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the Fee at the prime rate of interest as reported by The Wall Street Journal on the date immediately prior to the date that the Termination Fee shall be required to be made pursuant to this Agreement.

Section 7.08 Public Announcements. The Parties shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form reasonably agreed to by the Parties.

Section 7.09 Continuation of Benefits. It is the intention of the Parent and Buyer, following the consummation of the transactions contemplated herein, to provide employee benefits, programs, policies and arrangements for the benefit of the employees of the Surviving Company that, in the aggregate, are generally comparable to those provided by the Company as of the date hereof; provided, however, that such employee benefits, programs, policies and arrangements may be adversely affected by changes in economic conditions that arise following the Effective Time.

Section 7.10 Labor and Employment.

(a) Responsibilities and liabilities under the Worker Adjustment and Retraining Notification Act and similar state and local laws shall rest exclusively with the Company until the Closing and, after the Closing, such responsibilities and liabilities shall rest exclusively with Parent and Buyer.

(b) Subject to any adverse economic conditions that may arise after the Effective Time, Parent and Buyer presently expect to retain a Substantial Complement of the Company’s existing workforce upon consummation of the transactions contemplated hereby for a minimum of 90 days “Substantial Complement” shall mean either at least seventy-five (75%) percent of the existing workforce or a workforce that has not been reduced by more than 45 employees from the total number of employees in the existing workforce, “Existing workforce” shall be measured as the average thereof in the 90-day period immediately preceding the Closing Date and shall include both full and part-time employees. Notwithstanding the generality of the foregoing, changes in economic conditions may adversely affect the foregoing expectations.

Section 7.11 Knowledge of Breach. The actual knowledge prior to or as of the date of this Agreement of any director or officer of the Company who is also a director, officer and/or shareholder of Parent or Buyer of a breach of, or of information that provides the basis of a claim of

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a breach of, any representation or warranty contained in Article IV hereof shall preclude Parent and Buyer from making a claim of a breach of such representation or warranty or for claiming a failure to meet the condition set forth in Section 8.02(b) hereof.

Section 7.12 Parent Vote of Common Stock. Parent hereby agrees to vote, either in person or by proxy, all shares of Common Stock owned by it in favor of approval of this Agreement and the Merger at the Shareholders Meeting.

Section 7.13 Delisting of Common Stock. The Surviving Corporation shall take all actions necessary to terminate the shares of Common Stock from listing and registration with the AMEX, in accordance with the AMEX Constitution and Rules ¶l0,379A Section 1010, and Rules 12d2-2 and 12g-4(a) promulgated under the Exchange Act, including by delivering a copy of Form 15 to the AMEX, promptly after the Effective Time.

Section 7.14 Stock Pledge and Escrow Agreement. Simultaneous with the execution of this Agreement, the four members of the Company’s Board of Directors which are part of the acquisition group shall execute a Stock Pledge and Escrow Agreement whereby all shares of Common Stock owned by them (1,150,606 shares) will be pledged to the Company in order to secure the obligations of the Parent and Buyer hereunder.

ARTICLE VIII Conditions.

Section 8.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except, to the extent permitted by applicable law, that any of such conditions may be waived in writing pursuant to Section 9.04 hereof by the joint action of the Parties:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been duly obtained.

(b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing or materially delaying the consummation of the Merger shall be in effect; provided, however, that each of the Parties shall, subject to Section 7.04(a)(iii) hereof, have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

Section 8.02 Conditions to the Obligations of Parent and Buyer to Effect the Merger. The obligations of Parent and Buyer to effect the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of the following additional conditions, except that any of such conditions may be waived by Parent and Buyer in writing pursuant to Section 9.04 hereof:

(a) Performance of Obligations of the Company. The Company shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement and required to be performed by it at or prior to the Closing Date.

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(b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality or similar qualifications contained therein) shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for any representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need be true and correct only as of such date or time), except in each of clauses (i) and (ii) for (x) changes expressly contemplated by this Agreement, and (y) such failures of representations or warranties to be true and correct (without regard to any materiality or similar qualifications contained therein) that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date hereof and there shall exist no fact or circumstance that is reasonably likely to result in a Material Adverse Effect.

(d) Consents. The Company shall have provided to Parent and Buyer evidence reasonably satisfactory to them that all of the consents and approvals set forth on Schedule 4.05 hereto have been obtained and not revoked.

(e) Legal Opinion of Counsel to the Company. The Company shall have delivered to Parent and Buyer the opinion of Adorno & Yoss, P.A., as counsel for the Company, dated as of the Closing Date, in form and substance satisfactory to Parent and Buyer and their counsel.

Section 8.03 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of the following additional conditions, except that any of such conditions may be waived by the Company in writing pursuant to Section 9.04 hereof;

(a) Performance of Obligations of Parent and Buyer. Parent and Buyer shall have performed in all material respects their agreements and covenants contained in or contemplated by this Agreement and required to be performed by them at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of Parent and Buyer set forth in this Agreement (without giving effect to any materiality or similar qualifications contained therein) shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for any representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need be true and correct only as of such date or time), except in each of clauses (i) and (ii) for (x) changes expressly contemplated by this Agreement, and (y) such failures of representations or warranties to be true and correct (without regard to any materiality or similar qualifications contained therein) that could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger and/or to result in a material adverse effect on Parent and/or Buyer.

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(c) Opinion of SRH. The Fairness Opinion shall not have been withdrawn or materially modified.

(d) Waiver of Payment. Mr. Frank F. Ferola shall have irrevocably waived, with respect to his Employment Agreement with the Company, dated January 1, 1997, an amount equal to (i) the excess, if any, of the payment due to Frank F. Ferola pursuant to his Employment Agreement as a result of the Merger, over (ii) $800,000; provided, however, that such waiver shall only apply to the Merger of Buyer with and into the Company and not any transaction involving a third party, whether pursuant to a Superior Proposal or otherwise; provided, further, that if the Closing does not occur prior to August 15, 2004, then the $800,000 amount referred to in (ii), above, shall be reduced by 5% per month for each month following August 15, 2004 until the Closing Date.

(e) Legal Opinion of Counsel to Parent and Buyer. Parent and Buyer shall have delivered to the Company the opinion of Merritt & Tenney, LLP, as counsel for Parent and Buyer, dated as of the Closing Date, in form and substance satisfactory to the Company and its counsel.

ARTICLE IX Termination and Amendment.

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the obtaining of Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Company Shareholder Approval shall not have been duly obtained at the Shareholders Meeting, including any adjournment(s) thereof;

(ii) if any governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and non-appealable;

(iii) if the Merger shall not have been consummated by August 2, 2004 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to a Party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

(iv) if the Board of Directors of the Company shall determine that a Takeover Proposal constitutes a Superior Proposal and, subject to Section 9.05 hereof, determines to seek to consummate such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.0l(b)(iv) unless and until five Business Days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company and during such five Business Day period the Company (i) informs Parent of the terms and conditions of the Superior Proposal and the identity of the Person making the Superior Proposal and (ii) otherwise cooperates

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with Parent with respect thereto (subject, in the case of this clause (ii), to the condition that the Board of Directors of the Company shall not be required to take any action that it believes, after consultation with outside legal counsel, would present a substantial risk of liability for violating its obligations to the Company or the Company’s shareholders under Applicable Law) with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that the Company may not terminate this Agreement pursuant to this Section 9.01(b)(iv) unless at the end of such five-Business Day period the Board of Directors of the Company shall continue to believe that the Takeover Proposal constitutes a Superior Proposal and the Company shall make all payments required pursuant to the terms of Section 7.07(b) hereof;

(v) if, prior to August 2, 2004, either (i) the SEC or another Federal or State agency, or (ii) a shareholder of the Company (other than a shareholder who is also a shareholder and/or Affiliate of the Parent), shall initiate any action or legal proceeding (such actions or legal proceedings to include, but shall not be limited to, a lawsuit or an administrative proceeding which, as of September 15, 2004,] the parties reasonably believe will result in a delay in the consummation of the transactions contemplated hereby for a period of more than ninety (90) days thereafter (such action or legal proceeding being referred to collectively as an “Obstructing Action”); provided, however, that in the event an Obstructing Action is determined to exist at or as of August 2, 2004, any termination of this Agreement pursuant to either Section 9.01(b)(ii) or this Section 9.01(b)(v) shall be deemed to be a termination pursuant to this Section 9.01(b)(v).

(c) by the Company, if Parent and/or Buyer shall have breached any of its respective representations, warranties, material covenants or other material agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 10 days after the giving of written notice to Parent, or

(d) by Parent, if the Company shall have breached any of its representations, warranties, material covenants or other material agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 10 days after the giving of written notice to the Company.

Section 9.02 Effect of Termination. In the event of a termination of this Agreement by the Company and/or Parent as provided in Section 9.01 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Buyer, the Company or any of their respective officers or directors, except with respect to the last sentence of Section 7.03, Section 7.07, Section 7.08, Section 9.01, this Section 9.02 and Article X hereof; provided, however that nothing herein shall, subject to Section 7.11 hereof, relieve any Party from liability for any breach hereof.

Section 9.03 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Shareholder Approval, but, after any such Approval, no amendment shall be made that requires, under Applicable Law, further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

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Section 9.04 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other Party(ies), (b) waive any inaccuracies in the representations and warranties of any other Party(ies) contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other Party(ies) contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by the Party against which enforcement is sought. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of any other rights hereunder.

Section 9.05 Procedures for Termination, Amendment, Extension or Waiver. The termination of this Agreement pursuant to Section 9.01 hereof, an amendment of this Agreement pursuant to Section 9.03 hereof or an extension or waiver pursuant to Section 9.04 hereof shall, in order to be effective, require (a) in the case of each of Parent and Buyer, action by such Party’s Board of Directors or the duly authorized designee(s) of its Board of Directors or (b) in the case of the Company, action by the Company’s Board of Directors, the duly authorized designee(s) thereof, if required by Applicable Law, the “disinterested directors” (as determined by and defined in the FBCA) thereof or the Independent Committee. The Parties hereby agree to cooperate and take all necessary action to effect the foregoing, including, without limitation, amending the Proxy Statement, and/or Schedule 13E-3 and this Agreement.

ARTICLE X General Provisions.

Section 10.01 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 10.01 shall not limit any covenant or agreement of the Parties that, by its terms. contemplates performance after the Effective Time.

Section 10.02 Notices. All notices, requests, demands and other communications given hereunder shall be in writing and shall be deemed to have been duly given upon receipt of; hand delivery; certified or registered mail, return receipt requested; or telecopier transmission with confirmation of receipt.

If to Parent and/or Buyer, to:

Eastchester Enterprises, Inc.

c/o 1850 W McNab Road

Fort Lauderdale, FL 33309

Telecopier: (954) 971-9903

Attention: Mr. Frank F. Ferola

34

With a copy (which shall not constitute notice) to:

Merritt & Tenney LLP

200 Galleria Parkway, Suite 500

Atlanta, GA 30339-3183

Telecopier: (770) 952-0028

Attention: Lex A. Watson, II, Esq.

If to the Company, to:

The Stephan Co.

1850 W. McNab Road

Fort Lauderdale, FL 33309

Telecopier: (954) 971-2633

Attention: David A. Spiegel

With copies (which shall not constitute notice) to:

Adorno & Yoss, P.A.

2601 S. Bayshore Drive, Suite 1600

Miami, FL 33133

Telecopier: (305) 858-4777

Attention: Dennis J. Olle, Esq.

            - and -

Mitrani Rynor Adamsky & Macaulay, P.A.

One Southeast Third Avenue, Suite 2200

Miami, FL 33131

Telecopier: (305) 358-0550

Attention: Robert B. Macaulay, Esq.

Section 10.03 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise clearly indicated, The table of contents and headings contained in this Agreement are for the sole purpose of convenience of reference and shall not in any way affect or limit the meaning or interpretation of any of the provisions of this Agreement. As used in this Agreement, unless the context otherwise clearly requires, (a) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”, (b) the phrase “made available” shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available, (c) words describing the singular number shall include the plural and vice versa, (d) words denoting any gender shall include all genders, (e) words denoting natural persons shall include corporations, partnerships and other entities and vice versa and (f) the words “hereof”, “herein”, “hereto” and “hereunder”, and other words of similar import, shall refer to this Agreement as a whole, and not any particular provision of this Agreement.

35

Section 10.04 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. This Agreement shall become effective when one or more counterparts have been executed by each of the Parties and delivered to each of the other Parties, it being understood that all Parties need not execute the same counterpart.

Section 10.05 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Schedules and Exhibits hereto, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) except as provided in Section 7.05, Section 7.06, and Articles II and III hereof, is not intended to confer upon any Person other than the Parties and their respective successors and permitted assigns any rights, remedies, obligations or liabilities hereunder. None of the Parties have made any representations or warranties, express or implied, except those expressly contained herein.

Section 10.06 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Florida.

Section 10.07 Publicity. Except as otherwise required by applicable law or the AMEX Constitution and Rules, for so long as this Agreement is in effect, neither the Company nor Parent (and Buyer) shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

Section 10.08 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated by any Party without the prior written consent of the other Party(ies), and any such purported assignment or delegation shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.09 Enforcement. The Parties agree that irreparable damage would occur in the event that certain of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically such provisions of this Agreement in any Federal district court of the United States or in any Florida state court located in Broward County, Florida; this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereby (a) consents to submit such Party to the personal jurisdiction of any Federal district court located in Broward County, Florida or any Florida state court located therein in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that such Party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such Party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than any Federal district court located in Broward County, Florida or any Florida state court located in Broward County, Florida and (d) waives any right to trial by jury with respect to any Proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

36

Section 10.10 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The provisions hereof are severable, and in the event that any provision hereof shall be held or declared invalid or unenforceable in any court of competent jurisdiction, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

37

IN WITNESS WHEREOF, the Company, Parent and Buyer have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

THE STEPHAN CO.

By:	/s/ David A. Spiegel
Name:	David A. Spiegel
Title:	Chief Financial Officer

EASTCHESTER ENTERPRISES, INC.

By:	/s/ Frank F. Ferola
Name:	Frank F. Ferola
Title:	President

GUNHILL ENTERPRISES, INC.

By:	/s/ Frank F. Ferola
Name:	Frank F. Ferola
Title:	President

EXHIBIT A

FAIRNESS OPINION

March 15, 2004

Board of Directors

The Stephan Company

1850 West McNab Road

Fort Lauderdale, Florida 33309

Ladies and Gentlemen:

We understand that The Stephan Company (the “Company”) proposes to enter into the Second Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Eastchester Enterprises, Inc and Gunhill Enterprises, Inc., a wholly-owned subsidiary of Eastchester Enterprises, Inc. Pursuant to the Merger Agreement, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the merger, other than 1,151,606 shares of Company Common Stock owned by four members of the Company’s Board of Directors including Frank F. Ferola, Thomas M. D’Ambrosio, John DePinto and Shouky Shaheen, will be converted into the right to receive $4.60 per share of Company Common Stock in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders (other than Frank F. Ferola, Thomas M. D’Ambrosia, John DePinto and Shouky Shaheen) of the Merger Consideration.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Merger Agreement dated March 12, 2004, (2) publicly available information concerning the Company which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company’s Common Stock from April 16, 2002 to the present and a comparison of that trading history with those of other companies which we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions which we deemed relevant, and (7) certain historical data relating to acquisitions of publicly traded companies, including percentage premiums paid in such acquisitions. We have also had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

A-1

We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial projections of the Company, we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services which is in part contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we may actively trade in the common stock of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be received in the Proposed Transaction is fair to the stockholders of the Company (other than Frank F. Ferola, Thomas M. D’Ambrosia, John DePinto and Shouky Shaheen).

Very truly yours,

SUNTRUST ROBINSON HUMPHREY CAPITAL MARKETS

A-2

EXHIBIT B

GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION AND

MERRILL LYNCH BUSINESS FINANCIAL SERVICES, INC.

COMMITMENT LETTERS

[GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION LETTERHEAD]

April 28, 2003

Mr. David Spiegel

Chief Financial Officer

Stephan Co Inc

1850 W McNab Road

Fort Lauderdale, FL 33309

Dear David:

We are pleased to submit the following proposal for permanent financing of certain real property described below. This proposal is subject to review and approval by General Electric Capital Business Asset Funding Corporation or its assigns (“GE CAPITAL”) under the GE SMART Mortgage program. If approved during such review, final terms and conditions will be established by GE CAPITAL and will be subject to GE SMART Mortgage standard, non-negotiable documentation.

Secured Party: GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION or its assigns.

Borrower: Eastchester Enterprises, a Corporation

Security: The note evidencing the loan shall be secured by a first deed of trust or first mortgage on the BORROWER’S fee simple interest in the real property and improvements thereon generally described as (A) 1850 West McNab Road, Ft. Lauderdale, FL, 4829 and (B) 4831 East Broadway Avenue, Tampa, FL, (“Property”). The loan shall be subject to the usual terms, conditions, and remedies contained in GE CAPITAL’s customary loan documents. No secondary financing or liens will be permitted, and the entire balance of the loan will be due on sale.

Loan Amount: The lower of (A) and (B) $2,500,000; 90% of the purchase price or cost to construct, or 75% of the property’s fee simple appraised value. The cost to construct specifically excludes developer’s overhead and any leasing fees not paid to independent third parties. GE CAPITAL shall select and engage an appraiser to prepare an appraisal of the Property, which shall be subject to GE CAPITAL’s review and approval.

Interest Rate: This is a variable rate loan. Interest for any given month will accrue at the rate equal to the 30-Day LIBOR rate (as published on Telerate Page 3750 as of 11:00 a.m., London Time) in effect two (2) business days prior to the first day of that month plus 3.10% (the “Variable Rate”). Based on the average weekly yield of 30 Day LIBOR from last week the Interest Rate today would be 4.41% for both (A) and (B).

Following loan closing, BORROWER will have the option, to be exercised only once and upon written notice before 2PM Eastern Time using the attached Rate Lock Letter (signed and faxed deemed as acceptable), to request that GE CAPITAL fix the Interest Rate. Upon GE CAPITAL’s receipt of such written notice, GE CAPITAL shall fix the Interest Rate based on the closing daily yield of 7-Year U.S. Dollar Interest Rate Swaps as published in the Federal Statistical Release H.15 for the date notification was received, plus 2.92%, provided however, it is understood that the Interest Rate Swap in effect for the date of notification will generally be published by the Federal Reserve H.15 two (2) business days after such notification at which time the rate will be calculated by GE CAPITAL and sent to the BORROWER. Based on the average weekly yield of 7-Year U. S. Dollar Interest Rate Swaps from last week (3.87%) the fixed Interest Rate today would be 6.79% for both (A) and (B).

Term/Amortization: (A) and (B): The term of this loan shall be 10 years with an amortization of 10 years.

Payment Schedule and Adjustments: Interest only shall be paid in advance for the month in which loan closing occurs followed by 119 principal and interest payments due and payable, in arrears, commencing on the first day of the second month following the date of loan closing and every succeeding month thereafter, with all unpaid principal and interest due on the 120th installment date.

The amount of each payment during the first twelve (12) months of the term shall be a level amount calculated as if the Loan Amount was amortized over the Amortization Term at the Variable Rate in effect at loan closing (“Amortization Rate”). Payments received will be applied first to accrued interest and then to principal.

Annually, on each anniversary of loan closing, the then outstanding principal balance will be compared with the principal balance of the loan as if amortized at the Amortization Rate. In the event the outstanding principal balance exceeds the principal balance of the loan if amortized at the Amortization Rate, BORROWER shall immediately pay the amount of such underpayment to GE CAPITAL, plus the amount of all accrued but unpaid interest. In the event the outstanding principal balance is less than the principal balance of the loan if amortized at the Amortization Rate, such overpayment will be applied to the outstanding principal balance. Additionally, the amount of each payment for the ensuing twelve (12) months will be calculated by amortizing the then outstanding principal balance at the then current Variable Rate over the remaining Amortization Term.

In the event BORROWER exercises its option to fix the interest rate as provided above, a comparison of actual payments to Amortization Rate payments will be made similar to the annual adjustment described above, a corresponding balance adjustment will be made, and a revised payment amount and principal amortization schedule will be calculated and provided to BORROWER for the remaining term.

Payment Provisions: Payments shall be due on the first day of each month except that if the loan is closed on any day after the first day of the month, BORROWER will pay at loan closing the interest for the balance of the month. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months.

Loan Fee: 0% of the Loan Amount to be paid at loan closing.

Recourse: GE CAPITAL shall have full recourse against BORROWER and its general partners, if any, for any failure to make payments as and when due on the promissory note and for the breach of any of the representations, warranties, indemnities and covenants contained in the loan documents.

Guaranty: The loans and all of BORROWER’s obligations in connection with the loans (including without limitation BORROWER’s obligations under the loan documents and any certificate and indemnity agreement regarding hazardous substances or environmental indemnity agreement) will be unconditionally and irrevocably guaranteed by The Stephan Company or the new or surviving operating entity.

Prepayment Provisions: Upon not less than fifteen (15) days’ advance written notice to GE CAPITAL, and upon payment of a prepayment premium, if any, BORROWER shall have the right to prepay all, but not less than all, of the outstanding balance of the loan. The prepayment premium shall be determined by adding the Base Premium, which is calculated by multiplying the “Base Premium Factor” by the principal balance to be prepaid, and the Variable Premium which is arrived at by (i) calculating the decrease (expressed in basis points) in the current weekly average yield of 5-Year U.S. Dollar Interest Rate Swaps as published in Federal Reserve Statistical Release H.15 (519) (“Index”), from the current average in effect immediately preceding the date the interest rate is fixed per the terms of this proposal letter to the current average in effect the week in which the prepayment is to be made, (ii) dividing the decrease by 100, (iii) multiplying the result by the following described applicable “Variable Premium Factor,” and (iv) multiplying the product by the principal balance to be prepaid. If the Index is unchanged or has increased from the one in effect immediately preceding the date the rate is fixed, no Variable Premium shall be due. The Base Premium Factor and the Variable Premium (the Variable Premium is applicable only in the event BORROWER elects to fix the Interest Rate) Factor shall be the amount shown on the following chart for the month in which prepayment occurs:

Number of Months Remaining	Years	Base Premium Factor	Variable Premium Factor
120 - 109	(10)	.05	.047
108 - 97	(9)	.04	.043
96 - 85	(8)	.03	.038
84 - 73	(7)	.02	.033
72 - 61	(6)	.01	.029
60 - 49	(5)	0.024
48 - 37	(4)	0.019
36 - 25	(3)	0.014
24 - 13	(2)	0.010
12 - 1	(1)	0.005

GE Capital may elect to accelerate the loan at any time after BORROWER’s default, in which event BORROWER shall, subject to the terms of the promissory note, be obligated to pay a prepayment premium equal to the amount determined in accordance with the foregoing schedule. No prepayment premium shall be payable with respect to condemnation awards or insurance proceeds from fire or other casualty which GE CAPITAL applies to prepayment, nor with respect to BORROWER’s prepayment of the loan in full during the last three (3) months of its term unless an event of default has occurred and remains uncured.

Insurance: BORROWER, at its own expense, will provide property, rental loss (or business interruption, as appropriate), liability and other insurance in such amounts as GE CAPITAL may from time to time require. In flood or earthquake hazard areas, GE CAPITAL may require flood or earthquake insurance. All insurance policies must be in accordance with GE CAPITAL ‘s insurance requirements and shall include any endorsements which GE CAPITAL may reasonably require.

Appraisal: As a condition of loan closing, Lender shall select and engage an appraiser to prepare an appraisal of the Property and Improvements. The report shall be addressed to Lender and provide a final estimate of value based on the property’s fee simple interest (such fee simple value to be calculated based upon the appraiser’s determination of current market rates of revenue, expenses (including property taxes), vacancy and capitalization for comparable real estate). At Lender’s option, a value based on the property’s leased fee interest may also be required.

If the appraisal report is based on proposed or in process construction, the appraiser may be requested, at a subsequent date, to verify that the construction was completed as appraised and no adverse market conditions exist that materially affect the value conclusions.

Administration Fee: With this application BORROWER shall pay a non-refundable administration fee of $6,500 per Property or $13,000. This fee includes appraisal costs, program-specific environmental screening costs, internal administrative review expenses, realty tax service fee, and any legal review fee, as may be necessary. Should the application not be approved, the Administration Fee will be refunded to BORROWER less any costs incurred by GE CAPITAL in assessing the application. By signing this proposal letter BORROWER authorizes GE CAPITAL’s ordering of the reports noted in this paragraph.

Other Expenses: BORROWER shall pay all escrow costs, recording and transfer fees and taxes, title charges, survey costs (if needed) and any other costs not specifically covered by the Administration Fee, whether or not the loan is closed.

Title Insurance: GE CAPITAL will select and engage a title company to provide title insurance and all required endorsements including, but not limited to an ALTA endorsement. ALTA surveys will not generally be required except in Texas, New Mexico, Florida, Ohio, and New York, where state requirements preclude ALTA endorsements. On occasion in other locations, a survey may be required by the title company in order to issue required coverage.

Loan Closing Date: GE CAPITAL’s obligation to fund under this proposal will terminate on 7/28/03. Notwithstanding the foregoing, BORROWER shall have one (1) option to extend the expiration date of any commitment for an additional sixty (60) days upon written request by BORROWER and payment of an extension fee of .50% of the Loan Amount on or before 7/28/03. The extension fee would be in addition to any other Loan Fee or Forward Commitment Fee and would be due and payable upon the exercising of such extension by BORROWER.

Other Conditions: This proposal is based upon preliminary information supplied by BORROWER. In the event that GE CAPITAL, based upon its review and in its sole discretion, approves this transaction, a commitment letter will be issued setting forth the terms and conditions of the transaction.

Material Adverse Change: In the event that there shall be a material adverse change in BORROWER’s, GUARANTORS’ (if any), or credit tenants’ (if any) financial condition prior to loan closing, GE CAPITAL shall have the right and option to terminate its obligations hereunder without thereby incurring any liability to BORROWER.

Bid Expiration: This bid expires on 5/7/03 if not accepted by BORROWER.

You may indicate your acceptance of this proposal by executing the enclosed copy of this letter and returning it together with the Deposit and the requested financial statements and Property information.

By accepting this proposal, BORROWER acknowledges that this letter contains the entire proposal (superseding all previous representations and agreements, either oral or written) and that there are no promises, agreements or understandings outside of this letter. BORROWER further acknowledges that this proposal is not intended and shall not be construed as a commitment by GE CAPITAL and that any commitment is subject to GE CAPITAL’s review and written approval.

We appreciate the opportunity to submit this proposal. If you have any questions or require further information, please feel free to contact us.

Respectfully,

GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION

/s/ Kenneth Partacz
Kenneth Partacz
Vice President

The above terms and conditions are hereby agreed to and accepted.

Eastchester Enterprises, a Florida corporation

By:
Title:
Date:

[MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC. LETTERHEAD]

October 21, 2002

Mr. Frank F. Ferola

Eastchester Enterprises, Inc.

1850 McNab Road

Ft. Lauderdale, FL 33309

Re: PROPOSAL FOR WCMA LINE OF CREDIT

Dear Mr. Ferola:

Merrill Lynch Business Financial Services Inc. (“MLBFS”) would be pleased to consider providing the WCMA Line of Credit hereafter described for Eastchester Enterprises, Inc. (“Customer”) upon substantially the following terms:

FACILITY TYPE: WCMA LINE OF CREDIT

Advantages of the WCMA Line of Credit: The WCMA Line of Credit combines a checking account with a revolving line of credit and certain other features to create an automated cash management system that:

Eliminates the guesswork required with conventional bank lines of credit as to the amount and timing of borrowed funds.

Ensures that only funds actually needed are borrowed, and that they are borrowed only when needed at the time that a check written on the WCMA checking account clears.

Ensures that all deposits into the WCMA checking account are automatically applied first to pay down the line of credit (with any excess automatically invested in money market funds).

As a result, interest expense is minimized, and the inconvenience and the management time required by most competitive lines of credit are eliminated.

Purpose: Support working capital.

Maximum WCMA Line of Credit: An amount equal to the lesser of: (A) $3,000,000.00, or (B) 80% of Customer’s Accounts and Chattel Paper, as shown on its regular books and records (excluding Accounts over 90 days old, directly or indirectly due from any person or entity not domiciled in the United States or from any shareholder, officer or employee of Customer or any affiliated entity), and 35% of Customer’s Inventory as shown on its regular books and records.

WCMA Interest Rate: Variable at a per annum rate equal to the sum of 2.25% plus the One-Month LIBOR (as published in The Wall Street Journal, based upon actual days elapsed over a 360-day year.

As of today, the interest rate on this facility would be 4.05%. Interest will normally be charged to the WCMA Line of Credit each month without invoicing.

Annual Line of Credit Fee: $30,000.

Initial Expiration Date: December 31, 2003 (subject to renewal annually thereafter with MLBFS’ consent).

Collateral: First lien on all business assets of Customer, now owned or hereafter acquired.

Guarantors: Customer’s wholly-owned subsidiaries

The Loan Documents evidencing the WCMA Line of Credit will contain the following covenants, as well as others of the type customarily required by lenders for similar facilities:

No Purchase of Securities. The proceeds of the WCMA Line of Credit may not be used to purchase or carry securities.

Continuity. Customer will continue and maintain its business, existence, ownership and good standing.

Fixed Charge Coverage Ratio. Customer’s “Fixed Charge Coverage Ratio” shall at all times exceed 1.25 to 1. For purposes hereof, “Fixed Charge Coverage Ratio” shall mean the ratio of: (a) income before interest (including payments in the nature of interest under capital leases), taxes, depreciation, amortization, and other non-cash charges, minus any internally financed capital expenditures, to (b) the sum of the aggregate principal and interest paid or accrued, the aggregate rental under capital leases paid or accrued, any dividends and other distributions paid or payable to shareholders, and taxes paid in cash; all as determined on a trailing 12-month basis as set forth in Customer’s regular financial statements prepared in accordance with GAAP.

Minimum Tangible Net Worth. Customer’s “Tangible Net Worth” shall at all times exceed $10,000,000.00. For the purposes hereof, the term “Tangible Net Worth” shall mean Customer’s net worth as shown on Customer’s regular financial statements prepared in accordance with GAAP, but excluding an amount equal to: (i) any Intangible Assets, and (ii) any amounts now or hereafter directly or indirectly owing to Customer by officers, shareholders or affiliates of Customer. “Intangible Assets” shall mean the total amount of goodwill, patents, trade names, trade or service marks, copyrights, experimental expense, organization expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets, and such other assets as are properly classified as “intangible assets” of the Customer determined in accordance with GAAP.

Leverage Ratio. Customer’s “Leverage Ratio” shall not at any time exceed 2.50 to 1. For purposes hereof, “Leverage Ratio” shall mean the ratio of (i) Customer’s total liabilities less any subordinated debt of Customer, to (ii) the sum of Customer’s Tangible Net Worth plus any subordinated debt of Customer. The term “Tangible Net Worth” shall mean Customer’s net worth as shown on Customer’s regular financial statements prepared in accordance with GAAP, but excluding an amount equal to: (i) any Intangible Assets, and (ii) any amounts now or hereafter directly or indirectly owing to Customer by officers, shareholders or affiliates of Customer. “Intangible Assets” shall mean the total amount of goodwill, patents, trade names, trade or service marks, copyrights, experimental expense, organization expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets, and such other assets as are properly classified as “intangible assets” of the Customer determined in accordance with GAAP. Subordinated debt shall mean any debt of Customer for borrowed money which is subordinated in right of payment and is payable on terms and conditions junior to MLBFS, and in a form and manner acceptable to MLBFS.

Please note that this letter is not a commitment by MLBFS, but rather a proposal to proceed with a formal credit review. You can expect a final answer in approximately 10-15 business days from receipt of Customer’s acceptance of this letter and the following additional information:

Completed and signed loan application

Signed proposal letter

Customer’s current accounts receivable and payable aging

schedules Customer’s current inventory report

Copy of SCI’s merger agreement

Final Fairness Opinion

Additional information and/or different terms and conditions may be required by MLBFS’ Credit Department, but will only be binding upon Customer with Customer’s approval. Of course, any final approval will be subject to customary funding conditions applicable to the WCMA Line of Credit, including receipt of documentation and assurances satisfactory to MLBFS and its continuing satisfaction with the financial and business condition of Customer and each Guarantor.

An earnest money deposit of $30,000 is requested with the acceptance of this proposal by Customer. Upon receipt of this deposit, MLBFS will conduct or have conducted lien, litigation and other related searches of the proposed borrower and any business entity providing collateral. If MLBFS does not formally approve the WCMA Line of Credit upon substantially the terms outlined above, this deposit, which will not bear interest, will be returned to Customer. In the event, MLBFS approves the WCMA Line of Credit, this deposit, less $150.00, will be applied to the Fee for the initial Term required in connection with the WCMA Line of Credit, unless Customer then chooses not to proceed, in which event it will be retained by MLBFS.

Please indicate Customer’s acceptance of this proposal on a copy of this letter in the space set forth below, and return said copy to me with the earnest money deposit within 10 days from the date hereof, the date upon which this proposal will expire.

We appreciate the opportunity to furnish this proposal to you, and look forward to becoming a part of your continued success.

If you have any questions, please do not hesitate to call.

Very truly yours,

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By:	/s/ Manny Calzone III
Manny Calzone III
Vice President
Finance Manager

ACCEPTED:

EASTCHESTER ENTERPRISES, INC.

By:
Frank F. Ferola

DATE ACCEPTED:

SCHEDULE 4.02

SUBSIDIARIES; INTEREST IN OTHER PERSONS

THE STEPHAN CO. & SUBSIDIARIES

FEDERAL ID # 59-0676812

SUBSIDIARY LISTING

NAME & ADDRESS OF ENTITY	EMPLOYER ID NUMBER
FOXY PRODUCTS, INC.	59-2101721
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL. 33309

OLD 97 COMPANY	59-0746045
4829 EAST BROADWAY, TAMPA, FLORIDA 33605

SCIENTIFIC RESEARCH PRODUCTS	59-2128937
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL. 33309

WILLIAMSPORT BARBER & BEAUTY SUPPLY CORP.	23-2668445
1231 SHERIDAN STREET, WILLIAMSPORT, PA. 17701

STEPHAN DISTRIBUTING, INC.	65-0582108
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL. 33309

STEPHAN & CO.	65-0031779
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL. 33309

SORBIE ACQUISITION CO.	25-1735309
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL. 33309

TREVOR SORBIE OF AMERICA, INC.	25-1735307
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL. 33309

TREVOR SORBIE S A, INC.	25-1760325
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL. 33309

MORRIS FLAMINGO-STEPHAN, INC.	65-0817956
204 EASTGATE DRIVE, DANVILLE, IL. 61834

MAJOR ADVANCE, INC.	32-0101798
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL. 33309

SCHEDULE 4.03

CAPITALIZATION

See Schedule 4.14(a)(i) with respect to Company Stock Options.

SCHEDULE 4.05

CONSENTS AND APPROVALS; NO VIOLATIONS

None.

SCHEDULE 4.06

SEC DOCUMENTS; FINANCIAL STATEMENTS

The following SEC reports were filed late by the Company:

Form 10-Q filed December 14, 2000

Form 10-K filed June 13, 2001

Form 10-Q filed July 10, 2001

Form 10-K filed April 19, 2002

In addition, the Company is currently not in compliance with certain SEC requirements with respect to the disclosure of its Form 10-K Part III information.

SCHEDULE 4.08

ABSENCE OF CERTAIN CHANGES OR EVENTS

Not applicable.

SCHEDULE 4.09

LITIGATION

(1) New Image Laboratories, Inc. v. The Stephan Co., Case Number 98-5060-RJK (RZx), United States District Court for the Central District of California.

(2) The Stephan Co. v. Colgate Palmolive Company, Case Number 03-CV-22167, United States District Court for the Southern District of Florida.

(3) In re: the arbitration between Sorbie Acquisition Co., v. Trevor Sorbie International, PLC, Case Number 50 T 459 566 03; In re: the arbitration between Trevor Sorbie International, PLC, v. Sorbie Acquisition Co., Case No. 50 T 133 606 03, U.S. Dist. Court for the Western District of Pennsylvania (Pittsburgh).

(4) The Stephan Company v. All These Brand Names, Inc., Index No.: 18786/02, Supreme Court of the State of New York, County of Westchester.

(5) The Stephan Co. v. Midway Importing, Inc., et al., Civil No. 03C-5442 in the U.S. District Court of the Northern District of Illinois.

SCHEDULE 4.10

CONTRACTS

None.

SCHEDULE 4.13

ABSENCE OF CHANGES IN BENEFIT PLANS;

LABOR RELATIONS

Employment Agreement, dated as of January 1, 1997, as amended March 14, 2002, by and between The Stephan Co. and Frank F. Ferola.

Employment Agreement, dated as of January 1, 1996, as amended July 1 1998, by and between The Stephan Co. and Franc Ferola.

Union Agreement, dated March 1, 2000, by and between Morris Flamingo – Stephan, Inc. and Firemen & Oilers Local No. 7 AFL-CIO.

SCHEDULE 4.14(a)

BENEFIT PLANS

Health insurance as provided to Company employees.

SCHEDULE 4.14(a)(i)

COMPANY STOCK OPTIONS

THE STEPHAN CO.

STOCK OPTIONS OUTSTANDING

AS OF JAN. 31, 2004

NAME	TOTAL	01/01/04 @$4.32	01/01/03 @$3.44	01/01/02 @$3.00	01/01/01 @$3.00	06/30/01 @$3.05	06/30/02 @$3.67	06/30/03 @$3.71	01/01/00 @$3.75	09/01/00 @$3.94	06/30/99 @$4.18	06/30/00 @$4.50	01/01/99 @$10.25	01/01/97 @$12.88	01/01/98 @$13.31
J BUSH	1,140									1,140
B STOKKING	1,710									1,710
D SPIEGEL	11,400									11,400
J PRICE	855									855
M HERNANDEZ	2,850									2,850
T KEISTER	2,850									2,850
T HAAS	4,275									4,275
J DEPINTO	25,310					5,062	5,062	5,062			5,062	5,062
C CARLSON	25,310					5,062	5,062	5,062			5,062	5,062
T D’AMBROSIO	14,250									14,250
F FEROLA	457,000	50,000	50,000	50,000	50,000				50,000	57,000			50,000	50,000	50,000
L GENOVESE	25,310					5,062	5,062	5,062			5,062	5,062
S SHAHEEN	25,310					5,062	5,062	5,062			5,062	5,062

	597,570	50,000	50,000	50,000	50,000	20,248	20,248	20,248	50,000	96,330	20,248	20,248	50,000	50,000	50,000

60

SCHEDULE 4.14(a)(ii)

ADDITIONAL MATERIAL COMPENSATION

Certain severance or termination payments due Frank F. Ferola pursuant to his Employment Agreement dated as of January 1, 1997, as amended.

Certain severance or termination payments due Franc Ferola pursuant to his Employment Agreement, dated as of January 1, 1996, as amended.

SCHEDULE 4.15

CERTAIN TAX MATTERS

Not applicable.

SCHEDULE 4.16

PARACHUTE PAYMENTS

Certain severance or termination payments due Frank F. Ferola pursuant to his Employment Agreement dated as of January 1, 1997, as amended.

Certain severance or termination payments due Franc Ferola pursuant to his Employment Agreement, dated as of January 1, 1996, as amended.

SCHEDULE 4.17

TITLE TO PROPERTIES

Not applicable.

SCHEDULE 4.18

INTELLECTUAL PROPERTY

None.

SCHEDULE 6.01

ABSENCE OF CHANGES

Not applicable.

APPENDIX B

Opinion of Financial Advisor

March 15, 2004

Board of Directors

The Stephan Company

1850 West McNab Road

Fort Lauderdale, Florida 33309

Ladies and Gentlemen:

We understand that The Stephan Company (the “Company”) proposes to enter into the Second Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Eastchester Enterprises, Inc and Gunhill Enterprises, Inc., a wholly-owned subsidiary of Eastchester Enterprises, Inc. Pursuant to the Merger Agreement, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the merger, other than 1,151,606 shares of Company Common Stock owned by four members of the Company’s Board of Directors including Frank F. Ferola, Thomas M. D’Ambrosio, John DePinto and Shouky Shaheen, will be converted into the right to receive $4.60 per share of Company Common Stock in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders (other than Frank F. Ferola, Thomas M. D’Ambrosia, John DePinto and Shouky Shaheen) of the Merger Consideration.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Merger Agreement dated March 12, 2004, (2) publicly available information concerning the Company which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company’s Common Stock from April 16, 2002 to the present and a comparison of that trading history with those of other companies which we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions which we deemed relevant, and (7) certain historical data relating to acquisitions of publicly traded companies, including percentage premiums paid in such acquisitions. We have also had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

B-1

We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial projections of the Company, we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services which is in part contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we may actively trade in the common stock of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be received in the Proposed Transaction is fair to the stockholders of the Company (other than Frank F. Ferola, Thomas M. D’Ambrosia, John DePinto and Shouky Shaheen).

Very truly yours,

SUNTRUST ROBINSON HUMPHREY CAPITAL MARKETS

B-2

THE STEPHAN CO.

PRELIMINARY FORM OF PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Frank F. Ferola, with the power of substitution, the proxies of the undersigned to vote with the same force and effect as the undersigned, all shares of common stock of The Stephan Co. (“Stephan”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Stephan at 1850 McNab Road, Fort Lauderdale, Florida 33309, on             , 2004, at              and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

Proposal 1: The approval and adoption of an Second Amended and Restated Agreement and Plan of Merger, dated as of March 24, 2004, by and among Eastchester Enterprises, Inc., Gunhill Enterprises, Inc. and Stephan, providing for the merger of Gunhill Enterprises, Inc. with and into Stephan.

☐ FOR     ☐ AGAINST     ☐ ABSTAIN

Proposal 2: Election of the following Directors:

	FOR	WITHHELD AUTHORITY
Nominee: Curtis Carlson	☐	☐
Nominee: John DePinto	☐	☐
Nominee: Thomas M. D’Ambrosio	☐	☐
Nominee: Frank F. Ferola	☐	☐
Nominee: Leonard Genovese	☐	☐
Nominee: Shouky A. Shaheen	☐	☐

Proposal 3: Approval of the Company’s Independent Auditors.

☐ FOR    ☐ AGAINST    ☐ ABSTAIN

This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted for the approval and adoption of the proposals above. Shares cannot be voted unless this proxy card is signed and returned or shares are voted in person at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Common Stockholders to be held on             , 2004, and the Proxy Statement, dated             , 2004 prior to the signing of this proxy.

Dated             , 2004

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. When a proxy is given by a partnership, it should be signed in the partnership name by an authorized person.

PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE.